                                                                   Exhibit 99.1
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-K
(Mark
One)

  [X]            ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                  For the fiscal year ended December 25, 2000

                                      OR

  [_]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                      For the transition period from to

                          Commission File No. 1-9684

                         CHART HOUSE ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)

               Delaware                              33-0147725
    (State or other jurisdiction of     (I.R.S. Employer Identification No.)
    incorporation or organization)

     640 North LaSalle, Suite 295                       60610
     Chicago, Illinois (Address of                   (Zip Code)
     Principal Executive Offices)
 Registrant's telephone number including area code: (312) 266-1100 Securities registered pursuant to Section 12(b) of the Act:

                                               Name of Each Exchange
             Title of Each Class                on which Registered
             -------------------              -----------------------
      Common Stock, par value $.01 per share  New York Stock Exchange

       Securities registered pursuant to Section 12(g) of the Act: None

   Indicate by check mark whether registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K ((S)229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in Definitive Proxy or Information Statements Incorporated by reference in Part III of this Form 10-K or any Amendment to this Form 10-K. [_]

   The aggregate market value of the voting stock held by non-affiliates of the registrant as of February 27, 2001 was $14,784,899.

   The number of shares outstanding of common stock as of February 28, 2001 was 11,806,666.

                      DOCUMENTS INCORPORATED BY REFERENCE

   Portions of the Registrant's Annual Report to Stockholders for the year ended December 25, 2000 are incorporated by reference into Part I hereof.

   Portions of the Registrant's Proxy Statement for the Annual Meeting to be held May 16, 2001 are incorporated by reference into Part III hereof.

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

                                    PART I

   This Annual Report on Form 10-K and the documents incorporated herein by reference contain forward-looking statements that have been made pursuant to provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company's expectations or beliefs concerning future events, including any statements regarding: future sales and gross profit percentages, the continuation of historical trends, the sufficiency of the Company's cash balances and cash generated from operating, financing and/or investing activities for the Company's future liquidity and capital resource needs. Without limiting the foregoing, the words "believes", "intends", "projects", "plans", "expects", "anticipates", and similar expressions are intended to identify forward-looking statements. The Company cautions that these statements are further qualified by important economic and competitive factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks of the restaurant industry, an industry with many well-established competitors with greater financial and other resources than the Company, and the impact of changes in consumer trends, employee availability and cost increases. In addition, the Company's ability to expand is dependent upon various factors, such as the availability of attractive sites for new restaurants, the ability to negotiate suitable lease terms, the ability to generate or borrow funds to develop new restaurants, the ability to obtain various government permits and licenses, and the recruitment and training of skilled management and restaurant employees. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

ITEM 1. BUSINESS.

   As of December 25, 2000, Chart House Enterprises, Inc. and its subsidiaries (the "Company") operated 46 restaurants, consisting of 40 Chart House restaurants, one Peohe's restaurant, and five Angelo and Maxie's steakhouses. The Company was incorporated in Delaware on July 25, 1985. In May 1996, the Company sold its Islands restaurant operations and in October 1998, the Company sold Solana Beach Baking Company, a wholesale bakery operated by the Company. The Angelo and Maxie's steakhouse concept was acquired in April 1999.

CONCEPTS/OPERATIONS

   Chart House operations commenced in 1961 with the opening of the first Chart House in Aspen, Colorado by a predecessor of the Company. Chart House restaurants are full-service, casual seafood dinner houses with a menu featuring fresh fish and seafood, as well as steaks, chicken and prime rib. Many of the Chart House restaurants feature an elaborate salad bar where the customer prepares his or her own salad and selects from various appetizers.

   The Company opened its Peohe's restaurant in January 1988 in Coronado, California overlooking San Diego Bay and the San Diego city skyline. Although similar to the Company's Chart House restaurants in many respects, Peohe's opened under a different name in part to minimize confusion and competition with other nearby Chart House restaurants and also to provide Chart House management a suitable vehicle for experimentation and development of different menu items, restaurant design and operating concepts. Peohe's has a more extensive and higher priced menu, higher level of service and greater variety of cooking techniques than the typical Chart House restaurant. In 2000, the restaurant introduced a full service sushi bar.

   In April 1999, the Company acquired the Angelo and Maxie's steakhouse in New York, New York. Unlike typical steakhouses, Angelo and Maxie's offers diners great steak, but serves up oversized portions at reasonable prices, all in a unique setting that's sophisticated, yet energetic, and fun. Angelo and Maxie's is a smoke-friendly establishment, and sells a revolving selection of premium cigars at the restaurant. The acquisition of the concept creates expansion opportunities for the Company.

   The Company places great emphasis upon the location, exterior and interior design of each restaurant. Each restaurant is unique and designed to fit within and complement its surroundings. A significant remodeling program of Chart House restaurants commenced in 1998. By the end of 2000, the Company had spent approximately $21 million renovating 80% of the Chart House concept restaurants over a period of 2 years, $10 million in 1999 and $11 million in 2000. The remodels serve two purposes. First, the Company is investing in the structure of each building to maximize its longevity and ensure long-term existence of the restaurant. Secondly, the image and concept are best reflected in the updated decor chosen for each location. Representative exteriors of Chart House restaurants range from the restored 18th century former office of John Hancock on Boston's Long Wharf, to the modern three-tiered glass restaurant in Philadelphia overlooking the Delaware River, which was remodeled in 1999. With a few exceptions, the Chart House restaurants are freestanding buildings.

   In 2000, the annual revenue for each restaurant currently in operation for all of 2000 ranged from $1.7 million to $10.2 million, with an average annual sales per restaurant of $3.1 million. The average dinner check at Chart House restaurants was approximately $39 per person. The average dinner check at Angelo and Maxie's was approximately $52 per person.

   The Company's business is seasonal in nature with revenues and net income for the second and third quarters greater than in the first and fourth quarters. The operating hours are typically 5:00 p.m. to 11:00 p.m. Some selected restaurants are also open for lunch and/or brunch.

   Alcoholic beverages are available at all locations. The sale of alcoholic beverages accounted for approximately 23% of the revenues generated during each of the past three years.

OPERATIONS

   Each restaurant is managed by one general manager and between two and seven assistant managers, depending on the operating characteristics and size of the restaurant. On average, general managers possess approximately five years experience with the Company. Each general manager is required to comply with an extensive operations manual which contains procedures to ensure uniform operations, consistently high quality products and service, and proper accounting for restaurant operations. The general manager and his or her assistants are responsible for training restaurant employees under a training program managed by the Company's Director of Training. Assistant managers generally are required to participate in a comprehensive management development program that emphasizes the Company's operating strategies, procedures, and standards. The aim of this program is to provide each manager with the tools needed to thrive in progressive management assignments.

   The success of each concept relies on the continued involvement of regional Directors of Operations, Vice Presidents of Operations, and the President and Chief Executive Officer of the Company. There are currently seven regional Directors of Operations, each of whom is responsible for five to eight restaurants in a designated region. The regional Directors of Operations report to one of two Vice Presidents of Operations, who report directly to the President and Chief Executive Officer of the Company.

   The involvement of operations management ranges from attracting quality management teams for the restaurants to routine visits to each location enforcing strict adherence to Company strategies, policies and standards of quality.

EXPANSION STRATEGY

   The Company's long-term strategies include expanding both the Chart House concept and the Angelo and Maxie's concept. This plan includes opening two Angelo and Maxie's in 2001 (West Palm Beach, Fl., and Reston, Va.). The Company's focus in 2001 will be to maximize its investment in the five new Angelo and Maxie's locations that will exist outside of New York City, where two Angelo and Maxie's restaurants are located. The Company's key priority will be developing brand name recognition in the new marketplaces by executing strong operations and delivering high levels of customer service, supplemented by an aggressive marketing campaign (print, radio) highlighting the Angelo and Maxie's brand name. Based on results achieved at the Angelo and Maxie's locations, the Company will determine the future growth of both Chart House and Angelo and Maxie's based on available resources and its ability to deliver adequate shareholder returns.

   When identifying and developing future restaurant sites, the Company places particular emphasis on a potential site's physical location. Trade area demographics, traffic volume, visibility, and accessibility are all key performance indicators analyzed by management. Sales and profit projections are then prepared to determine whether the economics of investment are sound. The Company accords great importance to the selection of and coordination with the architect to ensure that the proposed restaurant structure fits the Company image. Senior management is involved extensively in each facet of the site selection process.

   The rate at which the Company can successfully achieve these expansion objectives is dependent upon the success of locating acceptable sites, negotiating acceptable lease or purchase terms, obtaining requisite governmental permits and approvals, supervising location construction, recruitment and training of qualified personnel, and access to capital.

PROCUREMENT OF FOOD AND SUPPLIES

   The Company's ability to maintain consistent quality throughout its system depends in large part upon its ability to acquire food products and related items from reliable sources in accordance with Company specifications. Suppliers are pre-approved by the Company and are required to adhere to strict product specifications to ensure that high quality food and beverage products are served in the restaurants. The Company negotiates directly with the major suppliers to obtain competitive prices and uses purchase agreements to stabilize the potentially volatile pricing associated with certain commodities. Management believes that adequate alternative sources of quality food and supplies are readily available.

EMPLOYEES AND LABOR RELATIONS

   The Company employs approximately 3,300 persons, of whom approximately 50 are corporate personnel. Approximately 240 are restaurant management personnel and the remainder represent hourly restaurant personnel. None of the Company's employees are covered by a collective bargaining agreement. The Company has never experienced a work stoppage and considers its labor relations to be good.

COMPETITION

   In general, the restaurant business is highly competitive and can be affected by competition created by similar concept restaurants in a geographic area, changes in the public's eating habits and preferences, local and national economic conditions affecting consumer spending habits, population trends and traffic patterns. Key success factors in the industry are the quality and value of the food products offered, quality of service, cleanliness, name identification, restaurant location, price and attractiveness of facilities. The Company's strategy is to differentiate itself from its competitors by providing unique, high-quality seafood and meat entrees and delivering friendly and efficient service in a unique setting. Key success factors to the setting are the location, attractive decor, as well as the ambiance created by courteous and professional staff.

MARKETING

   The Company has developed an integrated marketing communications program which consists of public relations, advertising (print, direct mail, electronic mail and local radio), promotions and support for our ViewPoints Frequent Dining Program.

GOVERNMENT REGULATION

   Each of the Company's restaurants is subject to various federal, state and local laws, regulations and administrative practices affecting its business and must comply with provisions regulating, among other things, health and sanitation standards, equal employment, public accommodations for disabled patrons, minimum wages, worker safety and compensation and licensing for the sale of food and alcoholic beverages. Difficulties or failures in obtaining or maintaining required liquor licenses, or other required licenses, permits, or approvals, could delay or prevent the opening of new restaurants or adversely affect the operations of existing restaurants.

   Federal and state environmental regulations have not had a material effect on the Company's operations but more stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay construction of new restaurants and add to their construction cost.

   The Company is also subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions. A significant number of the Company's food service personnel are paid at rates related to federal and state minimum wage requirements and, accordingly, increases in the minimum wage or decreases in the allowable tip credit will increase the Company's labor cost. There can be no assurance that future legislation covering, among other matters, mandated health insurance and living wage increases, will not be enacted and subsequently have a significant effect on Company profitability.

   The Company believes it is operating in substantial compliance with applicable laws, regulations and administrative practices governing its operations.

TRADEMARKS

   The original "Chart House" logo and trademark were registered with the United States Patent and Trademark Office (the "USPTO") in 1972 and 1977, respectively. The new corporate "Chart House" logo and trademark were registered with the USPTO in August 1997. The "Peohe's" logo and trademark were registered with the USPTO in 1988. The "Angelo and Maxie's Steakhouse" word mark was registered with the USPTO in 1997. The "Angelo & Maxie's Steakhouse" logo was registered with the USPTO in April 2000. Trademarks in connection with "ViewPoints", the Company's new frequent dining program were registered with the USPTO in January 2001. Various marketing slogans and other marks are currently pending with the USPTO.

   The "Chart House" trademark and logo is licensed by the Company to the operator of one Chart House restaurant located in Honolulu, Hawaii.

EXECUTIVE OFFICERS OF THE COMPANY

   The following table sets forth certain information about the Executive Officers of the Company. The positions are with Chart House Enterprises, Inc.

   Name                     Age                    Positions Held
   ----                     ---                    --------------
   Thomas J. Walters.......  42 President and Chief Executive Officer
   William M. Sullivan.....  33 Executive Vice President and Chief Financial Officer

   Executive Officers of the Company are appointed annually by the Board of Directors and serve at the Board's discretion.

   Thomas J. Walters was promoted to Chief Executive Officer in November 1998. He joined the Company as President and Chief Operating Officer and became a member of the Board of Directors in February 1998. From March 1995 until February 1998, Mr. Walters was President of Morton's of Chicago. He also previously held the positions at Morton's of Vice President of Operations and Regional Manager from March 1993 to March 1995. Prior to Mr. Walters' association with Morton's, he was Director of Food and Beverage with the Ritz-Carlton Hotel Corporation for six years. He has also held positions as Director of Food and Beverage for the La Costa Resort & Spa, and Director of Catering and Banquet for the Hyatt Hotels Corporation.

   William M. Sullivan was promoted to Executive Vice President and Chief Financial Officer in June 1999. He joined the Company as Vice President-Finance and Controller in March 1998. From June 1995 until March 1998, Mr. Sullivan was the Chief Financial Officer for the mid-west area development group for Boston Chicken,

Inc. Prior to June 1995, he held various financial positions with Boston Chicken, Inc. and McDonald's Corporation. Mr. Sullivan is a CPA. Mr. Sullivan resigned his positions effective February 2, 2001.

ITEM 2. PROPERTIES.

   All of the restaurant properties used by the Company are subject to a lease agreement. The Company currently leases 42 Chart House restaurants, three of which are held for disposal; one Peohe's restaurant; and seven Angelo and Maxie's restaurants, two of which are expected to open in 2001. The average remaining lease term (including renewal options) as of December 25, 2000 was 8 years for the Chart House restaurants (including Peohe's) and 10 years for Angelo and Maxie's restaurants.

   Restaurant sizes range from 4,600 to 32,000 square feet with an average of 8,949 square feet. Seating capacities range from 176 to 890 with an average of 287.

   The amount of rent paid to lessors and the methods of computing rent vary considerably from lease to lease. All of the Company's restaurant property leases provide for a minimum annual rent, and most leases require payment of additional rent based on sales volume at the particular location over specified minimum levels. All of the Company's assets, are pledged as collateral under the Revolving Credit and Term Loan Agreement, as amended.

   The Company's principal executive offices occupy approximately 13,200 square feet of leased office spacein a building located in Chicago, Illinois. This lease expires in June 2003.

ITEM 3. LEGAL PROCEEDINGS.

   The Company periodically is a defendant in cases incidental to its business activities. While any litigation or investigation has an element of uncertainty, the Company believes that the outcome of any of these matters will not have a materially adverse effect on its financial condition or operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

   No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS.

   The information appearing under the caption "Common Stock Information" on page 29 of the Company's Annual Report to Stockholders for the year ended December 25, 2000 (the "Annual Report") is incorporated herein by reference.

ITEM 6. SELECTED FINANCIAL DATA.

   The selected financial data for the Company and its subsidiaries on page 13 of the Annual Report is incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

   Management's Discussion and Analysis of Financial Condition and Results of Operations appears on pages 8 through 12 of the Annual Report and is incorporated herein by reference.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

   The Company is exposed to market risk from changes in interest rates on debt and changes in commodity prices. The Company's net exposure to interest rate risk consists of its Revolving Credit that is benchmarked to the prime rate, and the Term Loan Agreement and Subordinated Promissory Notes that are benchmarked to the

LIBOR rate. The impact on the Company's results of operations of a one-point interest rate change on the outstanding debt balance as of December 25, 2000 would be approximately $226,000 in incremental interest expense. The Company does not use derivative instruments to manage borrowing costs or reduce exposure to adverse fluctuations in the interest rate. The Company does not use derivative instruments for trading purposes. The Company purchases certain commodities such as beef, seafood, chicken, and cooking oil. These commodities are generally purchased based upon purchase agreements or arrangements with vendors. These purchase agreements or arrangements may contain features that fix the commodity price or define the price from an agreed upon formula. The Company does not use financial instruments to hedge commodity prices because these purchase arrangements help control the ultimate cost paid and any commodity price fluctuations are generally short term in nature. These disclosures contain forward-looking statements. Actual results may differ based upon general market conditions.

ITEM 8. FINANCIAL STATEMENTS.

   The consolidated financial statements of the Company and its subsidiaries appear on pages 14 through 16 of the Annual Report and are incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

   None.

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

   Directors. The information appearing under the caption "Election of Directors" on pages 4 and 5 of the Company's Proxy Statement for its Annual Meeting of Stockholders to be held on May 16, 2001 (the "Proxy Statement") is incorporated herein by reference.

   Executive Officers. The information appearing under the caption "Executive Officers of the Company" included on page 5 in Item 1 of this Annual Report on Form 10-K is incorporated herein by reference.

   Compliance with Section 16(a) of the Exchange Act. The information appearing under the caption "Security Ownership of Management" on pages 13 and 14 of the Proxy Statement is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION.

   The information appearing under the caption "Executive Compensation" commencing on page 7 of the Proxy Statement is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

   The information appearing under the captions "Security Ownership of Certain Beneficial Owners" on pages 2-4 and "Security Ownership of Management" on pages 13 and 14 of the Proxy Statement is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

   The information appearing under the caption "Certain Relationships and Related Transactions" commencing on page 10 of the Proxy Statement is incorporated herein by reference.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

   (a)(1) Financial Statements:

     Included in Part II of this report are the following financial statements incorporated herein by reference to the following pages of the Annual Report.

                                                                           Page
                                                                           -----
   Consolidated Balance Sheets as of December 25, 2000 and December 27,
    1999.................................................................     14
   Consolidated Statements of Operations for the fiscal years 2000, 1999,
    and 1998.............................................................     15
   Consolidated Statements of Stockholders' Equity for the fiscal years
    2000, 1999, and 1998.................................................     15
   Consolidated Statements of Cash Flows for the fiscal years 2000, 1999,
    and 1998.............................................................     16
   Notes to Consolidated Financial Statements............................  17-26
   Report of Independent Public Accountants..............................     27

   (2) Financial Statement Schedules:

     All schedules have been omitted since the information required to be submitted has been included in the consolidated financial statements or notes thereto or have been omitted as not applicable or not required.

   (3) Exhibits:

     2.1    Asset Purchase Agreement by and among Chart House Acquisition,
            Inc., Diamond Jim's Steak House, L.L.C., Howard Levine, Richard
            Wolf, Marc Packer and, solely for purposes of Section 8.16, the Company dated as of March 17, 1999.(11)

     3.1 (1) Restated Certificate of Incorporation of the Company, as amended.(1)
            (2) Certificate of Amendment of Restated Certificate of
            Incorporation of the Company.(2)

     3.2    Amended and Restated Bylaws of the Company.(1)

     4.1    Specimen Common Stock Certificate.(2)

     4.2    Section 203 of the Delaware General Corporation Law.(2)

     10.1   (1) Registration Rights Agreement dated November 27, 1985 among the
            Company and its stockholders.(1)
            (2) First Amendment to Registration Rights Agreement dated as of
            April 28, 1986.(1)
            (3) Second Amendment to Registration Rights Agreement dated as of
            April 21, 1987.(1)
            (4) Third Amendment to Registration Rights Agreement dated as of
            September 6, 1989.(3)

     10.2 Executive Benefit and Wealth Accumulation Plan of the Company, effective January 27, 1986.(1)

     10.3   1989 Non-Qualified Stock Option Plan of the Company.(2)
              (a)Form of 1989 Non-Qualified Stock Option Plan Agreement.(2)

     10.4   1992 Stock Option Plan.(4)
              (a)Form of 1992 Stock Option Plan Agreement.(4)

     10.5   Chart House Enterprises, Inc. Severance Pay Plan dated June 10,
            1999.(14)

     10.5.1 First Amendment to Chart House Enterprises, Inc. Severance Pay Plan dated as of December 9, 1999.(14)

     10.5.2 Second Amendment to Chart House Enterprises, Inc. Severance Pay
            Plan dated as of August 2, 2000.(13)

     10.6 Stock Purchase and Sale Agreement dated as of March 10, 1997 among the Company, Chart House Investors, LLC and Alpha/ZFT
            Partnership.(6)

     10.7    Chart House Enterprises, Inc. Amended and Restated Standstill
             Agreement dated October 1, 1997.(7)

     10.7.1  Amended and Restated Standstill Agreement dated March 31,
             1999.(14)

     10.8    1996 Stock Option Plan.(8)
               (a)Form of 1996 Stock Option Plan Agreement.(8)

     10.9    1996 Nonemployee Director Stock Compensation Plan.(8)

     10.9.1  2000 Nonemployee Director Equity Compensation Plan.(11)

     10.10   Corporate Management Bonus Compensation Plan dated January 1,
             1997.(8)

     10.12   1998 Employee Stock Purchase Plan.(9)

     10.13   Asset Purchase Agreement dated September 29, 1998 by and among
             Crestone Group, L.L.C., Solana Beach Baking Company, and the
             Company.(10)

     10.14   Stock Purchase Agreement dated October 22, 1998 by and among
             Inwood Investors Partnership, L.P., the Company, Metropolitan Life
             Insurance Company, Michael C. Jolley, Kirby Gorton, and Luther's
             Acquisition Corp.(10)

     10.15   Revolving Credit and Term Loan Agreement, Dated as of April 26,
             1999 among the Company, Chart House, Inc., BankBoston, N.A., as
             Agent, and Bancboston Robertson Stephens Inc., as Arranger.(14)

     10.16   Amendment Agreement No. 1 to that certain Revolving Credit and
             Term Loan Agreement dated as of October 29, 1999.(14)

     10.17   Amendment Agreement No. 2 to that certain Revolving Credit and
             Term Loan Agreement dated as of December 24, 1999.(14)

     10.17.1 Amendment Agreement No. 9 to that certain Revolving Credit and
             Term Loan Agreement dated as of December 24, 2000.

     10.18   Sale-Leaseback Agreement dated June 23, 2000 between CH Restaurant
             Property, LLC and Chart House Inc.(12)

     10.19   Master Lease Agreement dated June 23, 2000 between CH Restaurant
             Property, LLC and Chart House, Inc.(12)

     10.20 Amended and Restated Subordinated Promissory Note and Guaranty dated February 20, 2001 between Chart House, Inc. and EGI Fund
             (00).

     10.30 Amended and Restated Guaranty dated February 20, 2001 by several subsidiaries of the Company in favor of EGI Fund (00) Investors, LLC.

     10.40   Second Amended and Restated Subordination Agreement dated as of
             February 20, 2001 among Fleet National Bank, EGI-Fund (00)
             Investors, LLC, and Chart House, Inc.

     10.50 Amended and Restated Subordinated Promissory Note and Guaranty dated February 20, 2001 between Chart House, Inc. and EGI Fund
             (01).

     10.60 Amended and Restated Guaranty dated February 20, 2001 by several subsidiaries of the Company in favor of EGI Fund (01) Investors, LLC.

     10.70   Amended and Restated Subordination Agreement dated as of February
             20, 2001 among Fleet National Bank, EGI-Fund (01) Investors, LLC, and Chart House, Inc.

     13.     Annual Report to Stockholders for the year ended December 25,
             2000.

     21.     Subsidiaries of the Company.

--------
(1) Filed as an exhibit to the Company's Registration Statement on Form S-1 dated August 27, 1987 or amendments thereto dated October 6, 1987 and October 14, 1987 (Registration No. 33-16795).
(2) Filed as an exhibit to the Company's Registration Statement on Form S-1 dated July 20, 1989 or amendment thereto dated August 25, 1989 (Registration No. 33-30089).
(3) Filed as an exhibit to Form 10-K for the fiscal year ended December 31, 1989.
(4) Filed as an exhibit to Form 10-K for the fiscal year ended December 31, 1991.
(5) Filed as an exhibit to Form 10-Q for the quarterly period ended April 1, 1996.
(6) Filed as an exhibit to Form 10-Q for the quarterly period ended March 31, 1997.
(7) Filed as Exhibit 2.1 to Amendment No. 4 to a Schedule 13D of Chart House Investors, LLC dated as of October 7, 1997.
(8) Filed as an exhibit to Form 10-K for the fiscal year ended December 30, 1996.
(9) Filed as an exhibit to Form S-8 dated December 14, 1998.
(10) Filed as an exhibit to Form 10-K for the fiscal year ended December 28, 1998.
(11) Filed as Exhibit A in the Notice of Annual Meeting of Stockholders to be held May 15, 2000.
(12) Filed as an exhibit to Form 10-Q for the quarterly period ended June 26, 2000.
(13) Filed as an exhibit to Form 10-Q for the quarterly period ended September 25, 2000.
(14) Filed as an exhibit to Form 10-K for the fiscal year ended December 27, 1999.

   (b) Reports on Form 8-K. A report on Form 8-K was filed by the Company on December 18, 2000. Item 5 was reported describing the Company's borrowings pursuant to a note in favor of a related party.

                                  SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Chart House Enterprises, Inc.

                                                  /s/ Thomas J. Walters
                                          By: _________________________________
                                                    Thomas J. Walters
                                              President and Chief Executive
                                                    Officer, Director

Date: March 12, 2001

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities on the dates indicated.

                Name                             Title                    Date
                ----                             -----                    ----


     /s/ Thomas J. Walters           President and Chief             March 12, 2001
____________________________________  Executive Officer, Director
         Thomas J. Walters

       /s/ Barbara Allen             Director                        March 12, 2001
____________________________________
           Barbara Allen

     /s/ Linda Walker Bynoe          Director                        March 12, 2001
____________________________________
         Linda Walker Bynoe

/s/ William M. Diefenderfer, III     Director                        March 12, 2001
____________________________________
    William M. Diefenderfer, III

      /s/ Jeffrey D. Klein           Director                        March 12, 2001
____________________________________
          Jeffrey D. Klein

      /s/ Robert McCormack           Director                        March 12, 2001
____________________________________
          Robert McCormack

      /s/ Stephen Ottmann            Director                        March 12, 2001
____________________________________
          Stephen Ottmann

        /s/ Samuel Zell              Chairman of the Board,          March 12, 2001
____________________________________  Director
            Samuel Zell

                                                                 Exhibit 10.17.1

                           AMENDMENT AGREEMENT NO. 9

                                to that certain

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

     This AMENDMENT AGREEMENT NO. 9 (this "Amendment") dated as of December 24,
                                           ---------
2000, is among (a) CHART HOUSE ENTERPRISES, INC. (the "Parent"), (b) CHART
                                                       ------
HOUSE, INC. (the "Borrower"), (c) FLEET NATIONAL BANK (formerly known as
                  --------
BankBoston, N.A.) and the other lending institutions listed on Schedule 1 to the
                                                               -------- -
Credit Agreement (collectively, the "Banks"), and (d) FLEET NATIONAL BANK
                                     -----
(formerly known as BankBoston, N.A.) as agent (the " Agent") for itself and the
                                                     -----
other Banks.

     WHEREAS, the Parent, the Borrower, the Banks and the Agent are parties to that certain Revolving Credit Agreement and Term Loan Agreement, dated as of April 26, 1999 (as amended and in effect from time to time, the "Credit
                                                                 ------
Agreement"), pursuant to which the Banks, upon certain terms and conditions,
---------
have agreed to make loans to, and to issue letters of credit for the benefit of, the Borrower; and

     WHEREAS, the Borrower has requested that the Agent and the Banks agree, and the Agent and the Banks have agreed, on the terms and subject to the conditions set forth herein, to amend certain of the terms and provisions of the Credit Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     (S)1.  Defined Terms.  Capitalized terms which are used herein without
            -------------
definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

     (S)2.  Amendments to Section 1 of the Credit Agreement.
            -----------------------------------------------

          Section 1.1 of the Credit Agreement is hereby amended by

          (a)  deleting the definition of "Additional Samstock Subordinated
                                           --------------------------------
     Debt" in its entirety and replacing it with the following:

               "Additional Samstock Subordinated Debt.  Unsecured subordinated
                -------------------------------------
          Indebtedness of the Borrower in an amount not more than $11,000,000 in the aggregate and the guaranty of such indebtedness by the Parent incurred pursuant to the Amended and Restated Subordinated Promissory Note and Guaranty dated as of February 20, 2001 (the "Additional Subordinated Note") made by the Borrower and the Parent in favor of EGI-Fund (01) Investors, L.L.C. and unsecured subordinated Indebtedness of the Subsidiaries of the Borrower evidenced by an amended and restated guaranty dated as of February 20, 2001 (the "Additional Subsidiary Guaranty"), made by each subsidiary of the Borrower in favor of EGI-Fund (01) Investors, L.L.C., provided that, (a) each of the Additional Subordinated Note
                  --------
          and the Additional Subsidiary Guaranty will be expressly subordinated and made junior to the payment and performance in full of all of the Obligations pursuant to the provisions of the Amended and Restated Subordination Agreement, dated as of February 20, 2001 (the "Additional Subordination Agreement"), among the Parent, the Borrower, each of the Subsidiaries of the Borrower, the Agent and EGI-Fund (01) Investors, L.L.C., (b) the proceeds of the Additional Samstock Subordinated Debt shall be used for the purpose of making payments in respect of the Contractor Liabilities, the 2001 Pre-Opening Costs and for working capital purposes, and (c) the terms of the Additional Subordinated Note, the Additional Subordinated Guaranty and any subordination agreement relating thereto shall not be amended or otherwise modified without the written consent of the Agent and the Banks."

          (b)  deleting the definition of "Adjusted Leverage Ratio" in its
                                           -----------------------
     entirety and replacing it with the following:

               "Adjusted Leverage Ratio.  As at any date of determination, the
                -----------------------
          ratio of (a) the sum of (i) Consolidated Rental Expense of the Parent and its Subsidiaries for the Reference Period ending on such date multiplied by eight (8) plus (ii) Consolidated Senior Funded
                                  ----
          Indebtedness of the Parent and its Subsidiaries outstanding on such date, over (b) Consolidated EBITDAR of the Parent and its Subsidiaries for such Reference Period."

          (c)  deleting the definition of "Consolidated EBITDA" in its entirety
                                           -------------------
     and replacing it with the following:

               "Consolidated EBITDA.  With respect to the Parent and its
                -------------------
          Subsidiaries for any fiscal period, an amount equal to Consolidated Net Income for such period, plus, to the extent deducted in the
                                      ----
          calculation of Consolidated Net Income and without duplication, (a) depreciation and amortization for such period, (b) other noncash charges for such period, (c) income tax expense for such period, (d) Consolidated Interest Charges paid or accrued during such period, (e) the non-recurring charges for such period relating to the sale of each of the properties set forth on Schedule 1A attached hereto in an
                                         -----------
          amount not to exceed $5,000,000 in the aggregate, (f) Minority Interest for such period, (g) restaurant pre-opening costs for such period, (h) severance expenses in an amount not to exceed $400,000 in respect of fiscal year 2000, and (i) expenses associated with the Rights Offering in an amount not to exceed $750,000 in the aggregate, minus, without duplication, all Pro Forma Rents for such period."
          -----

          (d)  deleting the definition of "Consolidated Financial Obligations"
                                           ----------------------------------
     in its entirety and replacing it with the following:

               "Consolidated Financial Obligations.  For any period, the sum of
                ----------------------------------
          all scheduled payments of principal on Consolidated Senior Funded Indebtedness of the Parent and its Subsidiaries made or required to be made in such period, plus Consolidated Interest Charges of the Parent and its Subsidiaries for such Period."

          (e)  deleting the definition of "Initial Samstock Subordinated Debt"
                                           ----------------------------------
     in its entirety and replacing it with the following:

               "Initial Samstock Subordinated Debt.  Unsecured subordinated
                ----------------------------------
          Indebtedness of the Borrower and the guaranty of such indebtedness by the Parent incurred pursuant to the Amended and Restated Subordinated Promissory Note and Guaranty dated as of February 20, 2001 (the "Initial Subordinated Note") made by the Borrower and the Parent in favor of Samstock, L.L.C. and subsequently assigned to EGI-Fund (00) Investors, L.L.C. and unsecured subordinated Indebtedness of the Subsidiaries of the Borrower evidenced by the amended and restated guaranty dated as of February 20, 2001 (the "Initial Subsidiary Guaranty"), made by each subsidiary of the Borrower in favor of Samstock, L.L.C. and subsequently assigned to EGI-Fund (00) Investors, L.L.C., such Indebtedness being expressly subordinated and made junior to the payment and performance in full of all of the Obligations pursuant to the provisions of the Second Amended and Restated Subordination Agreement, dated as of February 20, 2001 (the "Initial Subordination Agreement"), among the Parent, the Borrower, each of the Subsidiaries of the Borrower, the Agent and EGI-Fund (00) Investors, L.L.C., provided that, the terms of the Initial Subordinated Note, the
                  -------- ----
          Initial Subordinated Guaranty and the Initial Subordination Agreement shall not be amended or otherwise modified without the written consent of the Agent and the Banks.


          (f)  deleting the definition of "Leverage Ratio" in its entirety and
                                           --------------
     replacing it with the following:

               "Leverage Ratio.  As at any date of determination, the ratio of
               ---------------
          (a) Consolidated Senior Funded Indebtedness of the Parent and its Subsidiaries outstanding on such date, over (b) Consolidated EBITDA of the Parent and its Subsidiaries for such Reference Period."


          (g) inserting the following new definitions in the appropriate alphabetical order:

               "2001 Pre-Opening Costs.  The pre-opening costs associated with
                ----------------------
          the new units located in West Palm Beach, Florida and Reston, Virginia, in an amount not to exceed $600,000 in the aggregate."

               "Consolidated Senior Funded Indebtedness.  With respect to the
                ---------------------------------------
          Parent and its Subsidiaries for any fiscal period, Consolidated Funded Indebtedness minus the aggregate amount of Samstock Subordinated
                       -----
          Debt."

               "Contractor Liabilities.  Collectively, (i) the principal amount
                ----------------------
          of $5,543,523.60 (together with all interest and fees thereon) owed to Shawmut and described in the Shawmut Payment Agreement, (ii) $1,900,000 in the aggregate on account of Capital Expenditures or New Restaurant Capital Expenditures contracted to be made at the Borrower's Jacksonville, West 52nd Street, Atlanta, Washington, Phoenix, West Palm Beach and Reston locations, (iii) $670,000 owed to Clark Construction, and (iv) $50,000 of development expenses, including preliminary design and site investigation expenses, related to the Chicago, Illinois and the Lincolnshire, Illinois locations."

               "Rights Offering.  That certain offering of nontransferable
                ---------------
          rights to stockholders of the Parent to purchase an aggregate of up to $8,000,000 newly issued shares of Series A senior convertible redeemable preferred stock of the Parent, par value $1.00 per share (the "Preferred Stock")."

               "Shawmut. Shawmut Woodworking & Supply Co., Inc. (d/b/a Shawmut
                -------
          Design and Construction)."

               "Shawmut Payment Agreement.  The Agreement dated as of February
                -------------------------
          2, 2001 between the Parent and Shawmut pursuant to which the Parent agreed to a payment schedule for all outstanding amounts owed to Shawmut."

               "Subordinated Debt Documents.  Collectively, the Initial
                ---------------------------
          Subordinated Note, the Initial Subsidiary Guaranty, the Initial Subordination Agreement, the Additional Subordinated Note, the Additional Subsidiary Guaranty and the Additional Subordination Agreement."

     (S)3.  Amendment to Section 2 of the Credit Agreement.  Section 2.1 of the
            ----------------------------------------------
Credit Agreement is hereby amended by deleting the last two sentences thereof in their entirety.

     (S)4.  Amendments to Section 4 of the Credit Agreement.
            -----------------------------------------------

     (a) Section 4.3.2 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

               "4.3.2.  Annual Excess Operating Cash Flow Recapture.
                        -------------------------------------------

               For each fiscal year of the Parent ending on or after December 31, 2001, the Borrower shall make a prepayment of principal on the Term Loan in an amount equal to seventy-five percent (75%) of Excess Operating Cash Flow for such fiscal year, such mandatory prepayment to be due one hundred five (105) days after the end of each applicable fiscal year and to be applied against the remaining scheduled installments of principal due on the Term Loan pro rata, with any
                                                         --------
          remaining amounts to be applied against the outstanding amount of the Revolving Credit Loans."


     (b) Section 4.3.3 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

          "Notwithstanding the foregoing, and whether or not a Default or Event of Default then exists or would result therefrom, the gross cash proceeds from the Rights Offering (together with the $5,000,000 of Samstock Subordinated Debt to remain outstanding following the consummation of the Rights Offering) shall be used to repay the Contractor Liabilities, the 2001 Pre-Opening Costs, the Samstock Subordinated Debt, accrued interest and fees in respect of the Samstock Subordinated Debt and expenses relating to the Rights Offering."

     (S)5.  Amendment to Section 10 of the Credit Agreement.  Section 10.4(i) of
            -----------------------------------------------
the Credit Agreement is hereby amended by (a) inserting after the words "each fiscal month of the Parent," the words "(a)", and (b) inserting after the words "satisfactory to the Banks" the words ", and (b) the monthly management report of the Parent and its Subsidiaries for the next fiscal month, such monthly management report to be substantially in the form of the monthly management report previously delivered to the Banks and otherwise in form satisfactory to the Banks."

     (S)6.  Amendments to Section 11 of the Credit Agreement.
            ------------------------------------------------

     (a) Section 11.5.2 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

     "Notwithstanding the foregoing and the provisions of (S)4.3.3, the Borrower shall be permitted to assign the ground lease for its Inner Harbor, Baltimore, Maryland location for an aggregate gross amount of not less than $900,000, such proceeds to be applied against the outstanding amount of the Revolving Credit Loans."

     (b) Section 11.11 of the Credit Agreement is hereby amended by deleting the words "Other than the Samstock Subordinated Debt and, except" and replacing them with the words "Other than the Samstock Subordinated Debt and the Rights Offering (including the standby purchase arrangement contemplated thereunder), and except".

     (c) Section 11 of the Credit Agreement is hereby amended by inserting the following new Section 11.16 at the end thereof:

          "11.16.  Subordinated Debt.  The Borrower will not, and will not
                   -----------------
     permit any of its Subsidiaries to, prepay, redeem or repurchase any of the Samstock Subordinated Debt, provided that:

(a) The Borrower may pay regularly scheduled accrued and unpaid interest pursuant to the terms of the Samstock Subordinated Debt, so long as (i) no Default or Event of Default then exists and none would exist after giving effect to any such payment of interest, (ii) the outstanding principal amount of the Samstock Subordinated Debt is (x) less than or equal to $5,000,000 and the Leverage Ratio is less than 2.50:1.00 as at the end of the most recently ended fiscal quarter of the Borrower ,or (y) greater than $5,000,000 and the Leverage Ratio is less than 2.00:1.00, and (iii) the Borrower has provided to the Agent a pro forma compliance certificate
                                          ---------
     evidencing compliance (after giving effect to the payment of such interest) with the financial covenants set forth in (S)12 hereof and with clause (ii) of this paragraph (a); and

(b) Whether or not a Default or Event of Default then exists or would result therefrom, the Samstock Subordinated Debt (including accrued interest and fees thereon) may be prepaid with the proceeds of the Rights Offering, so long as (i) the Rights Offering yields gross cash proceeds to the Borrower of not less than $8,000,000, and (ii) such payment is made prior to July 31, 2001.

     (S)7.  Amendments to Section 12 of the Credit Agreement.  Section 12 of the
            ------------------------------------------------
Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

                   "12.  FINANCIAL COVENANTS OF THE BORROWER.
                         -----------------------------------

          The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

          12.1.  Leverage.
                 --------

          The Borrower will not, as of the end of any Reference Period ending on a date at any time during any period described in the table set forth below, permit the Leverage Ratio for such Reference Period to exceed the ratio set forth opposite such period in such table:

                    Period                        Ratio
                    ------                        -----

       December 25, 2000 through March 26, 2001         4.20:1.00
         March 27, 2001 through June 25, 2001           3.70:1.00
       June 26, 2001 through September 24, 2001         3.30:1.00
     September 25, 2001 through December 31, 2001       3.30:1.00
         January 1, 2002 through April 1, 2002          3.25:1.00
          April 2, 2002 through July 1, 2002            3.00:1.00
       July 2, 2002 through September 30, 2002          2.75:1.00
      October 1, 2002 through December 30, 2002         2.50:1.00
                     Thereafter                         2.00:1.00


          12.2.  Intentionally omitted.
                 ---------------------


          12.3.  Debt Service. The Borrower will not, as of the end of any
                 ------------
     Reference Period ending on any date at any time during any period described in the table set forth below, permit the Debt Service Coverage Ratio for such Reference Period to be less than the ratio set forth opposite such period in such table.


                       Period                             Ratio
                       ------                             -----
     December 25, 2000 through September 24, 2001      1.075:1.00
     September 25, 2001 through December 31, 2001       1.10:1.00
        January 1, 2002 through July 1, 2002            1.20:1.00
         July 2, 2002 through June 30, 2003             1.25:1.00
                     Thereafter                         1.30:1.00

          12.4.  Interest Coverage. The Borrower will not, as of the end of any
                 -----------------
     Reference Period ending on any date at any time during any period described in the table set forth below, permit the Interest Coverage Ratio for such Reference Period to be less than the ratio set forth opposite such period in such table:


                       Period                             Ratio
                       ------                             -----

     December 25, 2000 through March 26, 2001           1.25:1.00
     March 27, 2001 through September 24, 2001          1.30:1.00
      September 25, 2001 through July 1, 2002           1.35:1.00
      July 2, 2002 through December 30, 2002            1.50:1.00
      December 31, 2002 through June 30, 2003           1.60:1.00
                     Thereafter                         1.80:1.00

          12.5.  Capital Expenditures.
                 --------------------

          (a) The Borrower will not make, or permit any Subsidiary of the Borrower to make, Capital Expenditures in any fiscal year that exceed $35,000,000 in the aggregate in fiscal year 2000, $11,750,000 (of which $8,863,523.60 constitutes Contractor Liabilities) in the aggregate in fiscal year 2001, $3,500,000 in the aggregate in fiscal year 2002, $4,000,000 in the aggregate in fiscal year 2003 and $5,000,000 in the aggregate in fiscal year 2004; provided, however, that, if during any
                                    --------  -------
     fiscal year the amount of Capital Expenditures permitted for such fiscal year is not so utilized, fifty percent (50%) of such unutilized amount may be utilized in the next succeeding fiscal year but not in any subsequent fiscal year. Notwithstanding the foregoing, any Capital Expenditures made in connection with the Acquisition shall not be Capital Expenditures for purposes of this (S)12.5(a).

          (b) The Borrower will not enter into, or permit any Subsidiary of the Borrower to enter into, any agreement to fund any New Restaurant Capital Expenditures. Notwithstanding the foregoing, the Borrower shall be permitted to make payments in respect of the Contractor Liabilities and the 2001 Pre-Opening Costs provided, that such payments shall be made solely
                            --------
     with the proceeds from the Samstock Subordinated Debt, and that the Borrower provides the Agent with invoices and such other supporting documentation as the Agent may reasonably request in connection with such payments.

          12.6.  Adjusted Leverage Ratio. The Borrower will not, as of the end
                 -----------------------
     of any Reference Period ending on a date at any time during any period described in the table set forth below, permit the Adjusted Leverage Ratio for such Reference Period to exceed the ratio set forth opposite such period in such table:


                        Period                                    Ratio
                        ------                                    -----

       December 25, 2000 through March 26, 2001                 6.50:1.00
         March 27, 2001 through June 25, 2001                   6.20:1.00
        June 26, 2001 through December 31, 2001                 6.00:1.00
         January 1, 2001 through July 1, 2002                   5.50:1.00
          July 2, 2002 through March 31, 2003                   5.25:1.00
          April 1, 2003 through June 30, 2003                   5.00:1.00
        July 1, 2003 through September 29, 2003                 4.75:1.00
                      Thereafter                                4.50:1.00


          12.7.  Minimum EBITDA.
                 --------------

          (a) The Borrower will not, as of the end of any quarter ending during any period described in the table set forth below, permit Consolidated EBITDA for such fiscal quarter to be less than the amount set forth opposite such period in such table:


                    Period                                        Amount
                    ------                                        ------

       December 25, 2000 through March 26, 2001                 $2,000,000
         March 27, 2001 through June 25, 2001                   $2,500,000
       June 26, 2001 through September 24, 2001                 $2,200,000
     September 25, 2001 through December 31, 2001               $1,800,000
        January 1, 2002 through April 1, 2002                   $2,000,000
          April 2, 2002 through July 1, 2002                    $3,100,000
       July 2, 2002 through September 30, 2002                  $2,500,000
      October 1, 2002 through December 30, 2002                 $1,800,000


          (b) The Borrower will not, as of the end of any Reference Period ending on a date at any time during any period described in the table set forth below, permit Consolidated EBITDA for such Reference Period to exceed the ratio set forth opposite such period in such table:


       December 31, 2002 through March 31, 2003                $10,450,000
         April 1, 2003 through June 30, 2003                   $10,700,000
       July 1, 2003 through September 29, 2003                 $10,800,000
     September 30, 2003 through December 29, 2003              $10,900,000



     (S)8.   Amendment to Section 15 of the Credit Agreement. Section 15.1(r) of
             -----------------------------------------------
the Credit Agreement is hereby amended by inserting the words "(other than by virtue of operation of the Third Amended and Restated Standstill Agreement, dated as of February __, 2001, among the Parent, EGI-Chart House Investors, LLC, Samstock, L.L.C. and the other parties named therein or the exercise of voting rights of the holders of the Preferred Stock)" at the end thereof.

     (S)9.   Amendment to Schedules to Credit Agreement.  Schedule 1 to the
             ------------------------------------------   -------- -
Credit Agreement is hereby deleted in its entirety and replaced with the new
Schedule 1 attached hereto.
-------- -

     (S)10.  Affirmation and Acknowledgement of the Banks.  The Agent and the
             --------------------------------------------
Banks hereby affirm and acknowledge to the Parent, the Borrower and the Subsidiary Guarantors that, on the Effective Date, the Events of Default in respect of the financial covenants set forth in (S)12 of the Credit Agreement for the fiscal quarter ended December 25, 2000 have been cured or waived.

     (S)11.  Affirmation and Acknowledgment of the Parent and the Borrower.
             -------------------------------------------------------------
Each of the Parent and the Borrower hereby affirm and acknowledge to the Banks as follows:

     (a) The Borrower hereby ratifies and confirms all of its Obligations to the Banks, including, without limitation, the Loans, and the Borrower hereby affirms its absolute and unconditional promise to pay to the Banks all indebtedness, obligations and liabilities in respect of the Loans, the Letters of Credit, and all other amounts due under the Credit Agreement as amended hereby. The Borrower hereby confirms that the Obligations are and remain secured pursuant to the Security Documents and pursuant to all other instruments and documents executed and delivered by the Borrower as security for the Obligations.

     (b) The Parent hereby acknowledges the provisions of this Amendment and hereby reaffirms its absolute and unconditional guaranty of the Borrower's payment and performance of the Obligations as more fully described in the Parent Guaranty. The Parent hereby confirms that its obligations under the Parent Guaranty are and remain secured pursuant to the Security Documents to which it is a party.

     (S)12.  Representations and Warranties.  The Parent and the Borrower hereby
             ------------------------------
represent and warrant to the Banks as follows:

     (a) The execution and delivery by the Parent, the Borrower and each Subsidiary Guarantor of this Amendment, and the performance by the Parent, the Borrower and each Subsidiary Guarantor of its obligations and agreements under this Amendment and the Credit Agreement as amended hereby, are within the corporate authority of the Parent, the Borrower, and each Subsidiary Guarantor, have been duly authorized by all necessary corporate proceedings on behalf of the Parent, the Borrower and each Subsidiary Guarantor and do not and will not contravene any provision of law, statute, rule or regulation to which the Parent, the Borrower or any Subsidiary Guarantor is subject or any of the Parent's, the Borrower's, or any Subsidiary Guarantor's charter, other incorporation papers, by-laws or any stock provision or any amendment thereof or of any agreement or other instrument binding upon the Parent, the Borrower or any Subsidiary Guarantor, the contravention of which would materially adversely affect the business, assets or financial condition of the Borrower and its Subsidiaries, considered as a whole, or of the Borrower, considered individually.

    (b) This Amendment and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of the Parent, the Borrower and each Subsidiary Guarantor, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights in general, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c) No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Parent, the Borrower or any Subsidiary Guarantor of this Amendment or the Credit Agreement as amended hereby.

     (d) The representations and warranties contained in (S)9 of the Credit Agreement are true and correct at and as of the date made and as of the date hereof, except to the extent of changes resulting from transactions contemplated or permitted by this Amendment and the other Loan Documents, changes which have been disclosed to the Agent and the Banks prior to the date hereof and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date.

     (e) Each of the Parent, the Borrower and each Subsidiary Guarantor has performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and as of the date hereof, after giving effect to the provisions hereof, there exists no Event of Default or Default.

     (f) Except for the Contractor Liabilities, none of the Parent, the Borrower or any Subsidiary Guarantor has any liability for, or on account of, New Restaurant Capital Expenditures as of the Effective Date.

     (S)13.    Effectiveness.  This Amendment shall become effective as of
               -------------
December 24, 2000 upon the date (the "Effective Date") on which the Agent
                                      --------------
receives each of the following:

     (a) a fully executed counterpart hereof signed by each of the Parent, the Borrower, the Subsidiary Guarantors and the Banks;

     (b) a guaranty granted by Samstock, L.L.C. in favor of the Agent, for the benefit of the Banks, of the obligations incurred pursuant to the Additional Subordinated Note;

     (c) an amendment fee in the amount of $77,500 for the pro rata accounts of the Banks;

     (d) evidence that the Subordinated Debt Documents have been duly executed and delivered by the respective parties thereto and shall be in full force and effect; and

     (e) board resolutions authorizing the Parent and the Borrower to enter into and carry out the terms of the Subordinated Debt Documents, all in form and substance satisfactory to the Agent and the Banks.


     (S)14.    Miscellaneous Provisions.
               ------------------------

     (a) Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Credit Agreement shall be read and construed as one instrument.

     (b) This Amendment is intended to take effect as an agreement under seal and shall be construed according to and governed by the laws of The Commonwealth of Massachusetts.

     (c) This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

     (d) The Borrower hereby agrees to pay to the Agent, on demand by the Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Agent in connection with the preparation of this Amendment (including reasonable legal fees).

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                              CHART HOUSE ENTERPRISES, INC.


                              By:______________________________
                              Title:  President & Chief Executive Officer

                              CHART HOUSE, INC.


                              By:______________________________
                              Title:  President & Chief Executive Officer


                              FLEET NATIONAL BANK (f/k/a BankBoston, N.A.), individually and as Agent


                              By:______________________________
                              Title:


                              BNP PARIBAS


                              By:______________________________
                              Title:


                              By:______________________________
                              Title:


                              ING (U.S.) CAPITAL LLC

                              By:______________________________
                                  Name:
                                  Title:

                           RATIFICATION OF GUARANTY

          Each of the undersigned guarantors (each, a "Subsidiary Guarantor") hereby acknowledges and consents to the foregoing Amendment as of December __, 2000, and agrees that the Subsidiary Guaranty (as defined in the Credit Agreement, and each other guaranty executed by a Subsidiary Guarantor after the Closing Date pursuant to the terms of the Credit Agreement) from each Subsidiary Guarantor in favor of the Agent and each of the Banks remains in full force and effect, and each of the Subsidiary Guarantors confirms and ratifies all of its obligations thereunder.



                              CHART HOUSE ENTERPRISES OF IDAHO, INC., as
                              Subsidiary Guarantor


                              By:______________________________
                              Title:  Assistant Secretary


                              CHART HOUSE ENTERPRISES OF PUERTO RICO, INC., as Subsidiary Guarantor


                              By:______________________________
                              Title:  President & Chief Executive Officer


                              CHART HOUSE OF ANNAPOLIS, INC., as Subsidiary Guarantor


                              By:______________________________
                              Title:  President & Chief Executive Officer


                              CHART HOUSE OF MARYLAND, INC., as Subsidiary
                              Guarantor


                              By:______________________________
                              Title:  President & Chief Executive Officer

                              CHART HOUSE ACQUISITION, INC., as Subsidiary
                              Guarantor


                              By:______________________________
                              Title:  President & Chief Executive Officer


                              BIG WAVE, INC., as Subsidiary Guarantor


                              By:______________________________
                              Title:  President & Chief Executive Officer


                              CORK 'N CLEAVER, INC., as Subsidiary Guarantor


                              By:______________________________
                              Title:  President & Chief Executive Officer


                              ANALOS COMPANY, as Subsidiary Guarantor


                              By:______________________________
                              Title:  President & Chief Executive Officer

                              WEST 52/nd/ STREET, INC., as Subsidiary Guarantor


                              By:______________________________
                              Title:  President & Chief Executive Officer

                              CHART HOUSE ACQUISITION OF NEVADA, INC., as
                              Subsidiary Guarantor


                              By:______________________________
                              Title:  President & Chief Executive Officer

                              CHART HOUSE ACQUISITION OF MARYLAND, INC., as Subsidiary Guarantor


                              By:______________________________
                              Title:  President & Chief Executive Officer

                                  Schedule 1
                                  ----------
                           (as of December 24, 2000)
                           --- -- -------- --- -----


--------------------------------------------------------------------------------------------------------------
                                      Revolving
                                       Credit             Commitment              Term             Commitment
           Banks                     Commitment           Percentage           Commitment          Percentage
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
 Fleet National Bank (f/k/a
 BankBoston, N.A.)                    $ 8,750,000              50%              $ 6,750,000             50%
 Domestic and Eurodollar
 Lending Office
 100 Federal Street
 Boston, MA  02110
 Attn: Thomas P. Tansi
 Vice President
--------------------------------------------------------------------------------------------------------------
 Paribas
 Domestic and Eurodollar              $ 4,375,000              25%              $ 3,375,000             25%
 Lending Office
 227 West Monroe
 Suite 3300
 Chicago, IL  60606
 Attn: Steve Heinen
--------------------------------------------------------------------------------------------------------------
 ING (US) LLC
 Domestic and Eurodollar              $ 4,375,000              25%              $ 3,375,000             25%
 Lending Office:
 233 South Wacker Drive,
 Suite 5200
 Chicago, IL  60606
 Attn:  Gil Kirkpatrick

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
   Totals:                            $17,500,000             100%              $13,500,000            100%

--------------------------------------------------------------------------------------------------------------

                                                                   EXHIBIT 10.20

 THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
 AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED EXCEPT
   (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT
 TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE ACT CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR
                             STATE SECURITIES LAWS

  THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF ALL INDEBTEDNESS OF THE ISSUER (THE "SENIOR DEBT") INCURRED
 PURSUANT TO THAT CERTAIN REVOLVING CREDIT AND TERM LOAN AGREEMENT DATED AS OF APRIL 26, 1999 (AS AMENDED FROM TIME TO TIME, THE "SENIOR CREDIT AGREEMENT") BY AND AMONG CHART HOUSE ENTERPRISES, INC., A DELAWARE CORPORATION ("PARENT"), THE
 COMPANY (AS DEFINED BELOW), BANK BOSTON, N.A. (n/k/a FLEET NATIONAL BANK), AS AGENT ("AGENT") AND THE FINANCIAL INSTITUTIONS SIGNATORIES THERETO, PURSUANT TO
 THAT CERTAIN SECOND AMENDED AND RESTATED SUBORDINATION AGREEMENT OF EVEN DATE HEREWITH (AS AMENDED FROM TIME TO TIME, THE "SUBORDINATION AGREEMENT") EXECUTED BY AGENT, PARENT, THE COMPANY, THE SUBSIDIARY GUARANTORS PARTY THERETO, AND EGI
                          FUND (00) INVESTORS, L.L.C.

                             Amended and Restated
                   Subordinated Promissory Note and Guaranty
                   -----------------------------------------

Chicago, Illinois
February 20, 2001                                                  $2,000,000.00

     FOR VALUE RECEIVED, CHART HOUSE, INC., a Delaware corporation (the "Company"), promises to pay to the order of EGI Fund (00) Investors, L.L.C., a Delaware limited liability company, or its assigns ("Holder", which term shall include the holder, from time to time, of this Note) the sum of Two Million and No/100ths Dollars ($2,000,000.00), in legal tender of the United States, together with interest (computed on the basis of a 360-day year of twelve 30-day months for actual days elapsed) on the principal amount outstanding from time to time as provided in Section 1 hereof.

     1.   Payments of Principal and Interest.
          ----------------------------------

          (a) (i) Interest shall accrue on the unpaid principal of this Note and shall be computed at a rate per annum from time to time equal to the Then Applicable Eurodollar Rate (as defined below) plus sixteen percent (16%),
                                                   ----
     with such rate to change when and as such Then Applicable Eurodollar Rate changes. Subject to the foregoing, interest hereunder shall be applicable, and otherwise computed, for Interest Periods and in a manner identical to the Interest Periods and manner applicable to the Loans under the Senior Credit Agreement (including Revolving Credit Loans and Term Loans). As used in this Note, "Then Applicable Eurodollar Rate" shall mean, at any time, and from time to time, the Eurodollar Rate then applicable to the Loans under the Senior Credit Agreement (including Revolving Credit Loans and Term Loans), or any portion thereof, for the Eurodollar Rate Loan with the Interest Period with the then shortest remaining duration. If at the time the Then Applicable Eurodollar Rate is to be calculated there is no outstanding Eurodollar Rate Loan applicable to the Loans under the Senior Credit Agreement (including Revolving Credit Loans and Term Loans), the Then Applicable Eurodollar Rate shall equal the Eurodollar Rate which would be applicable to a Loan for a one month Interest Period under the terms of the Senior Credit Agreement. Except as provided below, to the extent permitted by applicable law, accrued but unpaid interest owing on this Note shall be added to the principal balance of this Note as of each Interest Payment Date applicable to the Eurodollar Rate Loan used in calculating the Then Applicable Eurodollar Rate, and shall accrue interest as if it were additional principal hereunder.

          (ii) Notwithstanding the foregoing, at such time that either (A) the Senior Debt has been paid in full in cash or the Senior Credit Agreement shall otherwise be terminated or no longer in full force and effect (the "Senior Payment Date"), or (B) each of the following shall be true: (I) no Default or Event of Default shall exist under the Senior Credit Agreement (and none would exist after giving effect to the payment of such interest),
     (II) if the outstanding principal amount of the Samstock Subordinated Debt (as defined in the Senior Credit Agreement) is (x) less than or equal to $5,000,000 and the Leverage Ratio (under the Senior Credit Agreement) is less than 2.50:1.00 as at the end of the most recently ended fiscal quarter of the Company, or (y) greater than $5,000,000 and the Leverage Ratio is less than 2.00:1.00 as at the end of the most recently ended fiscal quarter of the Company, and (III) the Company has delivered to Agent a pro forma compliance certificate evidencing compliance (after giving effect to the payment of such interest) with the financial covenants set forth in Section 12 of the Senior Credit Agreement and with clause (II) above, then in either such case of (A) or (B) above, the Company may make, and Holder may receive, payment of accrued interest on the unpaid principal of this Note on each Interest Payment Date applicable to the Eurodollar Rate Loan used in calculating the Then Applicable Eurodollar Rate.

          (iii) The calculation of the Then Applicable Eurodollar Rate and the interest rate hereunder, and the determination of advances and payments made hereunder shall be made and determined by Holder and shall be binding upon the Company absent manifest error. If not sooner paid, the total unpaid principal balance, all accrued but unpaid interest, and all other amounts owing hereunder, shall be due and payable on the Maturity Date (as hereinafter defined). All payments of principal and interest shall be made to the holder of this Note not later than 1:00 p.m. (Chicago time) on the date and at the place of payment designated by the holder hereof as aforesaid, and any payment received on such date but after such hour shall be deemed to have been paid to and received by the holder hereof on the next succeeding business day. If the date on which any payment is required to be made pursuant to this Note is not a business day, then such payment shall be due and payable on the next succeeding date which is not a Saturday, Sunday or legal holiday, and such extension of time shall be included in computing interest. All payments of principal and interest made hereunder shall be applied first to accrued interest and then to principal.

          (b) As used in this Note, the term "Maturity Date" shall mean the date which is the first to occur of (i) March 31, 2005, and (ii) the date on which the right to accelerate payment of this Note accrues to the holder hereof as provided in this Note.

          (c) All payments hereunder shall be made without reduction, and shall not be subject to any claim or offset of any kind or nature whatsoever. Without limiting the foregoing, all payments made by the Company or Parent under this Note shall be made free and clear of, and without deduction or withholding for or on account of, any future income, stamp or other taxes, levies, imposts, deductions, charges, or withholdings, excluding taxes imposed on net income of Holder (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts so payable to Holder hereunder, the amounts so payable to Holder shall be increased to the extent necessary to yield to Holder (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Note.

          (d) The terms and provisions of Sections 6.5 - 6.7 of the Senior Credit Agreement shall be applicable to the indebtedness owing under this Note, to the extent applicable, and with the necessary conforming modifications.

          (e) After all principal, accrued interest, and all other amounts at any time owed on this Note have been paid in full in cash, this Note shall be surrendered to the Company for cancellation.

     2.   Prepayment by the Company.
          -------------------------

          (a)  Optional Prepayment.  This Note may be prepaid in whole or in
               -------------------
part without penalty or premium, together with all accrued interest on the amount prepaid, and all other obligations then due and owing hereunder. Any prepayment amount shall be first applied to collection costs and other amounts (excluding principal and interest) due hereunder, then to accrued interest hereunder, and then to principal.

          (b)  Mandatory Prepayment.
               --------------------

               (i) On the Rights Offering Closing Date (as hereinafter defined), the Company shall apply the proceeds of the Rights Offering (as hereinafter defined) to pay to Holder in full in cash the entire outstanding principal (including capitalized interest) of, accrued but unpaid interest on, and all other amounts owing under this Note. The "Rights Offering Closing Date" shall mean the date on which Series A senior convertible redeemable preferred stock of Parent, par value $1.00 per share (the "Preferred Stock") is issued and sold by Parent to stockholders of Parent as have elected to purchase the Preferred Stock pursuant to that certain offering (the "Rights Offering") of nontransferable rights to the stockholders of Parent to purchase an aggregate of up to $8,000,000 newly issued Preferred Stock (the "Rights Offering Closing").

               (ii) From and after the Senior Payment Date, the Company shall make to Holder payment of all principal outstanding hereunder (including without limitation capitalized interest and fees) in equal quarterly installments on the last day of each March, June, September and December thereafter, and on the Maturity Date, commencing on the first of such dates to occur after the Senior Payment Date.

     3.   Events of Default.  Each of the following shall constitute an "Event
          -----------------
of Default," whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Company, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body:

          (a) The Company or Parent defaults in payment of the outstanding principal, any accrued and unpaid interest on this Note or any other payments due hereunder when the same become due and payable in accordance with the terms of this Note; or

          (b) The Company or Parent fails to observe, perform or comply with any covenant, condition or agreement to be observed, performed or complied with under this Note, and if such failure can be cured, such failure continues unwaived and uncured for thirty (30) days following the date the Company and Parent receives written notice from Holder of such nonperformance (it being acknowledged that such 30-day cure and notice period shall not apply to Section 6(e)(ii)); or

          (c) Any representation or warranty made by the Company or Parent herein shall prove to have been untrue or incorrect in any material respect on or as of the date made; or

          (d) The Company or any Guarantor shall (i) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for, or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its assets domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

          (e) A case or other proceeding shall be commenced against the Company or any Guarantor in any court of competent jurisdiction seeking (i) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like, of the Company or any Guarantor, or of all or any substantial part of the assets, domestic or foreign, of the Company or any Guarantor and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) calendar days, or an order granting the relief requested in such case or proceeding against the Company or any Guarantor (including, but not limited to, an order for relief under such Federal bankruptcy laws) shall be entered; or

          (f) The holders of the Senior Debt shall accelerate the Senior Debt or there shall occur an Event of Default under the Senior Credit Agreement; or

          (g) The Amended and Restated Guaranty of even date herewith (the "Guaranty") executed by the Company's Subsidiaries, or the guaranty set forth in
Section 4 hereof, in each case executed or given by the Guarantors, shall cease, for any reason, to be in full force and effect, or any Guarantor shall so assert or shall disavow liability thereunder; or

          (h) There shall occur an Event of Default or default under any promissory note, guaranty, subordination agreement, reimbursement agreement, standby purchase agreement, or other document or agreement, in any such case relating to financing provided to the Company or the Rights Offering (as defined in the Senior Credit Agreement), executed by the Company, Parent and/or any of their respective subsidiaries made payable to, in favor of, for the benefit of or together with Holder or any affiliate of Holder.

          Upon the occurrence of an Event of Default hereunder, Holder may, upon written notice to the Company, (i) declare all obligations owing hereunder immediately due and payable, provided however that upon an Event of Default described in Sections 3(d) or (e) above, all such obligations shall automatically become immediately due and payable without notice or demand of any kind, and (ii) pursue its other rights and remedies under this Note, the Guaranty and applicable law.

          All powers and remedies given by this Section 3 to Holder shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to Holder by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Note, and no delay or omission of Holder to exercise any right or power accruing upon any default occurring and continuing as aforesaid shall impair any such right or an acquiescence therein and every power and remedy given by this Section 3 or by law to Holder may be exercised from time to time, and as often as shall be deemed expedient, by Holder.

          In addition to those remedies set forth in this Section 3, if any amount owing under this Note is not paid when due, whether at maturity or by acceleration, interest shall accrue on such amount from the date due until the date paid at the interest rate provided for in Section 1 of this Note. Additionally, the Company promises to pay all costs of collection and enforcement of this Note and the Guaranty, including, without limitation, reasonable attorneys' fees and costs, whether or not suit is filed hereon. Such costs and expenses shall include without limitation all costs, reasonable attorneys' fees and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the Company or any Guarantor.

     4.   Guaranty.
          --------

          (a) Guaranty of Payment and Performance. The Parent hereby guarantees
              -----------------------------------
to Holder the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the indebtedness and other amounts owing under this Note (collectively, the "Obligations"), including all such Obligations which would become due but for the operation of the automatic stay pursuant to (S)362(a) of the Federal Bankruptcy Code and the operation of (S)(S)502(b) and 506(b) of the Federal Bankruptcy Code. This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that Holder first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of the Parent hereunder with respect to such Obligations in default shall, upon demand by Holder, become immediately due and payable to Holder, without demand or notice of any nature, all of which are expressly waived by the Parent. Payments by the Parent hereunder may be required by Holder on any number of occasions. All payments by the Parent hereunder shall be made to the Holder, in the manner and at the place of payment specified therefor for payments hereunder to be made by the Company.

          (b) Parent's Agreement to Pay Enforcement Costs, etc.  The Parent
              ------------------------------------------------
further agrees, as the principal obligor and not as a guarantor only, to pay to Holder, on demand, all reasonable costs and expenses (including court costs and reasonable legal expenses, including the allocated cost of staff counsel) incurred or expended by Holder in connection with the Obligations, this guaranty and the enforcement thereof, together with interest on amounts recoverable hereunder from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest set forth in (S)1 hereof, provided that if such interest exceeds the maximum amount permitted to be paid
---------
under applicable law, then such interest shall be reduced to such maximum permitted amount.

          (c) Waivers by the Parent; Holder's Freedom to Act.  The Parent agrees
              ----------------------------------------------
that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holder with respect thereto. The Parent waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Parent agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the Parent hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other Person primarily or secondarily liable with respect to any of the Obligations;
(ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of this Note or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations made in accordance with the terms hereof; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; or (v) any other act or omission which might in any manner or to any extent vary the risk of the Parent or otherwise operate as a release or discharge of the Parent (other than the indefeasible payment in full, in cash, of all of the Obligations), all of which may be done without notice to the Parent.

          (d) Unenforceability of Obligations Against the Company.  If for any
              ---------------------------------------------------
reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason (other than the indefeasible payment in full, in cash, of all of the Obligations), to the extent permitted by law, this guaranty shall nevertheless be binding on the Parent to the same extent as if the Parent at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Note or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Parent.

          (e)  Subrogation; Subordination.
               --------------------------

               (i)   Postponement of Rights Against the Company. Until the final
                     ------------------------------------------
payment and performance in full in cash of all of the Obligations, the Parent shall not exercise any rights against the Company arising as a result of payment by the Parent hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with Holder in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Parent will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Parent to the Company.

               (ii)  Subordination.  The payment of any amounts due with respect
                     -------------
to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Parent is hereby subordinated to the prior payment in full in cash of all of the Obligations. The Parent agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, the Parent will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to such Parent until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Parent shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Parent as trustee for the Holder and be paid over to Holder, on account of the Obligations without affecting in any manner the liability of the Parent under the other provisions of this guaranty.

               (iii) Provisions Supplemental.  The provisions of this (S)4(e)
                     -----------------------
shall be supplemental to and not in derogation of any rights and remedies of Holder under any separate subordination agreement which Holder may at any time and from time to time enter into with the Parent.

          (f)  Setoff.  Upon the occurrence and during the continuation of an
               ------
Event of Default, Holder is hereby authorized at any time and from time to time, without notice to the Parent (any such notice being expressly waived by the Parent) and to the fullest extent permitted by law, to set off and apply any and all sums credited by or due from Holder to the Parent against the obligations of the Parent under this guaranty, whether or not Holder shall have made any demand under this guaranty and although such obligations may be contingent or unmatured.

          (g)  Further Assurances.  The Parent agrees that it will from time to
               ------------------
time, at the request of Holder, do all such things and execute all such documents as Holder may reasonably consider necessary or desirable to give full effect to this guaranty and to perfect and preserve the rights and powers of Holder hereunder. The Parent acknowledges and confirms that it has established its own adequate means of obtaining from the Company on a continuing basis all information desired by it concerning the financial condition of the Company and that it will look to the Company and not to Holder in order for it to keep adequately informed of changes in any of the Company's financial condition.

          (h)  Termination; Reinstatement.  This guaranty shall terminate upon
               --------------------------
the final and indefeasible payment in full, in cash, of the Obligations. Notwithstanding any termination of this guaranty upon the final and indefeasible payment in full, in cash, of the Obligations, this guaranty shall continue to be effective or be reinstated, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by

Holder upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

          (i)  Successors and Assigns.  This guaranty shall be binding upon the
               ----------------------
Parent, its successors and assigns, and shall inure to the benefit of Holder and its respective successors, transferees and assigns. The Parent may not assign any of its obligations hereunder.

     5.   Priority.  The indebtedness evidenced by this Note is subordinate to
          --------
the prior payment in full of the Senior Debt pursuant to the terms of the Subordination Agreement.

     6.   Representations, Warranties and Covenants.  Each of Parent and the
          -----------------------------------------
Company represents and warrants to Holder as follows:

          (a)  Authorization.  It has the corporate power and authority to
               -------------
execute, deliver and perform this Note and to incur the Obligations, and it has taken all necessary corporate action to authorize the execution, delivery and performance of this Note.

          (b)  No Consents Required.  Except for any filings under applicable
               --------------------
federal or state securities laws, no consent, approval or authorization of, or declaration or filing with, any federal, state or local governmental authority and no consent of any other person, company, partnership or other organization or entity is required in connection with its execution, delivery and performance of this Note.

          (c)  No Conflict.  Its execution, delivery and performance of this
               -----------
Note and payment of the Obligations does not and will not conflict with, or constitute a violation or breach of, constitute a default under (i) any material contract, mortgage, lien, lease, agreement or other instrument to which it is a party or which is binding upon it, (ii) any requirement of law or regulation applicable to it or (iii) its certificate of incorporation or bylaws.

          (d)  Enforceability.  This Note has been duly executed and delivered
               --------------
by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

          (e)  Covenants.
               ---------

               (i) From the time that (and for so long as) the Senior Debt shall be paid in full in cash, or the Senior Credit Agreement shall otherwise be terminated or no longer in full force and effect, each and every covenant contained in Sections 10-12 of the Senior Credit Agreement (as in effect as of the date of such payment or termination) shall be deemed incorporated in and a part of this Note as if they were set forth herein, with all necessary conforming modifications, and the Company and Parent shall comply with each and every such covenant.

               (ii) The Company and Parent shall cause the Rights Offering Closing to occur on or before June 30, 2001.

     7.   Miscellaneous.
          -------------

          (a) This section headings contained in this Note are inserted for convenience only and shall not affect, in any way, the meaning or interpretations of this Note.

          (b) This Note shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Illinois.

          (c) To the maximum extent permitted by applicable law, the Company, Parent and all endorsers and all persons liable or to become liable hereunder hereby waive presentment, demand, protest, diligence of collection, notice of protest, dishonor and nonpayment and all notices of every kind, and, the defense of the statute of limitations.

          (d) BY ACCEPTANCE OF THIS NOTE, HOLDER REPRESENTS THAT IT IS AN ACCREDITED INVESTOR, WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE ACT, AND THAT IT IS PURCHASING THIS NOTE FOR ITS OWN ACCOUNT FOR INVESTMENT, AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY PUBLIC DISTRIBUTION OF SUCH NOTE.

          (e) It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to this Note. All agreements between the Company and Holder, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, shall the amount paid or agreed to be paid to Holder, or collected by Holder, for the use, forbearance or detention of the money loaned or to be loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable federal or state usury laws. If under any circumstances whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances Holder shall ever receive an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Company or to any other person making such payment on the Company's behalf. All sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the indebtedness of the Company evidenced hereby outstanding from time to time shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of the loan evidenced hereby so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

          (f) Time is of the essence with respect to the performance of the obligations of the Company and Parent under this Note.

          (g) Any notice required or permitted to be given hereunder shall be in writing, and shall be given in the manner set forth in the Senior Credit Agreement and to the addresses set forth below.

          (h) No modification, waiver, amendment, discharge or change of this Note shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

          (i) In the event any one or more of the provisions contained in this Note should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

          (j) This Note represents the agreement of the Company, Parent and Holder with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holder relative to the subject matter hereof not expressly set forth or referred to herein.

          (k) This Note shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns, provided that neither the Company nor Parent may transfer its obligations under, or interest in, this Note, or any portion hereof, without the prior written consent of Holder.

          (l)  This Note is unsecured.

          (m) The Company agrees to pay all costs and out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees) incurred by Holder in connection with the negotiation, documentation and consummation of this Note, but not in excess of $7,500 in the aggregate.

          (n) Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Senior Credit Agreement; provided that it is hereby agreed that all references to the Senior Credit Agreement, including defined terms, procedures, and particular terms and provisions, shall be references to the Senior Credit Agreement, as amended from time to time; provided further that if the Senior Debt shall be paid in full in cash, or the Senior Credit Agreement shall otherwise be terminated or no longer in full force and effect, such references to the Senior Credit Agreement shall be references to the Senior Credit Agreement as in effect as of the date hereof.

          (o) Each of the Company and Parent agrees that any suit for the enforcement of this Note may be brought in the courts of the State of Illinois or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Company or Parent by mail at the address specified by reference in
Section 7(g). Each of the Company and Parent hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

          (p) EACH OF THE COMPANY AND PARENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each of the Company and Parent hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Company and Parent (i) certifies that neither Holder nor any representative, agent or attorney of Holder has represented, expressly or otherwise, that Holder would not, in the event of litigation, seek to enforce the foregoing waivers, and (ii) acknowledges that, in making the loan evidenced by this Note, Holder is relying upon, among other things, the waivers and certifications contained in this Section 7(p).

          (q) This Note may be executed (i) in counterparts, each of which counterparts shall be an original, and all of which together shall constitute one instrument, and (ii) by facsimile signature, and such facsimile signature shall be deemed to be an original instrument.

          (r) The Company shall pay, indemnify and hold Holder and its officers, directors, members, employees, agents and affiliates (the "Indemnified Parties") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and disbursements) which may be incurred by the Indemnified Parties or any of them, including in connection with any claims (whether or not they result in an investigative, administrative or judicial proceeding) that may at any time be asserted against any Indemnified Party, as a result of the execution, delivery, enforcement and performance of, or the transactions contemplated by, this Note, provided, that the Company shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnified Party.

          (s) This Note amends and restates in its entirety, but shall not constitute payment of amounts outstanding under, that certain Subordinated Promissory Note and Guaranty dated November 21, 2000 (the "Original Note"), in the principal amount of $2,000,000.00, executed by the Company and Parent made payable to Holder. Advances and loans made under the Original Note shall be treated as if made under this Note.

          IN WITNESS WHEREOF, the Company and Parent have caused this Note to be executed as of this 20/th/ day of February, 2001.

                         CHART HOUSE, INC., a Delaware corporation



                         By:  __________________________________________________
                         Name:__________________________________________________
                         Its: __________________________________________________

                         CHART HOUSE ENTERPRISES, INC., a Delaware corporation (solely for purpose of Sections 4 and 6 above)

                         By:  __________________________________________________
                         Name:__________________________________________________
                         Its: __________________________________________________


Address for notices to the Company and Parent:

640 North LaSalle Street
Suite 295
Chicago, IL 60610
Fax No.: 312-202-1938
Attn: General Counsel


Address for notices to Holder:

EGI Fund (00) Investors, L.L.C.
c/o Equity Group Investments, L.L.C.
Two North Riverside Plaza
Suite 600
Chicago, IL 60606
Fax No.: 312-454-0610
Attn: General Counsel

                                                                   EXHIBIT 10.30

 THIS AMENDED AND RESTED GUARANTY IS SUBORDINATED TO THE GUARANTY DATED AS OF APRIL 26, 1999 EXECUTED BY EACH OF THE UNDERSIGNED IN FAVOR OF BANK BOSTON, N.A.
 (n/k/a FLEET NATIONAL BANK), AS AGENT ("AGENT"), AND CERTAIN OTHER FINANCIAL
  INSTITUTIONS PARTY TO THAT CERTAIN REVOLVING CREDIT AND TERM LOAN AGREEMENT DATED AS OF APRIL 26, 1999 BY AND AMONG CHART HOUSE ENTERPRISES, INC., CHART HOUSE, INC., AGENT, AND SUCH FINANCIAL INSTITUTIONS, PURSUANT TO THAT CERTAIN
   SECOND AMENDED AND RESTATED SUBORDINATION AGREEMENT OF EVEN DATE HEREWITH
    EXECUTED BY AGENT, CHART HOUSE INC., CHART HOUSE ENTERPRISES INC., THE
               UNDERSIGNED, AND EGI FUND (00) INVESTORS, L.L.C.

                             AMENDED AND RESTATED
                                   GUARANTY
                                   --------

     AMENDED AND RESTATED GUARANTY (this "Guaranty"), dated as of February 20, 2001, by CHART HOUSE ENTERPRISES OF IDAHO, INC., an Idaho corporation, CHART HOUSE ENTERPRISES OF PUERTO RICO, INC., a Louisiana corporation, CHART HOUSE OF ANNAPOLIS, INC., a Delaware corporation, CHART HOUSE OF MARYLAND, INC., a Delaware corporation, CHART HOUSE ACQUISITION, INC., a Delaware corporation, BIG WAVE, INC., a Delaware corporation, CORK 'N CLEAVER, INC., a Delaware corporation, and ANALOS COMPANY, a Delaware corporation, WEST 52ND STREET, INC., a Delaware corporation, CHART HOUSE ACQUISITION OF NEVADA, INC., a Delaware corporation, and CHART HOUSE ACQUISITION OF MARYLAND, INC., a Delaware corporation (collectively the "Guarantors"), in favor of EGI FUND (00) INVESTORS, L.L.C., a Delaware limited liability company ("Lender").

     WHEREAS, Chart House Enterprises, Inc. ("Parent") and Chart House, Inc. (the "Company") and the Guarantors are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

     WHEREAS, each of the Guarantors expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by Lender pursuant to that certain Amended and Restated Subordinated Promissory Note and Guaranty of even date herewith (as amended from time to time, the "Note") executed by Parent and the Company in favor of Lender, and pursuant to which Lender made a loan (the "Loan") to the Company in the amount of $2,000,000 (which benefits are hereby acknowledged);

     WHEREAS, it is a condition precedent to Lender's making the Loan to the Company that each of the Guarantors execute and deliver to Lender this guaranty; and

     WHEREAS, each of the Guarantors wishes to guaranty the Company's obligations to Lender under or in respect of the Loan and the Note as provided herein;

     NOW, THEREFORE, each of the Guarantors hereby agrees with Lender as follows:

     1. Definitions. The term "Obligations" and all other capitalized terms
        -----------
used herein without definition shall have the respective meanings provided therefor in the Note.

     2. Guaranty of Payment and Performance. Each of the Guarantors hereby
        -----------------------------------
guarantees to Lender the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such Obligations which would become due but for the operation of the automatic stay pursuant to
(S)362(a) of
the Federal Bankruptcy Code and the operation of (S)(S)502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that Lender first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the joint and several obligations of each of the Guarantors hereunder with respect to such Obligations in default shall, upon demand by Lender, become immediately due and payable, without demand or notice of any nature, all of which are expressly waived by the Guarantors. Payments by each of the Guarantors hereunder may be required by Lender on any number of occasions. All payments by such Guarantors hereunder shall be made to Lender, in the manner and at the place of payment specified therefor in the Note.

     3. Guarantors' Agreement to Pay Enforcement Costs, etc. Each of the
        ---------------------------------------------------
Guarantors further jointly and severally agrees, as the principal obligor and not as a guarantor only, to pay to Lender, on demand, all costs and expenses (including court costs and reasonable legal expenses) incurred or expended by Lender in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this (S)3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest set forth in the Note, provided that if such
                                                         ---------
interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

     4. Waivers by Guarantors; Lender's Freedom to Act. Each of the Guarantors
        ----------------------------------------------
agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect thereto. Each of the Guarantors waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each of the Guarantors agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of each of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Note or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations made in accordance with the terms thereof; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; or (v) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to the Guarantor.

     5. Unenforceability of Obligations Against Company. If for any reason the
        -----------------------------------------------
Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each of the Guarantors to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Note or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by such Guarantor.

     6. Subrogation; Subordination.
        --------------------------

          6.1. Waiver of Rights Against Company. Until the final payment and
               --------------------------------
     performance in full of all of the Obligations, none of the Guarantors shall exercise and each of the Guarantors hereby waives any rights against the Company arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; none of the Guarantors will claim any setoff, recoupment or counterclaim against the Company in respect of any liability of such Guarantor to the Company.

          6.2. Subordination. The payment of any amounts due with respect to any
               -------------
     indebtedness of the Company for money borrowed or credit received now or hereafter owed to each of the Guarantors is hereby subordinated to the prior payment in full of all of the Obligations. Each of the Guarantors agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to such Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, such Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for Lender and be paid over to Lender on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

          6.3. Provisions Supplemental. The provisions of this (S)6 shall be
               -----------------------
     supplemental to and not in derogation of any rights and remedies of Lender under any separate subordination agreement which Lender may at any time and from time to time enter into with any of the Guarantors.

     7. Setoff. Upon the occurrence and during the continuance of an Event of
        ------
Default, Lender is hereby authorized at any time and from time to time, without notice to the Guarantors (any such notice being expressly waived by each of the Guarantors) and to the fullest extent permitted by law, to set off and apply any and all sums credited by or due from Lender to any Guarantor against the obligations of such Guarantor under this Guaranty, whether or not Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.

     8. Further Assurances. Each of the Guarantors agrees that it will from
        ------------------
time to time, at the request of Lender, do all such things and execute all such documents as Lender may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of Lender hereunder. Each of the Guarantors acknowledges and confirms that such Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by such Guarantor concerning the financial condition of the Company and that such Guarantor will look to the Company and not to Lender in order for such Guarantor to keep adequately informed of changes in the Company's financial condition.

     9. Termination; Reinstatement. This Guaranty shall remain in full force
        --------------------------
and effect until Lender is given written notice of any of the Guarantors' intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of Lender at the address of Lender for notices set forth in the Note. No such notice shall affect any rights of Lender hereunder, including without limitation the rights set forth in (S)(S)4 and 6, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

     10. Successors and Assigns. This Guaranty shall be binding upon each of
         ----------------------
the Guarantors, its successors and assigns, and shall inure to the benefit of Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing sentence, Lender may assign or otherwise transfer the Note or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to Lender herein. No Guarantor may assign any of its obligations hereunder.

     11. Amendments and Waivers. No amendment or waiver of any provision of
         ----------------------
this Guaranty nor consent to any departure by any of the Guarantors therefrom shall be effective unless the same shall be in writing and signed by Lender. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     12. Notices. All notices and other communications called for hereunder
         -------
shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to a Guarantor, at the address set forth beneath its signature hereto, and if to Lender, at the address for notices to Lender set forth in the Note, or at such address as either party may designate in writing to the other.

     13. Governing Law; Consent to Jurisdiction. THIS GUARANTY SHALL BE GOVERNED
         --------------------------------------
BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAWS OF CONFLICTS) OF THE STATE OF ILLINOIS. Each of the Guarantors agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of Illinois or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in (S)12. Each of the Guarantors hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

     14. Waiver of Jury Trial. EACH OF THE GUARANTORS HEREBY WAIVES ITS RIGHT
         --------------------
TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each of the Guarantors hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Guarantors (a) certifies that neither Lender nor any representative, agent or attorney of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in making the loan evidenced by the Note, Lender is relying upon, among other things, the waivers and certifications contained in this (S)14.

     15. Miscellaneous. This Guaranty constitutes the entire agreement of each
         -------------
of the Guarantors with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined. This Guaranty may be executed (a) in counterparts, each of which counterparts shall be an original, and all of which together shall constitute one instrument, and (b) by facsimile signature, and such facsimile signature shall be deemed to be an original instrument. This Guaranty amends and restates in its entirety that certain Guaranty dated as of November 21, 2000 executed by the undersigned in favor of Lender.

     IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be executed and delivered as of the date first above written.

                                        CHART HOUSE ENTERPRISES OF IDAHO, INC.

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                        CHART HOUSE ENTERPRISES OF PUERTO RICO,
                                        INC.

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                        CHART HOUSE OF MARYLAND, INC.

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                        CHART HOUSE OF ANNAPOLIS, INC.

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                        CHART HOUSE ACQUISITION, INC.

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                        BIG WAVE, INC.

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                        CORK'N CLEAVER, INC.

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                        ANALOS COMPANY

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                        WEST 52/ND/ STREET, INC.

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                        CHART HOUSE ACQUISITION OF NEVADA, INC.

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                        CHART HOUSE ACQUISITION OF MARYLAND,
                                        INC.

                                        By:    ________________________________
                                        Name:  ________________________________
                                        Title: ________________________________

                                        Address:

                                        640 N. LaSalle Street, Suite 295
                                        Chicago, Illinois 60610

                                                                   Exhibit 10.40

              SECOND AMENDED AND RESTATED SUBORDINATION AGREEMENT
              ---------------------------------------------------

     SECOND AMENDED AND RESTATED SUBORDINATION AGREEMENT (this "Agreement"), dated as of February 20, 2001, among FLEET NATIONAL BANK (formerly known as BankBoston, N.A.), a national banking association having its office at 100 Federal Street, Boston, Massachusetts 02110, in its capacity as agent (the "Agent") for the Banks (as hereinafter defined), EGI-FUND (00) INVESTORS, L.L.C., a Delaware limited liability company having a principal of business at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 (the "Subordinating Creditor"), CHART HOUSE, INC., a Delaware corporation having its office at 640 North LaSalle Street, Suite 295, Chicago, Illinois 60610 (the "Borrower"), CHART HOUSE ENTERPRISES, INC. (the "Parent") and each of the Subsidiaries of the Borrower set forth on the signature pages hereto as Guarantors.

     WHEREAS, pursuant to a Revolving Credit and Term Loan Agreement, dated as of April 26, 1999 (as amended and in effect from time to time, including any replacement agreement therefor, the "Credit Agreement"), among the lending institutions party thereto (the "Banks"), the Agent, the Borrower and the Parent, the Banks have agreed, upon the terms and subject to the conditions contained therein, to make loans and otherwise to extend credit to the Borrower; and

     WHEREAS, the Subordinating Creditor has extended credit to the Borrower pursuant to a Subordinated Promissory Note and Guaranty dated as of November 21, 2000 (as assigned to the Subordinating Creditor pursuant to the Assignment of Loan and Loan Documents dated as of December 18, 2000 between the Subordinating Creditor and Samstock, L.L.C.) (as amended with the consent of the Agent as provided herein and in effect from time to time, the "Original Subordinated Note"), executed by the Borrower and the Parent in favor of the Subordinating Creditor; and

     WHEREAS, the Agent, the Borrower, the Parent, the Guarantors and the Subordinating Creditor entered into an Amended and Restated Subordination Agreement, dated as of December 18, 2000 (the "Original Subordination Agreement") pursuant to which all indebtedness of the Borrower to the Subordinating Creditor was subordinated to indebtedness of the Borrower to the Agent and the Banks on the terms and conditions contained therein;

     WHEREAS, the Original Subordinated Note shall be amended and restated in its entirety by the Amended and Restated Subordinated Promissory Note and Guaranty dated as of February __, 2001 (the "Subordinated Note") executed by the Borrower and the Parent in favor of the Subordinating Creditor, as set forth therein and shall remain in full force and effect only as set forth therein;

     WHEREAS, the parties hereto wish to amend and restate the Original Subordination Agreement to amend certain provisions thereto;

     WHEREAS, it is a condition precedent to the Banks' willingness to continue to make loans and otherwise to extend credit to the Borrower pursuant to the Credit

Agreement that the Borrower and the Subordinating Creditor enter into this Agreement with the Agent; and

     WHEREAS, in order to induce the Banks to continue to make loans and otherwise extend credit to the Borrower pursuant to the Credit Agreement, the Borrower and the Subordinating Creditor have agreed to enter into this Agreement with the Agent;

     NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  Definitions.  Terms not otherwise defined herein have the same
         -----------
respective meanings given to them in the Credit Agreement. In addition, the following terms shall have the following meanings:

     Senior Debt.  All principal, interest, fees, costs, enforcement expenses
     -----------
(including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by the Credit Agreement or any of the other Loan Documents, or any prior, concurrent, or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the Agent or any of the Banks. Senior Debt shall expressly include any and all interest accruing or out of pocket costs or expenses incurred after the date of any filing by or against the Borrower of any petition under the federal Bankruptcy Code or any other bankruptcy, insolvency or reorganization act regardless of whether the Agent's or any Bank's claim therefor is allowed or allowable in the case or proceeding relating thereto.

     Subordinated Debt.  All principal, interest (including interest accrued
     -----------------
pursuant to the Subordinated Note), fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement and indemnity obligations created or evidenced by the Subordinated Note, the Subordinated Guaranty or any prior, concurrent or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the Subordinating Creditor.

     Subordinated Documents.  Collectively, the Subordinated Note, the
     ----------------------
Subordinated Guaranty, any promissory notes executed in connection therewith and any and all guaranties and security interests, mortgages and other liens directly or indirectly guarantying or securing any of the Subordinated Debt, and any and all other documents or instruments evidencing or further guarantying or securing directly or indirectly any of the Subordinated Debt, whether now existing or hereafter created.

     Subordinated Guaranty.  The Amended and Restated Guaranty, dated as of
     ---------------------
February __, 2001, made by each Subsidiary of the Borrower in favor of the Subordinating Creditor.

     2.  General. Except as expressly permitted by Section 11.16 of the Credit
         -------
Agreement, the Subordinated Debt and any and all Subordinated Documents shall be and hereby are subordinated and the payment thereof is deferred until the full and final payment in cash of the Senior Debt, whether now or hereafter incurred or owed by the Borrower. The Subordinating Creditor acknowledges and agrees that, except as expressly permitted by Section 11.16 of the Credit Agreement, the Subordinated Debt may not be prepaid without the consent of the Agent and the Banks, such consent to be granted or withheld in the sole and absolute discretion of the Agent and the Banks.

     3.  Enforcement. The Subordinating Creditor will not take or omit to take
         -----------
any action or assert any claim with respect to the Subordinated Debt or otherwise which is inconsistent with the provisions of this Agreement. Without limiting the foregoing, the Subordinating Creditor will not assert, collect or enforce the Subordinated Debt or any part thereof or take any action to foreclose or realize upon the Subordinated Debt or any part thereof or enforce any of the Subordinated Documents except to the extent (but only to such extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitation, to defend any challenge to the validity of the Subordinated Debt, or to file a proof of claim or to make a vote in a proceeding described in (S)6.1. Until the Senior Debt has been finally paid in full in cash, the Subordinating Creditor shall not have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of the Borrower or any guarantor of or provider of collateral security for the Senior Debt. The Subordinating Creditor further waives any and all rights with respect to marshalling.

     4.  Payments Held in Trust. Until the Senior Debt is paid in full in cash,
         ----------------------
the Subordinating Creditor will hold in trust and immediately pay over to the Agent for the account of the Banks and the Agent, in the same form of payment received, with appropriate endorsements, for application to the Senior Debt any cash amount that the Borrower pays to the Subordinating Creditor with respect to the Subordinated Debt, or as collateral for the Senior Debt any other assets of the Borrower that the Subordinating Creditor may receive with respect to the Subordinated Debt.

     5.  Defense to Enforcement. If the Subordinating Creditor, in contravention
         ----------------------
of the terms of this Agreement, shall commence, prosecute or participate in any suit, action or proceeding against the Borrower, then the Borrower may interpose as a defense or plea the making of this Agreement, and the Agent or any Bank may intervene and interpose such defense or plea in its name or in the name of the Borrower. If the Subordinating Creditor, in contravention of the terms of this Agreement, shall attempt to collect any of the Subordinated Debt or enforce any of the Subordinated Documents, then the Agent, any Bank or the Borrower may, by virtue of this Agreement, restrain the enforcement thereof in the name of the Agent or such Bank or in the name of the Borrower. If the Subordinating Creditor, in contravention of the terms of this Agreement, obtains any cash or other assets of the Borrower as a result of any administrative, legal or equitable actions, or otherwise, the Subordinating Creditor agrees forthwith to pay, deliver and assign to the Agent, for the account of the

Banks and the Agent, with appropriate endorsements, any such cash for application to the Senior Debt and any such other assets as collateral for the Senior Debt.

     6.  Bankruptcy, etc.
         ---------------

           6.1.  Payments relating to Subordinated Debt. At any meeting of
                 --------------------------------------
     creditors of the Borrower or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of the Borrower or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of the Borrower or its business, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against the Borrower for relief under the federal Bankruptcy Code or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshalling of assets or otherwise, the Agent is hereby irrevocably authorized at any such meeting or in any such proceeding to receive or collect for the benefit of the Banks and the Agent any cash or other assets of the Borrower distributed, divided or applied by way of dividend or payment, or any securities issued on account of any Subordinated Debt, and apply such cash to or to hold such other assets or securities as collateral for the Senior Debt, and to apply to the Senior Debt any cash proceeds of any realization upon such other assets or securities that the Agent in its discretion elects to effect, until all of the Senior Debt shall have been paid in full in cash, rendering to the Subordinating Creditor any surplus to which the Subordinating Creditor is then entitled.

           6.2.  Securities by Plan of Reorganization or Readjustment.
                 ----------------------------------------------------
     Notwithstanding the foregoing provisions of (S)6.1, the Subordinating Creditor shall be entitled to receive and retain any securities of the Borrower or any other corporation or other entity provided for by a plan of reorganization or readjustment (a) the payment of which securities is subordinate, at least to the extent provided in this Agreement with respect to Subordinated Debt, to the payment of all Senior Debt under any such plan of reorganization or readjustment and (b) all other terms of which are acceptable to the Banks and the Agent.

           6.3.  Subordinated Debt Voting Rights. At any such meeting of
                 -------------------------------
     creditors or in the event of any such case or proceeding, the Subordinating Creditor shall retain the right to vote and otherwise act with respect to the Subordinated Debt (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), provided that the
                                                             --------
     Subordinating Creditor shall not vote with respect to any such plan or take any other action in any way so as to contest (a) the validity of any Senior Debt or any collateral therefor or guaranties thereof, (b) the relative rights and duties of any holders of any Senior Debt established in any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such collateral or guaranties or (c) the Subordinating Creditor's obligations and agreements set forth in this Agreement.

     7.  Lien Subordination. The Senior Debt, the Credit Agreement and the other
         ------------------
Loan Documents and any and all other documents and instruments evidencing or creating the Senior Debt and all guaranties, mortgages, security agreements, pledges and other collateral guarantying or securing the Senior Debt or any part thereof shall be senior to the Subordinated Debt and all of the Subordinated Documents irrespective of the time of the execution, delivery or issuance of any thereof or the filing or recording for perfection of any thereof or the filing of any financing statement or continuation statement relating to any thereof.

          7.1.  Further Assurances. The Subordinating Creditor hereby agrees,
                ------------------
     upon request of the Agent at any time and from time to time, to execute such other documents or instruments as may be requested by the Agent further to evidence of public record or otherwise the senior priority of the Senior Debt as contemplated hereby.

          7.2.  Books and Records. The Subordinating Creditor further agrees to
                -----------------
     maintain on its books and records such notations as the Agent may reasonably request to reflect the subordination contemplated hereby and to perfect or preserve the rights of the Agent hereunder. A copy of this Agreement may be filed as a financing statement in any Uniform Commercial Code recording office.

     8.  Banks' Freedom of Dealing. The Subordinating Creditor agrees, with
         -------------------------
respect to the Senior Debt and any and all collateral therefor or guaranties thereof, that the Borrower and the Banks may agree to increase the amount of the Senior Debt or otherwise modify the terms of any of the Senior Debt, and the Banks may grant extensions of the time of payment or performance to and make compromises, including releases of collateral or guaranties, and settlements with the Borrower and all other persons, in each case without the consent of the Subordinating Creditor or the Borrower and without affecting the agreements of the Subordinating Creditor or the Borrower contained in this Agreement; provided, however, that nothing contained in this (S)8 shall constitute a waiver
--------  ------
of the right of the Borrower itself to agree or consent to a settlement or compromise of a claim which the Agent or any Bank may have against the Borrower.

     9.  Modification or Sale of the Subordinated Debt. The Subordinating
         ---------------------------------------------
Creditor will not, at any time while this Agreement is in effect, modify any of the terms of any of the Subordinated Debt or any of the Subordinated Documents; nor will the Subordinating Creditor sell, transfer, pledge, assign, hypothecate or otherwise dispose of any or all of the Subordinated Debt to any person other than a person who agrees in a writing, satisfactory in form and substance to the Agent, to become a party hereto and to succeed to the rights and to bound by all of the obligations of the Subordinating Creditor hereunder. In the case of any such disposition by the Subordinating Creditor, the Subordinating Creditor will notify the Agent at least 10 days prior to the date of any of such intended disposition.

     10.  Borrower's Obligations Absolute.  Nothing contained in this Agreement
          -------------------------------
shall impair, as between the Borrower and the Subordinating Creditor, the obligation of the Borrower to pay to the Subordinating Creditor all amounts payable in respect of the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or prevent the Subordinating Creditor (except as expressly otherwise provided in (S)3 or (S)6) from exercising all rights, powers and remedies otherwise permitted by Subordinated Documents and by applicable law upon a default in the payment of the Subordinated Debt or under any Subordinated Document, all, however, subject to the rights of the Agent and the Banks as set forth in this Agreement. The failure of the Borrower to make any payment with respect to the Subordinated Debt in accordance with its terms by reason of the operation of this Agreement shall not be construed as preventing the occurrence of a default under the Subordinated Document s.

     11.  Termination of Subordination. This Agreement shall continue in full
          ----------------------------
force and effect, and the obligations and agreements of the Subordinating Creditor and the Borrower hereunder shall continue to be fully operative, until all of the Senior Debt shall have been paid and satisfied in full in cash and such full payment and satisfaction shall be final and not avoidable. To the extent that the Borrower or any guarantor of or provider of collateral for the Senior Debt makes any payment on the Senior Debt that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a "Voided Payment"), then to the extent of such Voided Payment, that portion of the Senior Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from the Agent or any Bank, an Event of Default shall be deemed to have existed and to be continuing under the Credit Agreement from the date of the Agent's or such Bank's initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to the Agent or such Bank. During any continuance of any such Event of Default, this Agreement shall be in full force and effect with respect to the Subordinated Debt. To the extent that the Subordinating Creditor has received any payments with respect to the Subordinated Debt subsequent to the date of the Agent's or any Bank's initial receipt of such Voided Payment and such payments have not been invalidated, declared to be fraudulent or preferential or set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, the Subordinating Creditor shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of the Agent or such Bank, and the Subordinating Creditor hereby agrees to pay to the Agent for the benefit of the Agent or (as the case may be) such Bank, upon demand, the full amount so received by the Subordinating Creditor during such period of time to the extent necessary fully to restore to the Agent or such Bank the amount of such Voided Payment. Upon the payment and satisfaction in full in cash of all of the Senior Debt, which payment shall be final and not avoidable, this Agreement will automatically terminate without any additional action by any party hereto.

     12.  Notices.  All notices and other communications which are required and
          -------
may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and effective in all respects if given in writing or telecopied, delivered or mailed by registered or certified mail, postage prepaid, as follows:

          If to the Agent:

                                   Fleet National Bank
                                   100 Federal Street
                                   Boston, MA 02110

                    Attention:     Thomas P. Tansi

               with a copy to:

                                   Bingham Dana LLP
                                   150 Federal Street
                                   Boston, MA 02110

                    Attention:     Robert A.J. Barry

          If to the Subordinating Creditor:

                                   EGI-Fund (00) Investors, L.L.C.
                                   c/o Equity Group Investments, L.L.C.
                                   Two North Riverside Plaza
                                   Suite 600
                                   Chicago, IL 60606

                    Attention:     Don Liebentritt
                                   Jeff Klein

               with a copy to:

                                   Neal, Gerber & Eisenberg
                                   Two North LaSalle Street
                                   Chicago, IL 60602

                    Attention:     Marc Brenner

          If to the Parent, the
          Borrower or any Guarantor:

                                   Chart House, Inc.
                                   640 North LaSalle Street, Suite 295
                                   Chicago, IL 60610

                    Attention:     Thomas J. Walters

     or such other address or addresses as any party hereto shall have designated by written notice to the other parties hereto. Notices shall be deemed given and effective upon the earlier to occur of (i) the third day following deposit thereof in the U.S. mail or (ii) receipt by the party to whom such notice is directed.

     13.  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN
          -------------
ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL BE A SEALED INSTRUMENT UNDER SUCH LAWS.

     14.  Waiver of Jury Trial. EACH OF THE SUBORDINATING CREDITOR AND THE
          --------------------
BORROWER EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE SUBORDINATING CREDITOR AND THE BORROWER HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE SUBORDINATING CREDITOR AND THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     15.  Miscellaneous. This Agreement may be executed in several counterparts
          -------------
and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against which enforcement is sought. The Agent, acting upon the instructions of the Required Banks, may, in their sole and absolute discretion, waive any provisions of this Agreement benefiting the Agent and the Banks; provided, however, that such
                                              --------  -------
waiver shall be effective only if in writing and signed by the Agent and shall be limited to the specific provision or provisions expressly so waived. This Agreement shall be binding upon the successors and assigns of the

Subordinating Creditor and the Borrower and shall inure to the benefit of the Agent and the Banks, the Agent's and the Banks' respective successors and assigns, any lender or lenders refunding or refinancing any of the Senior Debt and their respective successors and assigns, but shall not otherwise create any rights or benefits for any third party. In the event that any lender or lenders refund or refinance any of the Senior Debt, the terms "Credit Agreement", "Loan Documents", "Event of Default" and the like shall refer mutatis mutandis to the
                                                        ------- --------
agreements and instruments in favor of such lender or lenders and to the related definitions contained therein. In the event of any inconsistency or conflict between the Subordinated Documents and this Agreement, such inconsistency or conflict will be governed by the terms of this Agreement and not the Subordinated Documents. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to the same, specifically including the Original Subordination Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                            BANK:  FLEET NATIONAL BANK, As Agent

                                        By:_________________________
                                             Name:
                                             Title:

          SUBORDINATING CREDITOR:  EGI-FUND (00) INVESTORS, L.L.C.

                                        By:_________________________
                                             Name:
                                             Title:

                          PARENT:  CHART HOUSE ENTERPRISES, INC.

                                        By:_________________________
                                             Name:
                                             Title:

                        BORROWER:  CHART HOUSE, INC.

                                        By:_________________________
                                             Name:
                                             Title:

                      GUARANTORS:  CHART HOUSE ENTERPRISES OF
                                   IDAHO, INC.

                                        By:_________________________
                                             Name:
                                             Title:

                                   CHART HOUSE ENTERPRISES OF
                                   PUERTO RICO, INC.


                                   By:______________________________
                                   Title:

                                   CHART HOUSE OF ANNAPOLIS, INC.

                                   By:______________________________
                                   Title:

                                   CHART HOUSE OF MARYLAND, INC.

                                   By:______________________________
                                   Title:

                                   CHART HOUSE ACQUISITION, INC.

                                   By:______________________________
                                   Title:

                                   BIG WAVE, INC.

                                   By:______________________________
                                   Title:

                                   CORK 'N CLEAVER, INC.

                                   By:______________________________
                                   Title:

                                   ANALOS COMPANY

                                   By:______________________________
                                   Title:

                                   WEST 52/nd/ STREET, INC.

                                   By:______________________________
                                   Title:

                                   CHART HOUSE ACQUISITION OF NEVADA, INC.

                                   By:______________________________
                                   Title:

                                   CHART HOUSE ACQUISITION OF MARYLAND, INC.

                                   By:______________________________
                                   Title:


                         CERTIFICATE OF ACKNOWLEDGMENT

STATE OF______________________________)
                                      ) ss.
COUNTY OF_____________________________)

     Before me, the undersigned, a Notary Public in and for the county aforesaid, on this ____ day of February 2001, personally appeared ____________ to me known personally, and who, being by me duly sworn, deposes and says that he is the ___________ of EGI-FUND (00) INVESTORS, L.L.C., and that said instrument was signed and sealed on behalf of said limited liability company by authority of its members, and said _________________ acknowledged said instrument to be the free act and deed of said limited liability company.

                              ______________________________
                              Notary Public
                              My commission expires:

                                                                   EXHIBIT 10.50

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE ACT CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR STATE SECURITIES LAWS

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF ALL INDEBTEDNESS OF THE ISSUER (THE "SENIOR DEBT") INCURRED PURSUANT TO THAT CERTAIN REVOLVING CREDIT AND TERM LOAN AGREEMENT DATED AS OF APRIL 26, 1999 (AS AMENDED FROM TIME TO TIME, THE "SENIOR CREDIT AGREEMENT") BY AND AMONG CHART HOUSE ENTERPRISES, INC., A DELAWARE CORPORATION ("PARENT"), THE COMPANY (AS DEFINED BELOW), BANK BOSTON, N.A. (n/k/a FLEET NATIONAL BANK), AS AGENT ("AGENT") AND THE FINANCIAL INSTITUTIONS SIGNATORIES THERETO, PURSUANT TO THAT CERTAIN AMENDED AND RESTATED SUBORDINATION AGREEMENT OF EVEN DATE HEREWITH (AS AMENDED FROM TIME TO TIME, THE "SUBORDINATION AGREEMENT") EXECUTED BY AGENT, PARENT, THE COMPANY, THE SUBSIDIARY GUARANTORS PARTY THERETO, AND EGI FUND (01) INVESTORS, L.L.C.

                             Amended and Restated
                   Subordinated Promissory Note and Guaranty
                   -----------------------------------------

Chicago, Illinois
February 20, 2001                                                 $11,000,000.00

     FOR VALUE RECEIVED, CHART HOUSE, INC., a Delaware corporation (the "Company"), promises to pay to the order of EGI-Fund (01) Investors, L.L.C., a Delaware limited liability company, or its assigns ("Holder", which term shall include the holder, from time to time, of this Note) the sum of Eleven Million and No/100ths Dollars ($11,000,000.00), or so much thereof as shall from time to time be advanced, in legal tender of the United States, together with interest (computed on the basis of a 360-day year of twelve 30-day months for actual days elapsed) on the principal amount outstanding from time to time as provided in
Section 1 hereof.

     1.   Payments of Principal and Interest.
          ----------------------------------

          (a) (i) Interest shall accrue on the unpaid principal of this Note and shall be computed at a rate per annum from time to time equal to the Then Applicable Eurodollar Rate (as defined below) plus sixteen percent
                                                        ----
     (16%), with such rate to change when and as such Then Applicable Eurodollar Rate changes. Subject to the foregoing, interest hereunder shall be applicable, and otherwise computed, for Interest Periods and in a manner identical to the Interest Periods and manner applicable to the Loans under the Senior Credit Agreement (including Revolving Credit Loans and Term Loans). As used in this Note, "Then Applicable Eurodollar Rate" shall mean, at any time, and from time to time, the Eurodollar Rate then applicable to the Loans under the Senior Credit Agreement (including Revolving Credit Loans and Term Loans), or any portion thereof, for the Eurodollar Rate Loan with the Interest Period with the then shortest remaining duration. If at the time the Then Applicable Eurodollar Rate is to be calculated there is no outstanding Eurodollar Rate Loan applicable to the Loans under the Senior Credit

     Agreement (including Revolving Credit Loans and Term Loans), the Then Applicable Eurodollar Rate shall equal the Eurodollar Rate which would be applicable to a Loan for a one month Interest Period under the terms of the Senior Credit Agreement. Except as provided below, to the extent permitted by applicable law, accrued but unpaid interest owing on this Note shall be added to the principal balance of this Note as of each Interest Payment Date applicable to the Eurodollar Rate Loan used in calculating the Then Applicable Eurodollar Rate, and shall accrue interest as if it were additional principal hereunder.

          (ii) Notwithstanding the foregoing, at such time that either (A) the Senior Debt has been paid in full in cash or the Senior Credit Agreement shall otherwise be terminated or no longer in full force and effect (the "Senior Payment Date"), or (B) each of the following shall be true: (I) no Default or Event of Default shall exist under the Senior Credit Agreement (and none would exist after giving effect to the payment of such interest),
     (II) if the outstanding principal amount of the Samstock Subordinated Debt (as defined in the Senior Credit Agreement) is (x) less than or equal to $5,000,000 and the Leverage Ratio (under the Senior Credit Agreement) is less than 2.50:1.00 as at the end of the most recently ended fiscal quarter of the Company, or (y) greater than $5,000,000 and the Leverage Ratio is less than 2.00:1.00 as at the end of the most recently ended fiscal quarter of the Company, and (III) the Company has delivered to Agent a pro forma compliance certificate evidencing compliance (after giving effect to the payment of such interest) with the financial covenants set forth in Section 12 of the Senior Credit Agreement and with clause (II) above, then in either such case of (A) or (B) above, the Company may make, and Holder may receive, payment of accrued interest on the unpaid principal of this Note on each Interest Payment Date applicable to the Eurodollar Rate Loan used in calculating the Then Applicable Eurodollar Rate.

          (iii) The calculation of the Then Applicable Eurodollar Rate and the interest rate hereunder, and the determination of advances and payments made hereunder and/or with respect to the Letter of Credit (as hereinafter defined), shall be made and determined by Holder and shall be binding upon the Company absent manifest error. If not sooner paid, the total unpaid principal balance, all accrued but unpaid interest, and all other amounts owing hereunder, including the Commitment Fee, shall be due and payable on the Maturity Date (as hereinafter defined). All payments of principal and interest shall be made to the holder of this Note not later than 1:00 p.m. (Chicago time) on the date and at the place of payment designated by the holder hereof as aforesaid, and any payment received on such date but after such hour shall be deemed to have been paid to and received by the holder hereof on the next succeeding business day. If the date on which any payment is required to be made pursuant to this Note is not a business day, then such payment shall be due and payable on the next succeeding date which is not a Saturday, Sunday or legal holiday, and such extension of time shall be included in computing interest. All payments of principal and interest made hereunder shall be applied first to accrued interest and then to principal.

          (b) As used in this Note, the term "Maturity Date" shall mean the date which is the first to occur of (i) March 31, 2005, and (ii) the date on which the right to accelerate payment of this Note accrues to the holder hereof as provided in this Note, provided that, it is contemplated that, notwithstanding the occurrence of the Rights Offering Closing (as hereinafter defined), but after giving effect to Section 4(b)(i) below, a portion of the outstanding principal amount of this Note in an amount not to exceed $5,000,000 (the "Long-Term Debt Portion") shall remain outstanding hereunder. In such event, the terms of this Note shall continue to apply to the Long-Term Debt Portion.

          (c) All payments hereunder shall be made without reduction, and shall not be subject to any claim or offset of any kind or nature whatsoever. Without limiting the foregoing, all payments made by the Company or Parent under this Note shall be made free and clear of, and without deduction or withholding for or on account of, any future income, stamp or other taxes, levies, imposts, deductions, charges, or withholdings, excluding taxes imposed on net income of Holder (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts so payable to Holder hereunder, the amounts so payable to Holder shall be increased to the extent necessary to yield to Holder (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Note.

          (d) The terms and provisions of Sections 6.5 - 6.7 of the Senior Credit Agreement shall be applicable to the indebtedness owing under this Note, to the extent applicable, and with the necessary conforming modifications.

          (e) After all principal, accrued interest, and all other amounts at any time owed on this Note have been paid in full in cash, and all obligations of Holder to make advances to the Company hereunder have been terminated, this Note shall be surrendered to the Company for cancellation.

     2.   Letter of Credit; Guaranty.  The Company hereby acknowledges that it
          --------------------------
has requested Holder (or its affiliates) to apply to American National Bank and Trust Company of Chicago or Bank One Corporation (either such entity, the "Bank"), on the Company's behalf, for the issuance of a letter of credit (the "Letter of Credit") in the stated amount of $5,859,378.60 for the benefit of Shawmut Woodworking & Supply Co., Inc. (the "Beneficiary"). The Company also acknowledges that the Letter of Credit would not be issued but for the approval thereof by Holder and/or Holder's obligation to reimburse its affiliates for any obligation such affiliates may have with respect to the Letter of Credit, and that the Bank has agreed to issue the Letter of Credit on the basis of Holder's or one of Holder's affiliates' agreement to reimburse the Bank for amounts paid to the Beneficiary upon any draw or draws on the Letter of Credit. Further, the Company acknowledges that Holder may elect to directly fund under this Note obligations which otherwise might be paid to the Beneficiary pursuant to a draw or draws on the Letter of Credit. Any and all amounts advanced hereunder to fund amounts that would otherwise be paid to the Beneficiary pursuant to a draw or draws on the Letter of Credit or to reimburse Holder for amounts owed by Holder to its affiliates or by Holder's affiliates to the Bank in respect of a draw or draws on the Letter of Credit shall, without duplication, be referred to herein as an "LC Advance". The Company hereby irrevocably authorizes Holder and Holder's affiliates to (a) cause the Letter of Credit to be issued, (b) make payments in satisfaction of reimbursement obligations in connection with draws on the Letter of Credit, and (c) fund advances hereunder, from time to time, and in one or more payments, in lieu of draws on the Letter of Credit, as aforesaid. The stated amount of the Letter of Credit shall constitute an advance hereunder solely for purposes of Section 3(c) hereof, provided that LC Advances shall not constitute an advance hereunder for purposes of said Section 3(c). The stated amount of the Letter of Credit shall not constitute outstanding principal amounts hereunder. LC Advances shall constitute outstanding principal amounts hereunder, including without limitation for the purposes of Section 5(a) hereunder. Without limitation to the foregoing, (i) from and after the issuance of the Letter of Credit until, and to the extent, of LC Advances, the issued but undrawn amount of the Letter of Credit shall be subject to the Commitment Fee, and (ii) LC Advances shall accrue interest as provided in Section 1(a) of this Note.

     3.   Requirements for Borrowings.  The Company shall give Holder at least
          ---------------------------
one (1) business day's prior written notice of the Company's request for an advance of loan proceeds under this Note, which notice shall be received by Holder prior to 10:00 am. (Chicago time) and which notice shall state the effective date of the borrowing, which effective date shall be a business day on or before the Maturity Date. Holder's obligation and agreement to make such advances shall terminate on the earlier of (i) June 30, 2001 and (ii) the Maturity Date (such earlier date, the "Commitment Termination Date"), and shall be made in Holder's sole and absolute discretion, and may, without limitation, be conditioned upon each of the following being true in Holder's sole opinion:

          (a) there shall exist no default or Event of Default under this Note either immediately prior to or after giving effect to such advance or issuance;

          (b) each of the representations and warranties made by the Company hereunder shall be true and correct in all material respects on and as of the date of such advance or issuance;

          (c) the aggregate amount of advances made (including, without duplication, the stated amount of the Letter of Credit and all LC Advances, and any previously made advances which have been repaid by the Company, including advances made under the Original Note (as defined below)), together with all other amounts owing to Holder hereunder (excluding accrued interest not yet due and payable and accrued interest which has been capitalized in accordance with the terms of this Note), shall not exceed eleven million and no/100ths dollars ($11,000,000.00), either immediately prior to or giving effect to such advance; and

          (d) since the date hereof, there shall have occurred no material adverse change in Parent's, the Company's or any of their respective Subsidiaries' condition (financial or otherwise), assets, business or prospects, including without limitation by reason of any force majeure event, such as war, strike, lockout, act of god, casualty and inability to obtain materials.

Notwithstanding the foregoing, provided that each of the conditions set forth above in Section 3(a)-(d) are true or have been met in Holder's sole judgment, Holder shall make advances requested by the Company for the uses and in the aggregate maximum amounts set forth in Exhibit A attached hereto. Amounts borrowed by the Company hereunder and repaid may not be reborrowed. Each notice from the Company requesting an advance of loan proceeds hereunder shall constitute a certification by the Company that each of the foregoing conditions are true or have been met.

     4.   Prepayment by the Company.
          -------------------------

          (a)  Optional Prepayment. This Note may be prepaid in whole or in part
               -------------------
without penalty or premium, together with all accrued interest on the amount prepaid, and all other obligations then due and owing hereunder. Any prepayment amount shall be first applied to collection costs and other amounts (excluding principal and interest) due hereunder, then to accrued interest hereunder, and then to principal.

          (b)  Mandatory Prepayment.
               --------------------

               (i) On the "Rights Offering Closing Date", the Company shall apply the net proceeds of the "Rights Offering" (after application of such proceeds to (A) expenses incurred in connection with the Rights Offering, and (B) payment in full of all amounts owing under that certain Amended and Restated Subordinated Promissory Note and Guaranty of even date herewith in the amount of $2,000,000 executed by the Company and payable to EGI Fund
     (00) Investors, L.L.C.) to pay Holder in full in cash the outstanding principal (including capitalized interest and fees) of, accrued but unpaid interest and fees on, and all other amounts owing under this Note (in such order as Holder shall determine). The "Rights Offering Closing Date" shall mean the date on which Series A senior convertible redeemable preferred stock of Parent, par value $1.00 per share (the "Preferred Stock") is issued and sold by Parent to stockholders of Parent as have elected to purchase the Preferred Stock pursuant to that certain offering (the "Rights Offering") of nontransferable rights to the stockholders of Parent to purchase an aggregate of up to $8,000,000 newly issued Preferred Stock (the "Rights Offering Closing").

               (ii) From and after the Senior Payment Date, the Company shall make to Holder payment of all principal outstanding hereunder (including without limitation capitalized interest and fees) in equal quarterly installments on the last day of each March, June, September and December thereafter, and on the Maturity Date, commencing on the first of such dates to occur after the Senior Payment Date.

     5.   Fees.
          ----

          (a)  Commitment Fee.  The Company agrees to pay to Holder a commitment
               --------------
fee (the "Commitment Fee") for the period from the date hereof to (i) the Commitment Termination Date and (ii) solely with respect to the Letter of Credit, the earlier of the date the Letter of Credit is returned to Holder or its affiliates and the expiry date of the Letter of Credit (such date, the "LC Termination Date"), computed at the rate of twelve percent (12%) per annum on the average daily amount of the Available Commitment (as defined below) during the period for which payment of the Commitment Fee accrues. The Commitment Fee shall accrue quarterly in arrears on the last day of each March, June, September and December and on the Commitment Termination Date and the LC Termination Date, commencing on the first of such dates to occur after the date hereof, and, to the extent permitted by applicable law, shall be added to the principal balance of this Note as of each such quarterly accrual date or the Commitment Termination Date or the LC Termination Date, if applicable, and shall accrue interest thereon as if it were additional principal hereunder, and if not sooner paid, shall be due and payable on the Maturity Date. "Available Commitment" shall mean, subject to Section 2 above, (A) prior to the Commitment Termination Date, an amount equal to $11,000,000.00 minus the aggregate principal amount of
                                        -----
all advances then outstanding, and (B) if the LC Termination Date has not yet occurred, after the Commitment Termination Date and until the LC Termination Date, the issued but undrawn amount of the Letter of Credit.

          (b)  Other Letter of Credit Fees.  The Company shall reimburse Holder
               ---------------------------
on demand by Holder for all (i) letter of credit fees charged by the Bank to Holder or its affiliates on the undrawn amount of the Letter of Credit, and (ii) other costs, fees and expenses, including without limitation attorneys' fees and expenses, incurred by Holder or its affiliates as the result of or in connection with the Bank's issuance and administration of the Letter of Credit. Such costs, fees and expenses shall include, without limitation, (A) fees and charges charged by the Bank for issuance, amendments, transfers and draws of or on the Letter of Credit, (B) without duplication to fees referenced in clause (i) above, up front and/or annual letter of credit and/or usage or commitment fees charged by the Bank with respect to the Letter of Credit, and (C) fees and charges charged by the Bank with respect to Holder's (or its affiliate's) existing financing arrangement with the Bank with respect to the Letter of Credit.

     6.   Events of Default.  Each of the following shall constitute an "Event
          -----------------
of Default," whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Company, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body:

          (a) The Company or Parent defaults in payment of the outstanding principal, any accrued and unpaid interest on this Note or any other payments due hereunder when the same become due and payable in accordance with the terms of this Note; or

          (b) The Company or Parent fails to observe, perform or comply with any covenant, condition or agreement to be observed, performed or complied with under this Note, and if such failure can be cured, such failure continues unwaived and uncured for thirty (30) days following the date the Company and Parent receives written notice from Holder of such nonperformance (it being acknowledged that such 30-day cure and notice period shall not apply to Section 9(e)(ii)); or

          (c) Any representation or warranty made by the Company or Parent herein shall prove to have been untrue or incorrect in any material respect on or as of the date made; or

          (d) The Company or any Guarantor shall (i) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for, or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its assets domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

          (e) A case or other proceeding shall be commenced against the Company or any Guarantor in any court of competent jurisdiction seeking (i) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like, of the Company or any Guarantor, or of all or any substantial part of the assets, domestic or foreign, of the Company or any Guarantor and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) calendar days, or an order granting the relief requested in such case or proceeding against the Company or any Guarantor (including, but not limited to, an order for relief under such Federal bankruptcy laws) shall be entered; or

          (f) The holders of the Senior Debt shall accelerate the Senior Debt or there shall occur an Event of Default under the Senior Credit Agreement; or

          (g) The Amended and Restated Guaranty of even date herewith (the "Guaranty") executed by the Company's subsidiaries, or the guaranty set forth in
Section 7 hereof, in each case executed or given by the Guarantors, shall cease, for any reason, to be in full force and effect, or any Guarantor shall so assert or shall disavow liability thereunder; or

          (h) There shall occur an Event of Default or default under any promissory note, guaranty, subordination agreement, reimbursement agreement, standby purchase agreement, or other document or agreement, in any such case relating to financing provided to the Company or the Rights Offering, executed by the Company, Parent and/or any of their respective subsidiaries made payable to, in favor of, for the benefit of or together with Holder or any affiliate of Holder.

          Upon the occurrence of an Event of Default hereunder, Holder may, upon written notice to the Company, (i) declare all obligations owing hereunder immediately due and payable and terminate all obligations to make advances hereunder, provided however that upon an Event of Default described in Sections 6(d) or (e) above, all such obligations shall automatically become immediately due and payable and terminated, as the case may be, without notice or demand of any kind, (ii) require that the Company deliver to Holder, and the Company shall deliver to Holder, cash collateral in an amount equal to the maximum amount which could be payable under the Letter of Credit, as determined by Holder, and
(iii) pursue its other rights and remedies under this Note, the Guaranty and applicable law.

          All powers and remedies given by this Section 6 to Holder shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to Holder by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Note, and no delay or omission of Holder to exercise any right or power accruing upon any default occurring and continuing as aforesaid shall impair any such right or an acquiescence therein and every power and remedy given by this Section 6 or by law to Holder may be exercised from time to time, and as often as shall be deemed expedient, by Holder.

          In addition to those remedies set forth in this Section 6, if any amount owing under this Note is not paid when due, whether at maturity or by acceleration, interest shall accrue on such amount from the date due until the date paid at the interest rate provided for in Section 1 of this Note. Additionally, the Company promises to pay all costs of collection and enforcement of this Note and the Guaranty, including without limitation reasonable attorneys' fees and costs, whether or not suit is filed hereon. Such costs and expenses shall include without limitation all costs, reasonable attorneys' fees and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the Company or any Guarantor.

     7.   Guaranty.
          --------

          (a)  Guaranty of Payment and Performance. The Parent hereby guarantees
               -----------------------------------
to Holder the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the indebtedness and other amounts owing under this Note, including all LC Advances (collectively, the "Obligations"), including all such Obligations which would become due but for the operation of the automatic stay pursuant to (S)362(a) of the Federal Bankruptcy Code and the operation of
(S)(S)502(b) and 506(b) of the Federal Bankruptcy Code. This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that Holder first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of the Parent hereunder with respect to such Obligations in default shall, upon demand by Holder, become immediately due and payable to Holder, without demand or notice of any nature, all of which are expressly waived by the Parent. Payments by the Parent hereunder may be required by Holder on any number of occasions. All payments by the Parent hereunder shall be made to the Holder, in the manner and at the place of payment specified therefor for payments hereunder to be made by the Company.

          (b)  Parent's Agreement to Pay Enforcement Costs, etc.  The Parent
               ------------------------------------------------
further agrees, as the principal obligor and not as a guarantor only, to pay to Holder, on demand, all reasonable costs and expenses (including court costs and reasonable legal expenses, including the allocated cost of staff counsel) incurred or expended by Holder in connection with the Obligations, this guaranty and the enforcement thereof, together with interest on amounts recoverable hereunder from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest set forth in (S)1 hereof, provided that if such interest exceeds the maximum amount permitted to be paid
--------
under applicable law, then such interest shall be reduced to such maximum permitted amount.

          (c)  Waivers by the Parent; Holder's Freedom to Act. The Parent agrees
               ---------------------------------------------
that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holder with respect thereto. The Parent waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Parent agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the Parent hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other Person primarily or secondarily liable with respect to any of the Obligations;
(ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of this Note or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations made in accordance with the terms hereof; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; or (v) any other act or omission which might in any manner or to any extent vary the risk of the Parent or otherwise operate as a release or discharge of the Parent (other than the indefeasible payment in full, in cash, of all of the Obligations), all of which may be done without notice to the Parent.

          (d) Unenforceability of Obligations Against the Company.  If for any
              ---------------------------------------------------
reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason (other than the indefeasible payment in full, in cash, of all of the Obligations), to the extent permitted by law, this guaranty shall nevertheless be binding on the Parent to the same extent as if the Parent at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Note or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Parent.

          (e)  Subrogation; Subordination.
               --------------------------

               (i)     Postponement of Rights Against the Company.  Until the
                       ------------------------------------------
     final payment and performance in full in cash of all of the Obligations, the Parent shall not exercise any rights against the Company arising as a result of payment by the Parent hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with Holder in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Parent will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Parent to the Company.

               (ii)    Subordination.  The payment of any amounts due with
                       -------------
     respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Parent is hereby subordinated to the prior payment in full in cash of all of the Obligations. The Parent agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, the Parent will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to such Parent until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Parent shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Parent as trustee for the Holder and be paid over to Holder, on account of the Obligations without affecting in any manner the liability of the Parent under the other provisions of this guaranty.

               (iii)   Provisions Supplemental.  The provisions of this Section
                       -----------------------
     7(e) shall be supplemental to and not in derogation of any rights and remedies of Holder under any separate subordination agreement which Holder may at any time and from time to time enter into with the Parent.

          (f)  Setoff.  Upon the occurrence and during the continuation of an
               ------
Event of Default, Holder is hereby authorized at any time and from time to time, without notice to the Parent (any such notice being expressly waived by the Parent) and to the fullest extent permitted by law, to set off and apply any and all sums credited by or due from Holder to the Parent against the obligations of the Parent under this guaranty, whether or not Holder shall have made any demand under this guaranty and although such obligations may be contingent or unmatured.

          (g)  Further Assurances.  The Parent agrees that it will from time to
               ------------------
time, at the request of Holder, do all such things and execute all such documents as Holder may reasonably consider necessary or desirable to give full effect to this guaranty and to perfect and preserve the rights and powers of Holder hereunder. The Parent acknowledges and confirms that it has established its own adequate means of obtaining from the Company on a continuing basis all information desired by it concerning the financial condition of the Company and that it will look to the Company and not to Holder in order for it to keep adequately informed of changes in any of the Company's financial condition.

          (h)  Termination; Reinstatement.  This guaranty shall terminate upon
               --------------------------
the final and indefeasible payment in full, in cash, of the Obligations. Notwithstanding any termination of this guaranty upon the final and indefeasible payment in full, in cash, of the Obligations, this guaranty shall continue to be effective or be reinstated, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by Holder upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

          (i)  Successors and Assigns.  This guaranty shall be binding upon the
               ----------------------
Parent, its successors and assigns, and shall inure to the benefit of Holder and its respective successors, transferees and assigns. The Parent may not assign any of its obligations hereunder.

     8.   Priority.  The indebtedness evidenced by this Note is subordinate to
          --------
the prior payment in full of the Senior Debt pursuant to the terms of the Subordination Agreement.

     9.   Representations, Warranties and Covenants.  Each of Parent and the
          -----------------------------------------
Company represents and warrants to Holder as follows:

          (a)  Authorization.  It has the corporate power and authority to
               -------------
execute, deliver and perform this Note and to incur the Obligations, and it has taken all necessary corporate action to authorize the execution, delivery and performance of this Note.

          (b)  No Consents Required.  Except for any filings under applicable
               --------------------
federal or state securities laws, no consent, approval or authorization of, or declaration or filing with, any federal, state or local governmental authority and no consent of any other person, company, partnership or other organization or entity is required in connection with its execution, delivery and performance of this Note.

          (c)  No Conflict.  Its execution, delivery and performance of this
               -----------
Note and payment of the Obligations does not and will not conflict with, or constitute a violation or breach of, constitute a default under (i) any material contract, mortgage, lien, lease, agreement or other instrument to which it is a party or which is binding upon it, (ii) any requirement of law or regulation applicable to it or (iii) its certificate of incorporation or bylaws.

          (d)  Enforceability.  This Note has been duly executed and delivered
               --------------
by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

          (e)  Covenants.
               ---------

               (i) From the time that (and for so long as) the Senior Debt shall be paid in full in cash, or the Senior Credit Agreement shall otherwise be terminated or no longer in full force and effect, each and every covenant contained in Sections 10-12 of the Senior Credit Agreement (as in effect as of the date of such payment or termination) shall be deemed incorporated in and a part of this Note as if they were set forth herein, with all necessary conforming modifications, and the Company and Parent shall comply with each and every such covenant.

               (ii) The Company and Parent shall cause the Rights Offering Closing to occur on or before June 30, 2001.

     10.  Miscellaneous.
          -------------

          (a) This section headings contained in this Note are inserted for convenience only and shall not affect, in any way, the meaning or interpretations of this Note.

          (b) This Note shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Illinois.

          (c) To the maximum extent permitted by applicable law, the Company, Parent and all endorsers and all persons liable or to become liable hereunder hereby waive presentment, demand, protest, diligence of collection, notice of protest, dishonor and nonpayment and all notices of every kind, and, the defense of the statute of limitations.

          (d) BY ACCEPTANCE OF THIS NOTE, HOLDER REPRESENTS THAT IT IS AN ACCREDITED INVESTOR, WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE ACT, AND THAT IT IS PURCHASING THIS NOTE FOR ITS OWN ACCOUNT FOR INVESTMENT, AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY PUBLIC DISTRIBUTION OF SUCH NOTE.

          (e) It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to this Note. All agreements between the Company and Holder, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, shall the amount paid or agreed to be paid to Holder, or collected by Holder, for the use, forbearance or detention of the money loaned or to be loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable federal or state usury laws. If under any circumstances whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances Holder shall ever receive an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Company or to any other person making such payment on the Company's behalf. All sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the indebtedness of the Company evidenced hereby outstanding from time to time shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of the loan evidenced hereby so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

          (f) Time is of the essence with respect to the performance of the obligations of the Company and Parent under this Note.

          (g) Any notice required or permitted to be given hereunder shall be in writing, and shall be given in the manner set forth in the Senior Credit Agreement and to the addresses set forth below.

          (h) No modification, waiver, amendment, discharge or change of this Note shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

          (i) In the event any one or more of the provisions contained in this Note should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

          (j) This Note represents the agreement of the Company, Parent and Holder with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holder relative to the subject matter hereof not expressly set forth or referred to herein.

          (k) This Note shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns, provided that neither the Company nor Parent may transfer its obligations under, or interest in, this Note, or any portion hereof, without the prior written consent of Holder.

          (l)  This Note is unsecured.

          (m) The Company agrees to pay all costs and out-of-pocket expenses (including but not limited to reasonable attorneys' fees) incurred by Holder in connection with the negotiation, documentation and consummation of this Note.

          (n) Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Senior Credit Agreement; provided that it is hereby agreed that all references to the Senior Credit Agreement, including defined terms, procedures, and particular terms and provisions, shall be references to the Senior Credit Agreement, as amended from time to time; provided further that if the Senior Debt shall be paid in full in cash, or the Senior Credit Agreement shall otherwise be terminated or no longer in full force and effect, such references to the Senior Credit Agreement shall be references to the Senior Credit Agreement as in effect as of the date hereof.

          (o) Each of the Company and Parent agrees that any suit for the enforcement of this Note may be brought in the courts of the State of Illinois or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Company or Parent by mail at the address specified by reference in
Section 10(g). Each of the Company and Parent hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

          (p) EACH OF THE COMPANY AND PARENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF

ANY DISPUTE IN CONNECTION WITH THIS NOTE, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each of the Company and Parent hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Company and Parent (i) certifies that neither Holder nor any representative, agent or attorney of Holder has represented, expressly or otherwise, that Holder would not, in the event of litigation, seek to enforce the foregoing waivers, and (ii) acknowledges that, in accepting this Note from the Company and in making a loan or advance evidenced by this Note, Holder is relying upon, among other things, the waivers and certifications contained in this Section 10(p).

          (q) This Note may be executed (i) in counterparts, each of which counterparts shall be an original, and all of which together shall constitute one instrument, and (ii) by facsimile signature, and such facsimile signature shall be deemed to be an original instrument.

          (r) The Company shall pay, indemnify and hold Holder and its officers, directors, members, employees, agents and affiliates (the "Indemnified Parties") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and disbursements) which may be incurred by the Indemnified Parties or any of them, including in connection with any claims (whether or not they result in an investigative, administrative or judicial proceeding) that may at any time be asserted against any Indemnified Party, as a result of the execution, delivery, enforcement and performance of, or the transactions contemplated by, this Note, including the issuance of the Letter of Credit, provided, that the Company shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnified Party.

          (s) This Note amends and restates in its entirety, but shall not constitute payment of amounts outstanding under, that certain Subordinated Promissory Note and Guaranty dated January 30, 2001 (the "Original Note"), in the principal amount of $2,000,000.00, executed by the Company and Parent made payable to Holder. Advances and loans made under the Original Note shall be treated as if made under this Note.

     IN WITNESS WHEREOF, the Company and Parent have caused this Note to be executed as of this 20/th/ day of February, 2001.


                         CHART HOUSE, INC., a Delaware corporation

                         By:   ___________________________________
                         Name: ___________________________________
                         Its:  ___________________________________


                         CHART HOUSE ENTERPRISES, INC., a Delaware corporation (solely for purpose of Sections 7 and 9 above)

                         By:   ___________________________________
                         Name: ___________________________________
                         Its:  ___________________________________


Address for notices to the Company and Parent:

640 North LaSalle Street
Suite 295
Chicago, IL 60610
Fax No.: 312-202-1938
Attn: General Counsel

Address for notices to Holder:

EGI-Fund (01) Investors, L.L.C.
c/o Equity Group Investments, L.L.C.
Two North Riverside Plaza
Suite 600
Chicago, IL 60606
Fax No.: 312-454-0610
Attn: General Counsel

HOLDER:

EGI FUND (01) INVESTORS, L.L.C.. a
Delaware limited liability company

By:   ___________________________________
Name: ___________________________________
Its:  ___________________________________

                                   Exhibit A
                                   ---------

                                                                                    Maximum
Permitted Use                                                                  Aggregate Advances
-------------                                                                  ------------------
Without duplication, issuance of the Letter of Credit and related                 $5,859,378.60
LC Advances

Pre-opening expenses for Reston                                                   $  300,000.00

Pre-opening expenses for West Palm                                                $  300,000.00

Payments to Clark Construction                                                    $  670,000.00

Payments to third parties relating to outfitting and furnishing                   $1,900,000.00
newly constructed restaurants

Payment of development expenses, including preliminary design and                 $   50,000.00
site investigation expenses, related to the Chicago, Illinois and
Lincolnshire, Illinois locations

                                                                   EXHIBIT 10.60

THIS AMENDED AND RESTATED GUARANTY IS SUBORDINATED TO THE GUARANTY DATED AS OF APRIL 26, 1999 EXECUTED BY EACH OF THE UNDERSIGNED IN FAVOR OF BANK BOSTON, N.A.
 (n/k/a FLEET NATIONAL BANK), AS AGENT ("AGENT"), AND CERTAIN OTHER FINANCIAL
  INSTITUTIONS PARTY TO THAT CERTAIN REVOLVING CREDIT AND TERM LOAN AGREEMENT DATED AS OF APRIL 26, 1999 BY AND AMONG CHART HOUSE ENTERPRISES, INC., CHART HOUSE, INC., AGENT, AND SUCH FINANCIAL INSTITUTIONS, PURSUANT TO THAT CERTAIN
AMENDED AND RESTATED SUBORDINATION AGREEMENT OF EVEN DATE HEREWITH EXECUTED BY
 AGENT, CHART HOUSE INC., CHART HOUSE ENTERPRISES INC., THE UNDERSIGNED, AND
                        EGI-FUND (01) INVESTORS, L.L.C.




                         AMENDED AND RESTATED GUARANTY
                         -----------------------------

     AMENDED AND RESTATED GUARANTY (this "Guaranty"), dated as of February 20, 2001, by CHART HOUSE ENTERPRISES OF IDAHO, INC., an Idaho corporation, CHART HOUSE ENTERPRISES OF PUERTO RICO, INC., a Louisiana corporation, CHART HOUSE OF ANNAPOLIS, INC., a Delaware corporation, CHART HOUSE OF MARYLAND, INC., a Delaware corporation, CHART HOUSE ACQUISITION, INC., a Delaware corporation, BIG WAVE, INC., a Delaware corporation, CORK `N CLEAVER, INC., a Delaware corporation, and ANALOS COMPANY, a Delaware corporation, WEST 52/ND/ STREET, INC., a Delaware corporation, CHART HOUSE ACQUISITION OF NEVADA, INC., a Delaware corporation, and CHART HOUSE ACQUISITION OF MARYLAND, INC., a Delaware corporation (collectively the "Guarantors"), in favor of EGI-FUND (01) INVESTORS, L.L.C., a Delaware limited liability company ("Lender").

     WHEREAS, Chart House Enterprises, Inc. ("Parent") and Chart House, Inc. (the "Company") and the Guarantors are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

     WHEREAS, each of the Guarantors expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by Lender pursuant to that certain Amended and Restated Subordinated Promissory Note and Guaranty of even date herewith (as amended from time to time, the "Note") executed by Parent and the Company in favor of Lender, and pursuant to which Lender may make available to the Company a loan (the "Loan") to the Company in the maximum aggregate principal amount of $11,000,000 (which benefits are hereby acknowledged);

     WHEREAS, it is a condition precedent to Lender's accepting the Note from the Company that each of the Guarantors execute and deliver to Lender this guaranty; and

     WHEREAS, each of the Guarantors wishes to guaranty the Company's obligations to Lender under or in respect of the Loan and the Note as provided herein;

     NOW, THEREFORE, each of the Guarantors hereby agrees with Lender as follows:

     1. Definitions.  The term "Obligations" and all other capitalized terms
        ------------
used herein without definition shall have the respective meanings provided therefor in the Note.

     2. Guaranty of Payment and Performance.  Each of the Guarantors hereby
        -----------------------------------
guarantees to Lender the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such Obligations which would become due but for the operation of the automatic stay pursuant to
(S)362(a) of
the Federal Bankruptcy Code and the operation of (S)(S)502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that Lender first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the joint and several obligations of each of the Guarantors hereunder with respect to such Obligations in default shall, upon demand by Lender, become immediately due and payable, without demand or notice of any nature, all of which are expressly waived by the Guarantors. Payments by each of the Guarantors hereunder may be required by Lender on any number of occasions. All payments by such Guarantors hereunder shall be made to Lender, in the manner and at the place of payment specified therefor in the Note.

     3. Guarantors' Agreement to Pay Enforcement Costs, etc.  Each of the
        ---------------------------------------------------
Guarantors further jointly and severally agrees, as the principal obligor and not as a guarantor only, to pay to Lender, on demand, all costs and expenses (including court costs and reasonable legal expenses) incurred or expended by Lender in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this (S)3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest set forth in the Note, provided that if such
                                                         --------
interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

     4. Waivers by Guarantors; Lender's Freedom to Act.  Each of the Guarantors
        ----------------------------------------------
agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect thereto. Each of the Guarantors waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each of the Guarantors agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of each of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Note or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations made in accordance with the terms thereof; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; or (v) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to the Guarantor.

     5. Unenforceability of Obligations Against Company. If for any reason the
        -----------------------------------------------
Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each of the Guarantors to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Note or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by such Guarantor.

     6. Subrogation; Subordination.
        --------------------------

          6.1. Waiver of Rights Against Company.  Until the final payment and
               --------------------------------
    performance in full of all of the Obligations, none of the Guarantors shall exercise and each of the Guarantors hereby waives any rights against the Company arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; none of the Guarantors will claim any setoff, recoupment or counterclaim against the Company in respect of any liability of such Guarantor to the Company.

          6.2. Subordination. The payment of any amounts due with respect to any
               -------------
    indebtedness of the Company for money borrowed or credit received now or hereafter owed to each of the Guarantors is hereby subordinated to the prior payment in full of all of the Obligations. Each of the Guarantors agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to such Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, such Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for Lender and be paid over to Lender on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

          6.3. Provisions Supplemental.  The provisions of this (S)6 shall be
               ------------------------
    supplemental to and not in derogation of any rights and remedies of Lender under any separate subordination agreement which Lender may at any time and from time to time enter into with any of the Guarantors.

     7. Setoff.  Upon the occurrence and during the continuance of an Event of
        ------
Default, Lender is hereby authorized at any time and from time to time, without notice to the Guarantors (any such notice being expressly waived by each of the Guarantors) and to the fullest extent permitted by law, to set off and apply any and all sums credited by or due from Lender to any Guarantor against the obligations of such Guarantor under this Guaranty, whether or not Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.

     8. Further Assurances.  Each of the Guarantors agrees that it will from
        ------------------
time to time, at the request of Lender, do all such things and execute all such documents as Lender may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of Lender hereunder. Each of the Guarantors acknowledges and confirms that such Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by such Guarantor concerning the financial condition of the Company and that such Guarantor will look to the Company and not to Lender in order for such Guarantor to keep adequately informed of changes in the Company's financial condition.

     9. Termination; Reinstatement.  This Guaranty shall remain in full force
        --------------------------
and effect until Lender is given written notice of any of the Guarantors' intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of Lender at the address of Lender for notices set forth in the Note. No such notice shall affect any rights of Lender hereunder, including without limitation the rights set forth in (S)(S)4 and 6, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

     10. Successors and Assigns.  This Guaranty shall be binding upon each of
         ----------------------
the Guarantors, its successors and assigns, and shall inure to the benefit of Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing sentence, Lender may assign or otherwise transfer the Note or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to Lender herein. No Guarantor may assign any of its obligations hereunder.

     11. Amendments and Waivers.  No amendment or waiver of any provision of
         ----------------------
this Guaranty nor consent to any departure by any of the Guarantors therefrom shall be effective unless the same shall be in writing and signed by Lender. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     12. Notices.  All notices and other communications called for hereunder
         -------
shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to a Guarantor, at the address set forth beneath its signature hereto, and if to Lender, at the address for notices to Lender set forth in the Note, or at such address as either party may designate in writing to the other.

     13. Governing Law; Consent to Jurisdiction.  THIS GUARANTY SHALL BE
         --------------------------------------
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAWS OF CONFLICTS) OF THE STATE OF ILLINOIS. Each of the Guarantors agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of Illinois or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in (S)12. Each of the Guarantors hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

     14. Waiver of Jury Trial.  EACH OF THE GUARANTORS HEREBY WAIVES ITS RIGHT
         --------------------
TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each of the Guarantors hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Guarantors (a) certifies that neither Lender nor any representative, agent or attorney of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in accepting the Note from the Company and in making a loan evidenced by the Note, Lender is relying upon, among other things, the waivers and certifications contained in this (S)14.

     15. Miscellaneous.  This Guaranty constitutes the entire agreement of each
         -------------
of the Guarantors with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined. This Guaranty may be executed (a) in counterparts, each of which counterparts shall be an original, and all of which together shall constitute one instrument, and (b) by facsimile signature, and such facsimile signature shall be deemed to be an original instrument. This Guaranty amends and restates in its entirety that certain Guaranty dated as of January 30, 2001 executed by the undersigned in favor of Lender.

     IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be executed and delivered as of the date first above written.

                              CHART HOUSE ENTERPRISES OF IDAHO, INC.

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295
                              Chicago, Illinois 60610

                              CHART HOUSE ENTERPRISES OF PUERTO RICO, INC.

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295
                              Chicago, Illinois 60610

                              CHART HOUSE OF MARYLAND, INC.

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295
                              Chicago, Illinois 60610

                              CHART HOUSE OF ANNAPOLIS, INC.

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295 Chicago, Illinois 60610

                              CHART HOUSE ACQUISITION, INC.

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295 Chicago, Illinois 60610

                              BIG WAVE, INC.

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295 Chicago, Illinois 60610

                              CORK'N CLEAVER, INC.

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295 Chicago, Illinois 60610

                              ANALOS COMPANY

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295 Chicago, Illinois 60610

                              WEST 52/ND/ STREET, INC.

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295 Chicago, Illinois 60610

                              CHART HOUSE ACQUISITION OF NEVADA, INC.

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295 Chicago, Illinois 60610

                              CHART HOUSE ACQUISITION OF MARYLAND, INC.

                              By:     _______________________________
                              Name:   _______________________________
                              Title:  _______________________________

                              Address:

                              640 N. LaSalle Street, Suite 295 Chicago, Illinois 60610

                                                                   EXHIBIT 10.70


                 AMENDED AND RESTATED SUBORDINATION AGREEMENT
                 --------------------------------------------

     AMENDED AND RESTATED SUBORDINATION AGREEMENT (this "Agreement"), dated as of February 20, 2001, among FLEET NATIONAL BANK (formerly known as BankBoston, N.A.), a national banking association having its office at 100 Federal Street, Boston, Massachusetts 02110, in its capacity as agent (the "Agent") for the Banks (as hereinafter defined), EGI-FUND (01) INVESTORS, L.L.C., a Delaware limited liability company having a principal of business at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 (the "Subordinating Creditor"), CHART HOUSE, INC., a Delaware corporation having its office at 640 North LaSalle Street, Suite 295, Chicago, Illinois 60610 (the "Borrower"), CHART HOUSE ENTERPRISES, INC. (the "Parent") and each of the Subsidiaries of the Borrower set forth on the signature pages hereto as Guarantors.

     WHEREAS, pursuant to a Revolving Credit and Term Loan Agreement, dated as of April 26, 1999 (as amended and in effect from time to time, including any replacement agreement therefor, the "Credit Agreement"), among the lending institutions party thereto (the "Banks"), the Agent, the Borrower and the Parent, the Banks have agreed, upon the terms and subject to the conditions contained therein, to make loans and otherwise to extend credit to the Borrower; and

     WHEREAS, the Subordinating Creditor has extended credit to the Borrower pursuant to a Subordinated Promissory Note and Guaranty dated as of January 30, 2000 (as amended with the consent of the Agent as provided herein and in effect from time to time, the "Original Subordinated Note"), executed by the Borrower and the Parent in favor of the Subordinating Creditor; and

     WHEREAS, the Agent, the Borrower, the Parent, the Guarantors and the Subordinating Creditor entered into a Subordination Agreement, dated as of January 30, 2001 (the "Original Subordination Agreement") pursuant to which all indebtedness of the Borrower to the Subordinating Creditor was subordinated to indebtedness of the Borrower to the Agent and the Banks on the terms and conditions contained therein;

     WHEREAS, the Original Subordinated Note shall be amended and restated in its entirety by the Amended and Restated Subordinated Promissory Note and Guaranty dated as of February __, 2001 (the "Subordinated Note") executed by the Borrower and the Parent in favor of the Subordinating Creditor, as set forth therein and shall remain in full force and effect only as set forth therein;

     WHEREAS, the parties hereto wish to amend and restate the Original Subordination Agreement to amend certain provisions thereto;

     WHEREAS, it is a condition precedent to the Banks' willingness to continue to make loans and otherwise to extend credit to the Borrower pursuant to the Credit Agreement that the Borrower and the Subordinating Creditor enter into this Agreement with the Agent; and

     WHEREAS, in order to induce the Banks to continue to make loans and otherwise extend credit to the Borrower pursuant to the Credit Agreement, the Borrower and the Subordinating Creditor have agreed to enter into this Agreement with the Agent;

     NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  Definitions.
         -----------

     Terms not otherwise defined herein have the same respective meanings given to them in the Credit Agreement. In addition, the following terms shall have the following meanings:

     Senior Debt.  All principal, interest, fees, costs, enforcement expenses
     -----------
(including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by the Credit Agreement or any of the other Loan Documents, or any prior, concurrent, or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the Agent or any of the Banks. Senior Debt shall expressly include any and all interest accruing or out of pocket costs or expenses incurred after the date of any filing by or against the Borrower of any petition under the federal Bankruptcy Code or any other bankruptcy, insolvency or reorganization act regardless of whether the Agent's or any Bank's claim therefor is allowed or allowable in the case or proceeding relating thereto.

     Subordinated Debt.  All principal, interest (including interest accrued
     -----------------
pursuant to the Subordinated Note), fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement and indemnity obligations created or evidenced by the Subordinated Note, the Subordinated Guaranty or any prior, concurrent or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the Subordinating Creditor.

     Subordinated Documents.  Collectively, the Subordinated Note, the
     ----------------------
Subordinated Guaranty, any promissory notes executed in connection therewith and any and all guaranties and security interests, mortgages and other liens directly or indirectly guarantying or securing any of the Subordinated Debt, and any and all other documents or instruments evidencing or further guarantying or securing directly or indirectly any of the Subordinated Debt, whether now existing or hereafter created.

     Subordinated Guaranty.  The Amended and Restated Guaranty, dated as of
     ---------------------
February __, 2001, made by each Subsidiary of the Borrower in favor of the Subordinating Creditor.

     2.   General. Except as expressly permitted by Section 11.16 of the Credit
          -------
Agreement, the Subordinated Debt and any and all Subordinated Documents shall be and hereby are subordinated and the payment thereof is deferred until the full and final payment in cash of the Senior Debt, whether now or hereafter incurred or owed by the Borrower. The Subordinating Creditor acknowledges and agrees that, except as expressly permitted by Section 11.16 of the Credit Agreement, the Subordinated Debt may not be prepaid without the consent of the Agent and the Banks, such consent to be granted or withheld in the sole and absolute discretion of the Agent and the Banks.

     3.   Enforcement. The Subordinating Creditor will not take or omit to take
          -----------
any action or assert any claim with respect to the Subordinated Debt or otherwise which is inconsistent with the provisions of this Agreement. Without limiting the foregoing, the Subordinating Creditor will not assert, collect or enforce the Subordinated Debt or any part thereof or take any action to foreclose or realize upon the Subordinated Debt or any part thereof or enforce any of the Subordinated Documents except to the extent (but only to such extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitation, to defend any challenge to the validity of the Subordinated Debt, or to file a proof of claim or to make a vote in a proceeding described in (S)6.1. Until the Senior Debt has been finally paid in full in cash, the Subordinating Creditor shall not have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of the Borrower or any guarantor of or provider of collateral security for the Senior Debt. The Subordinating Creditor further waives any and all rights with respect to marshalling.

     4.  Payments Held in Trust. Until the Senior Debt is paid in full in cash,
         ----------------------
the Subordinating Creditor will hold in trust and immediately pay over to the Agent for the account of the Banks and the Agent, in the same form of payment received, with appropriate endorsements, for application to the Senior Debt any cash amount that the Borrower pays to the Subordinating Creditor with respect to the Subordinated Debt, or as collateral for the Senior Debt any other assets of the Borrower that the Subordinating Creditor may receive with respect to the Subordinated Debt.

     5.  Defense to Enforcement. If the Subordinating Creditor, in contravention
         ----------------------
of the terms of this Agreement, shall commence, prosecute or participate in any suit, action or proceeding against the Borrower, then the Borrower may interpose as a defense or plea the making of this Agreement, and the Agent or any Bank may intervene and interpose such defense or plea in its name or in the name of the Borrower. If the Subordinating Creditor, in contravention of the terms of this Agreement, shall attempt to collect any of the Subordinated Debt or enforce any of the Subordinated Documents, then the Agent, any Bank or the Borrower may, by virtue of this Agreement, restrain the enforcement thereof in the name of the Agent or such Bank or in the name of the Borrower. If the Subordinating Creditor, in contravention of the terms of this Agreement, obtains any cash or other assets of the Borrower as a result of any administrative, legal or equitable actions, or otherwise, the Subordinating Creditor agrees forthwith to pay, deliver and assign to the Agent, for the account of the Banks and the Agent, with appropriate endorsements, any such cash for application to the Senior Debt and any such other assets as collateral for the Senior Debt.

     6.  Bankruptcy, etc.
         ---------------

          6.1.  Payments relating to Subordinated Debt.  At any meeting of
                --------------------------------------
     creditors of the Borrower or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of the Borrower or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of the Borrower or its business, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against the Borrower for relief under the federal Bankruptcy Code or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshalling of assets or otherwise, the Agent is hereby irrevocably authorized at any such meeting or in any such proceeding to receive or collect for the benefit of the Banks and the Agent any cash or other assets of the Borrower distributed, divided or applied by way of dividend or payment, or any securities issued on account of any Subordinated Debt, and apply such cash to or to hold such other assets or securities as collateral for the Senior Debt, and to apply to the Senior Debt any cash proceeds of any realization upon such other assets or securities that the Agent in its discretion elects to effect, until all of the Senior Debt shall have been paid in full in cash, rendering to the Subordinating Creditor any surplus to which the Subordinating Creditor is then entitled.

          6.2.  Securities by Plan of Reorganization or Readjustment.
                ----------------------------------------------------
     Notwithstanding the foregoing provisions of (S)6.1, the Subordinating Creditor shall be entitled to receive and retain any securities of the Borrower or any other corporation or other entity provided for by a plan of reorganization or readjustment (a) the payment of which securities is subordinate, at least to the extent provided in this Agreement with respect to Subordinated Debt, to the payment of all Senior Debt under any such plan of reorganization or readjustment and (b) all other terms of which are acceptable to the Banks and the Agent.

          6.3.  Subordinated Debt Voting Rights. At any such meeting of
                -------------------------------
     creditors or in the event of any such case or proceeding, the Subordinating Creditor shall retain the right to vote and otherwise act with respect to the Subordinated Debt (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), provided that the Subordinating Creditor shall not vote witH respect to any such plan or take any other action in any way so as to contest (a) the validity of any Senior Debt or any collateral therefor or guaranties thereof, (b) the relative rights and duties of any holders of any Senior Debt established in any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such collateral or guaranties or (c) the Subordinating Creditor's obligations and agreements set forth in this Agreement.

      7. Lien Subordination. The Senior Debt, the Credit Agreement and the other
         ------------------
Loan Documents and any and all other documents and instruments evidencing or creating the Senior Debt and all guaranties, mortgages, security agreements, pledges and other collateral guarantying or securing the Senior Debt or any part thereof shall be senior to the Subordinated Debt and all of the Subordinated Documents irrespective of the time of the execution, delivery or issuance of any thereof or the filing or recording for perfection of any thereof or the filing of any financing statement or continuation statement relating to any thereof.

          7.1.  Further Assurances. The Subordinating Creditor hereby agrees,
                ------------------
     upon request of the Agent at any time and from time to time, to execute such other documents or instruments as may be requested by the Agent further to evidence of public record or otherwise the senior priority of the Senior Debt as contemplated hereby.

          7.2.  Books and Records. The Subordinating Creditor further agrees to
                -----------------
     maintain on its books and records such notations as the Agent may reasonably request to reflect the subordination contemplated hereby and to perfect or preserve the rights of the Agent hereunder. A copy of this Agreement may be filed as a financing statement in any Uniform Commercial Code recording office.

     8.  Banks' Freedom of Dealing. The Subordinating Creditor agrees, with
         -------------------------
respect to the Senior Debt and any and all collateral therefor or guaranties thereof, that the Borrower and the Banks may agree to increase the amount of the Senior Debt or otherwise modify the terms of any of the Senior Debt, and the Banks may grant extensions of the time of payment or performance to and make compromises, including releases of collateral or guaranties, and settlements with the Borrower and all other persons, in each case without the consent of the Subordinating Creditor or the Borrower and without affecting the agreements of the Subordinating Creditor or the Borrower contained in this Agreement; provided, however, that nothing contained in this (S)8 shall constitute a waiver
--------  -------
of the right of the Borrower itself to agree or consent to a settlement or compromise of a claim which the Agent or any Bank may have against the Borrower.

     9.  Modification or Sale of the Subordinated Debt. The Subordinating
         ---------------------------------------------
Creditor will not, at any time while this Agreement is in effect, modify any of the terms of any of the Subordinated Debt or any of the Subordinated Documents; nor will the Subordinating Creditor sell, transfer, pledge, assign, hypothecate or otherwise dispose of any or all of the Subordinated Debt to any person other than a person who agrees in a writing, satisfactory in form and substance to the Agent, to become a party hereto and to succeed to the rights and to bound by all of the obligations of the Subordinating Creditor hereunder. In the case of any such disposition by the Subordinating Creditor, the Subordinating Creditor will notify the Agent at least 10 days prior to the date of any of such intended disposition.

     10.  Borrower's Obligations Absolute.  Nothing contained in this Agreement
          -------------------------------
shall impair, as between the Borrower and the Subordinating Creditor, the obligation of the Borrower to pay to the Subordinating Creditor all amounts payable in respect of the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or prevent the Subordinating Creditor (except as expressly otherwise provided in (S)3 or (S)6) from exercising all rights, powers and remedies otherwise permitted by Subordinated Documents and by applicable law upon a default in the payment of the Subordinated Debt or under any Subordinated Document, all, however, subject to the rights of the Agent and the Banks as set forth in this Agreement. The failure of the Borrower to make any payment with respect to the Subordinated Debt in accordance with its terms by reason of the operation of this Agreement shall not be construed as preventing the occurrence of a default under the Subordinated Documents.

     11.  Termination of Subordination.  This Agreement shall continue in full
          ----------------------------
force and effect, and the obligations and agreements of the Subordinating Creditor and the Borrower hereunder shall continue to be fully operative, until all of the Senior Debt shall have been paid and satisfied in full in cash and such full payment and satisfaction shall be final and not avoidable. To the extent that the Borrower or any guarantor of or provider of collateral for the Senior Debt makes any payment on the Senior Debt that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a "Voided Payment"), then to the extent of such Voided Payment, that portion of the Senior Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from the Agent or any Bank, an Event of Default shall be deemed to have existed and to be continuing under the Credit Agreement from the date of the Agent's or such Bank's initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to the Agent or such Bank. During any continuance of any such Event of Default, this Agreement shall be in full force and effect with respect to the Subordinated Debt. To the extent that the Subordinating Creditor has received any payments with respect to the Subordinated Debt subsequent to the date of the Agent's or any Bank's initial receipt of such Voided Payment and such payments have not been invalidated, declared to be fraudulent or preferential or set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, the Subordinating Creditor shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of the Agent or such Bank, and the Subordinating Creditor hereby agrees to pay to the Agent for the benefit of the Agent or (as the case may be) such Bank, upon demand, the full amount so received by the Subordinating Creditor during such period of time to the extent necessary fully to restore to the Agent or such Bank the amount of such Voided Payment. Upon the payment and satisfaction in full in cash of all of the Senior Debt, which payment shall be final and not avoidable, this Agreement will automatically terminate without any additional action by any party hereto.

     12.  Notices. All notices and other communications which are required and
          -------
may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and effective in all respects if given in writing or telecopied, delivered or mailed by registered or certified mail, postage prepaid, as follows:

          If to the Agent:

                                Fleet National Bank
                                100 Federal Street
                                Boston, MA  02110

                    Attention:  Thomas P. Tansi

               with a copy to:

                                Bingham Dana LLP
                                150 Federal Street
                                Boston, MA  02110

                    Attention:  Robert A.J. Barry


          If to the Subordinating Creditor:

                                EGI-Fund (01) Investors, L.L.C.
                                c/o Equity Group Investments, L.L.C.
                                Two North Riverside Plaza
                                Suite 600
                                Chicago, IL  60606

                  Attention:    Don Liebentritt
                                Jeff Klein

               with a copy to:

                                Neal, Gerber & Eisenberg
                                Two North LaSalle Street
                                Chicago, IL  60602

                  Attention:    Marc Brenner

          If to the Parent, the
          Borrower or any Guarantor:

                                Chart House, Inc.
                                640 North LaSalle Street, Suite 295
                                Chicago, IL  60610

                  Attention:    Thomas J. Walters

     or such other address or addresses as any party hereto shall have designated by written notice to the other parties hereto. Notices shall be deemed given and effective upon the earlier to occur of (i) the third day following deposit thereof in the U.S. mail or (ii) receipt by the party to whom such notice is directed.

     13.  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN
          -------------
ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL BE A SEALED INSTRUMENT UNDER SUCH LAWS.

     14.  Waiver of Jury Trial. EACH OF THE SUBORDINATING CREDITOR AND THE
          --------------------
BORROWER EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE SUBORDINATING CREDITOR AND THE BORROWER HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE SUBORDINATING CREDITOR AND THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     15.  Miscellaneous. This Agreement may be executed in several counterparts
          -------------
and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against which enforcement is sought. The Agent, acting upon the instructions of the Required Banks, may, in their sole and absolute discretion, waive any provisions of this Agreement benefiting the Agent and the Banks; provided, however, that such
                                              --------  -------
waiver shall be effective only if in writing and signed by the Agent and shall be limited to the specific provision or provisions expressly so waived. This Agreement shall be binding upon the successors and assigns of the Subordinating Creditor and the Borrower and shall inure to the benefit of the Agent and the Banks, the Agent's and the Banks' respective successors and assigns, any lender or lenders refunding or refinancing any of the Senior Debt and their respective successors and assigns, but shall not otherwise create any rights or benefits for any third party. In the event that any lender or lenders refund or refinance any of the Senior Debt, the terms "Credit Agreement", "Loan Documents", "Event of Default" and the like shall refer mutatis mutandis to the agreements and
                                     ------- --------
instruments in favor of such lender or lenders and to the related definitions contained therein. In the event of any inconsistency or conflict between the Subordinated Documents and this Agreement, such inconsistency or conflict will be governed by the terms of this Agreement and not the Subordinated Documents. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to the same, specifically including the Original Subordination Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   BANK:  FLEET NATIONAL BANK, As Agent



                                   By:_____________________________________

                                        Name:
                                        Title:

     SUBORDINATING CREDITOR:  EGI-FUND (01) INVESTORS, L.L.C.



                                   By: ____________________________________
                                        Name:
                                        Title:

                                   PARENT:  CHART HOUSE ENTERPRISES, INC.


                                   By: ____________________________________
                                        Name:
                                        Title:

                                   BORROWER:  CHART HOUSE, INC.


                                   By:_____________________________________
                                        Name:
                                        Title:

                                   GUARANTORS:  CHART HOUSE ENTERPRISES OF
                                                IDAHO, INC.



                                   By:______________________________
                                        Title:

                                   CHART HOUSE ENTERPRISES OF PUERTO RICO, INC.


                                   By:______________________________
                                        Title:

                                   CHART HOUSE OF ANNAPOLIS, INC.


                                   By:______________________________
                                   Title:

                                   CHART HOUSE OF MARYLAND, INC.


                                   By:______________________________
                                   Title:

                                   CHART HOUSE ACQUISITION, INC.


                                   By:______________________________
                                   Title:

                                   BIG WAVE, INC.


                                   By:______________________________
                                   Title:

                                   CORK 'N CLEAVER, INC.


                                   By:______________________________
                                   Title:

                                   ANALOS COMPANY


                                   By:______________________________
                                   Title:

                                   WEST 52/nd/ STREET, INC.


                                   By:______________________________
                                   Title:

                                   CHART HOUSE ACQUISITION OF NEVADA, INC.


                                   By:______________________________
                                   Title:

                                   CHART HOUSE ACQUISITION OF MARYLAND, INC.


                                   By:______________________________
                                   Title:

                         CERTIFICATE OF ACKNOWLEDGMENT

STATE OF ________________________________)
                                         )  ss.
COUNTY OF________________________________)

     Before me, the undersigned, a Notary Public in and for the county aforesaid, on this ____ day of February 2001, personally appeared ____________ to me known personally, and who, being by me duly sworn, deposes and says that he is the ___________ of EGI-FUND (01) INVESTORS, L.L.C., and that said instrument was signed and sealed on behalf of said limited liability company by authority of its members, and said _________________ acknowledged said instrument to be the free act and deed of said limited liability company.



                                   ______________________________
                                   Notary Public
                                   My commission expires:

                                                                      Exhibit 13

A Clearer View
-------------------------------------------------------------------------------

Chart House Enterprises has sharpened its focus for 2001 and has a clearer view of its business than at anytime in its recent past. We learned the hard way by seeing well-choreographed strategies and aggressive expansion plans succumb to reality. But in the end, we have emerged from a turbulent 2000 as a company in touch with the marketplace and a renewed sense of fiscal responsibility.

Our first humbling moment came as a result of our planned closing of 11 under-performing Chart House locations. While the pruning and pairing back of a business can indeed be good business, it can also take a toll on the company, its employees and loyal customers in markets no longer served. I am happy to report that our own initiative has been successful, however, the post-closure transition is on-gong and we continue to work hard to address any significant repercussions.

Angelo and Maxie's also gave us a reality check. After a highly successful opening of our second location in Mid-town Manhattan, we went on to open restaurants in Atlanta, Washington, D.C. and Phoenix. Unfortunately, the combination of construction delays and the opening of the locations with significant pre-opening costs forced us to slow further expansion of the concept. We also have temporarily "tabled" other plans to begin growing the
Chart House concept.   We are still on course to open new Angelo & Maxie's
locations in West Palm Beach, Florida and Reston, Virginia in 2001. Thereafter, we plan to revisit a realistic, but disciplined, growth strategy for both concepts built upon their strong sales performance and the Company achieving solid return on investment targets.

Finally, despite our best efforts, we did not create new financial wealth for shareholders in 2000. We did, however, create inherent value within Company operations by adding new and promising locations and strengthening our core business.

The clearer view today is that a true transformation of a concept takes time. The Chart House concept has emerged from a three-year repositioning to take its place as a solid, lean, restaurant company, newly outfitted to produce profit and long-term growth. The concept is more focused, with a stronger brand position than it has ever enjoyed in the past. With a creative, new seafood-focused menu that has received rave reviews from coast to coast, and spectacular views from newly remodeled interiors, the Chart House transformation is near complete and paying off. Indeed, one telling accomplishment of the last year speaks volumes: Chart House experienced strong same store sales growth of 6.3%
- a clear indication that 2001 should be very bright for all of us.

What is also clear to us is that the building of a new quality concept also takes time and an ever-watchful eye on the bottom line. The Angelo and Maxie's brand has been well received and we remain optimistic about its ability to generate solid sales much earlier in the opening cycle.

Despite high pre-opening investments, the Angelo and Maxie's concept has made respectable showings in all of the markets it has entered in a relatively short time frame. Manhattan, a renowned barometer of trends and tastes, is in love with Angelo and Maxie's, and we expect this love affair to spread outside of the island into our new markets. In a serious effort to add directly to the Company's bottom line, we've made great strides in driving excess costs from the Angelo & Maxie's pre-opening formula and have fine-tuned our operations. The result will be more efficient entries into markets for our new Angelo & Maxie's locations in 2001 and beyond.

As we look ahead to 2001, with a clearer view of our business, Chart House Enterprises begins its 40th Anniversary with two vital concepts. Both concepts are in-touch with America's dining tastes. Their menus are strong, their atmospheres are exciting, and their service and guest protocols are winners.


/s/ Thomas J. Walters


Thomas J. Walters
President and Chief Executive Officer



CHART HOUSE RESTAURANTS

Coming off the introduction of an imaginative seafood menu in 1999 to the remodeling of nearly all of its Chart House restaurants to a contemporary decor, and the re-opening of cornerstone locations in Boston and Weehawken, the Company's system-wide revitalization program which began two years earlier is almost complete.

Chart House is on course and steadily building its renown as a restaurant Serious About Seafood. A new Fresh Fish selection was added to the menu, giving guests the opportunity to choose from eight varieties of fish prepared three exciting ways: grilled, baked or blackened. An Alaska Seafood promotion, in the spring, brought more rare selections, associating Chart House with the freshest, most sought after species.

The frequent dining program, ViewPoints, continues to grow, over 200,000 members strong. Program enhancements in 2000 included the use of electronic mail to communicate more cost effectively and motivate loyal Chart House guests to return on a more frequent basis.

Chart House also teamed with Transmedia/I-Dine, enabling a member base of four million dining enthusiasts to earn rewards when eating at Chart House restaurants nationwide.

The opportunities for growth continue for a restaurant concept with 40 years of quality and dedication steering the way to a promising future.



ANGELO and MAXIE'S STEAKHOUSE

From its 1996 beginning in the Flatiron district of New York, Angelo and Maxie's has proven that its warm, inviting ambience, thick, juicy steaks and energetic atmosphere, carries wide consumer appeal.

The popular see-and-be-seen spots are serving the right blend of traditional steakhouse brawn with a spirited attitude to win over the appetites of today's up and comers. The target demographic, ages 25-44, has a higher disposable income, a penchant for fashionable dining spots, and a desire to see-and-be-seen.

In cities from Atlanta to Phoenix to the nation's capitol, the concept has met with rave reviews. "Steakhouse delivers with big, beefy portions," proclaims the Atlanta Journal-Constitution. "You are in for a treat," chimes the Washington Times. "This place sizzles," declares The Arizona Republic.

Chart House launched an edgy advertising campaign to differentiate the brand from its stuffier counterparts and deliver a fresh twist on an American classic: the steakhouse. Bold print ads, in eye-catching red and black, feature glamour girls wearing shades with a cow reflected in the lens and a sexy pout uttering, "meat/not meat" - a carryover from the menu. Bold radio spots reinforce the brand's hip-factor.

Angelo and Maxie's appeal lies in its ability to draw from its supper-club era elegance to delivering an energetic dining experience for today's tastes. The concept is poised to move into new markets, while maintaining the entrepreneurial spirit that inspired the Company to take Angelo & Maxie's to new heights.

                                                                      Exhibit 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

The following table presents the results of operations for each of the fiscal years in the three years ended December 25, 2000. The dollar amounts are in thousands.

                                               2000                   1999                  1998
------------------------------------------------------------------------------------------------------------
                                              Amount        %        Amount       %        Amount        %
------------------------------------------------------------------------------------------------------------
Revenues                                     $141,697     100.0     $140,937    100.0     $145,188     100.0

Costs and Expenses:
 Cost of Sales                                 46,347      32.7       45,059     32.0       47,388      32.6
 Restaurant Labor                              40,499      28.6       42,015     29.8       42,078      29.0
 Other Operating Costs                         32,640      23.0       31,930     22.6       34,955      24.1
 Selling, General and Administrative           13,312       9.4       11,472      8.1       14,353       9.9
  Expenses
 Depreciation and Amortization                  6,922       4.9        7,830      5.6        6,601       4.5
 Pre-opening Costs                              5,266       3.7         -         -             -        -
 Write Down of Assets and                       3,810       2.7        4,890      3.5           -        -
  Restructuring and Unusual Charges
 Loss (Gain) on Sales of Assets                   278       0.2         (742)    (0.5)      (1,534)     (1.0)
                                             ---------------------------------------------------------------
(Loss) Income from Operations                  (7,377)     (5.2)      (1,517)    (1.1)       1,347       0.9
 Interest Expense, net                          3,049       2.2        2,023      1.4          776       0.5
                                             ---------------------------------------------------------------
(Loss) Income Before Income                   (10,426)     (7.4)      (3,540)    (2.5)         571       0.4
 Taxes
Provision for Income Taxes                       -          -           -         -             -        -
                                             ---------------------------------------------------------------
Net (Loss) Income                            $(10,426)     (7.4)    $ (3,540)    (2.5)    $    571       0.4
                                             ===============================================================

________________________________________________________________________________

Management believes that the most meaningful approach to analyzing operations is through margin analysis, which requires critically reviewing the relationships that certain costs and expenses bear to revenues. Accordingly, the discussion below follows this approach.

________________________________________________________________________________

Fiscal years 2000, 1999 and 1998

    At December 25, 2000 Chart House Enterprises, Inc. (the "Company") operated 41 Chart House restaurants (which includes the Peohe's restaurant). Of those restaurants, one restaurant has been designated for closure. Management estimates that this restaurant will be closed in 2001. Comparable restaurant revenue growth (restaurants open continuously for all three years), excluding the restaurant held for disposal, for the past three years have been:

                               2000      1999      1998
                               ----      ----      ----
    Comparable restaurants      6.3%      3.4%      0.3%

    Revenue growth at comparable restaurants during 2000 is attributed to the continued focus on executing a quality menu with uncompromising customer service, and, in several locations, renewed interest following significant remodeling. The increase in 1999 was attributable to a new menu created in 1998. Chart House implemented this menu into all designated restaurants during a year-long roll out which began in the third quarter 1998. Revenues were negatively affected, temporarily, at many restaurants during the implementation period.

    Total revenues increased 0.5%, or $760,000 in 2000 and decreased (2.9%), or ($4,251,000) in 1999. In 2000, comparable restaurant growth and revenues contributed by new restaurant openings were equally offset by the permanent closure of underperforming restaurants. The 1999 decrease from 1998 revenues reflects the loss in revenues by disposing of several restaurants and the Solana Beach Baking Company. These decreases were partially offset by the acquisition of the Angelo & Maxie's concept and continued growth of restaurants not identified for disposal. The table below reflects the impact, (increase or (decrease) in thousands), on total revenues resulting from strategic decisions implemented over the past three years.

                                                                          2000      1999      1998
                                                                         ---------------------------
     Continuing Restaurants                                             $  6,538   $ 3,322   $(3,298)
     New Restaurant Openings (1)                                          10,398         -         -
     Angelo and Maxie's (acquired in Q2 1999)                              3,742     6,439         -
     Restaurants Held for Disposal                                          (534)        -         -
     Permanent Closure of Restaurants                                    (19,384)   (8,805)   (2,108)
     Solana Beach Baking Company (sold in 1998)                                -    (5,207)     (608)
                                                                        --------   -------   -------
           Total                                                        $    760   $(4,251)  $(6,014)

    (1) New restaurants were open an average of five months in 2000.

    Cost of sales as a percentage of revenues increased by 0.7% versus 1999. The increase is largely due to the increase in the ratio of Angelo and Maxie's restaurants to total restaurants. The menu at Angelo and Maxie's contains significantly more beef items and large portion sizes. This results in higher food costs than have typically been realized at the Chart House restaurants. The Company anticipates continued decreases in profit margin as the proportionate revenue contribution from Angelo and Maxie's increases with the growth of the concept. The higher cost of sales percentage in 1998 is due to the 1998 implementation of the new menu which required intensive training and practice, increasing food waste.

    Restaurant labor was lower as a percentage of revenues in 2000 versus 1999, both in hourly wages and in manager compensation, due to the sales leverage on the fixed portion of compensation. In 1999, higher restaurant labor expense was due to enhanced management staffing and the addition of several catering sales managers, as well as training expenditures related to the new menu roll out.

    Other operating costs increased as a percentage of sales in 2000 versus 1999. The increase versus 1999 is largely attributable to increased rent expense resulting from a sale-leaseback transaction, which occurred in June 2000. This strategy allowed for proceeds of $15 million which were used to pay down loan balances. The increase in rent affected margins by 1.5%. These increases are somewhat offset by reduction in repair and maintenance expense. The savings in repair and maintenance expense equated to 0.5% of sales in 2000. The 1999 decrease versus 1998 is primarily a result of significant restaurant remodeling in both 1998 and 1999. The capital investment relieved the Company of major ongoing repair and maintenance expenditures.

    Selling, general, and administrative expenses increased as a percentage of sales versus 1999. The increase versus 1999 reflects Company initiatives in 2000 to expand its restaurant base and build a corporate infrastructure to promote the new concept and restaurant growth. The Company expensed $400,000 reflecting one-time severance charges for terminated employees in 2000. Remaining increases reflect increased insurance expenses. The decrease in 1999 in selling, general, and administrative expenses versus 1998 are largely due to one time costs in 1998 of relocating the corporate office from Solana Beach, California to Chicago, Illinois.

    Depreciation and amortization decreased as a percentage of sales since 1999 due to the fewer number of restaurants currently in operation. Further, a sale-leaseback entered into in June 2000 eliminated depreciation for five buildings. Depreciation and amortization increased between 1999 and 1998 as a result of significant capital investment in approximately 50% of the Chart House restaurants during the latter half of 1998 and all of 1999. In addition, there was significant incremental amortization relating to the intangible assets acquired in the 1999 business combination.

    The Company has incurred approximately $5,266,000 in expenditures during 2000 related to the opening of new restaurants. These costs primarily reflect salaries and benefits and training costs for new employees. The Company opened four new Angelo and Maxie's restaurants and re-opened two major Chart House restaurants (Boston and Weehawken) during 2000.

    The Company incurred special charges of $4,890,000 in 1999 for asset write-downs and other charges related to the closure of eleven Chart House restaurants. In 2000, the Company incurred an additional $3,810,000 restructuring charge reflecting incremental exit costs and asset write-downs for the remaining restaurants identified for disposal. The restructuring charge includes a net write-down of assets of $979,000 and an additional restructuring charge of $2,831,000. There were no similar charges in 1998. A description of the 2000 and 1999 special charges is detailed in "Restructuring Actions and Special Charges".

    Several asset disposals resulted in a net loss of $278,000 during 2000. Six restaurant properties were sold in 1999 generating gains of $742,000. The 1998 results include gains on sales of non-core assets totaling $1,534,000, stemming primarily from the sale of Solana Beach Baking Company and Company-held investments.

     Interest expense increased in 2000 as compared to 1999, reflecting a full year interest on the $15 million term loan obtained in mid 1999.

    Operating loss before taxes, gains and losses on sales, restructuring charges, and write-downs of assets were ($6,338,000), or (4.5%) of sales in 2000. Comparable results in 1999 reflect income of $608,000, or 0.4% of sales; and a loss of $(963,000), or (0.7%) of sales in 1998. The decrease in profits in 2000 reflects expenses incurred for opening new restaurants.


RESTRUCTURING ACTIONS AND SPECIAL CHARGES

    In 1999, the Company committed to an expansion plan of both the Chart House concept and the Angelo and Maxie's concept. This plan included a reorganization of operations and, as a result, eleven restaurants were identified for disposal. All eleven restaurants remained open through December 27, 1999. In the fourth quarter 1999, the Company recorded $4,286,000 in asset impairment write-down, including impairment of goodwill, and $604,000 in exit costs and severance payments due 283 employees. By the end of 2000, ten of the eleven restaurants identified for disposal had closed. Management anticipates closure and disposal of the remaining restaurant in 2001.

    In 2000, the Company recorded an additional restructuring charge of $3,810,000. The charge reflects additional net asset impairment write-downs totaling $979,000, which reflects reduction in carrying value of assets held for disposal to zero. A restructuring charge of $2,831,000 reflects incremental exit costs, primarily occupancy costs incurred.

    The remaining restaurant identified for disposal did not contribute significantly to the Company's consolidated income in 2000, 1999 or 1998.


OPERATING OUTLOOK

    This outlook section contains a number of forward-looking statements, all of which are based on current expectations. Actual results may differ materially.

    The main operational objectives in 2001 are to focus on building brand recognition for the Angelo and Maxie's concept through the execution of strong operations, supplemented by focused marketing messages. The Chart House restaurants reflect the strongest and most profitable group of restaurants the Company has managed in many years. A majority of the restaurants have had recent significant remodels and renovations and execute a quality menu to the highest standards. Management believes that the sales growth reflects the positive acceptance of the changes made within Chart House.

    Commodity price increases, especially beef prices, will decrease profit margins to the extent the Company is not able to pass these price increases to the customer. Any future minimum wage increases legislated by federal and state authorities will have a detrimental impact on labor margins. The Company continues to evaluate efficiencies to ensure that any significant impact will not have to be mitigated by price increases.

    The Company anticipates maintaining its current level of comparable restaurant revenue growth with consistent margins. It is feasible that new restaurant openings will initially have a detrimental impact on total Company margins. Personnel, both in the front and the back of the house, need to be trained for performance at levels meeting Company standards. This training will transpire both in currently open restaurants as well as in unopened restaurant locations. Both situations may drive margins downward. The total impact is a function of the number of restaurants opening and the timing of those restaurant openings.

    Results of operations in 2001 will likely see a reduction in pre-opening expenses of approximately $4.5 million. Having opened six restaurants in 2000, management has developed a method to ensure a high quality and cost efficient opening for the two restaurants to be opened in 2001. Further openings are not anticipated in 2001. The Company's focus will be to maximize its investment in the Angelo and Maxie's concept. Subsequently, based on results achieved during 2001, the Company will determine its future growth model based on available resources, and its ability to deliver adequate shareholder returns.


LIQUIDITY AND CAPITAL RESOURCES

                                                   (IN `000S)
                                           2000       1999      1998
                                          -------   --------   -------
 Cash from operating activities           $   552   $  3,177   $ 3,507
 Cash used for acquisition                      -    (10,383)        -
 Cash used in investing activities
  (other than for acquisition)             (6,836)    (6,474)   (6,234)
 Cash provided by financing activities      6,243     13,838     2,788
                                          -------   --------   -------

 Net (decrease) increase in cash          $   (41)  $    158   $    61
                                          =======   ========   =======

    Cash from operating activities decreased in 2000 due to the payment of more than $5 million in pre-opening expenses, occupancy costs incurred at restaurants held for disposal, and increased insurance costs. The Company does not anticipate significant pre-opening expense in 2001. In 2000, the Company received more than $2 million in lease incentives from various landlords. The proceeds were used to fund construction of the related properties. Significant additional lease incentives are not anticipated in the foreseeable future.

    Cash used in investing activities in 2000 consists of capital expenditures approaching $25 million offset by $17.8 million in proceeds from the disposal of restaurant properties. The $11 million increase in capital expenditures from 1999 to 2000 reflects investment in four newly constructed Angelo and Maxie's steakhouses. Capital expenditures in previous years reflects remodeling and renovation of existing restaurants. The Company currently projects 2001 capital expenditures to be $12 million of which approximately $9 million reflects commitments on new restaurant construction and $3 million will be used for existing restaurant capital expenditures.

    Cash provided by financing activities in 2000 includes the proceeds of the related party subordinated debt and net borrowings under the Revolving Credit and Term Loan Agreement ("Agreement"). In 2000 the Company began making principal payments on the $15 million term loan secured in 1999. Principal payments on the term loan continue each quarter until its maturity in March 2004. Continued payments to the previous owners of the Angelo and Maxie's concept totaled $750,000 in 2000. Payments under this agreement continue until April 2002.

    The Company requires capital principally for the construction and opening expenses for new restaurants and for the remodeling and refurbishing of existing restaurants. The Company's primary sources of working capital are cash flows from operations and borrowings under the Agreement that provides up to a $17.5 million line of credit.

    At the end of 2000, the Company had approximately $11.1 million in outstanding borrowings under its line of credit, compared with $4.2 million at the end of 1999. The incremental borrowings were used to fund the net increase in investing activities, to fund the $1.5 million principal payments due on the term loan, and to fund operating activities including more than $5 million in pre-opening expenses. At the end of 2000, the Company had $4.6 million available under its line of credit.

    The Company has approximately $9 million in commitments and liabilities stemming from construction of six new restaurants during 2000. On February 20, 2001 the Company entered into several agreements with affiliates of Samstock, L.L.C., the Company's largest stockholder, and Samuel Zell, the Company's Chairman of the Board, (the "Related Parties") to secure short term and long term financing to fund those obligations. Those agreements are described below:

    . The Company secured subordinated notes ("Notes") totaling $13 million. The Notes accrue interest at the applicable Eurodollar rate plus 16% and are payable upon closing of the Rights Offering, referred to below, or March 31, 2005, whichever is earlier, provided that up to $5 million in borrowings may remain outstanding following the Rights Offering. The terms of the Notes require that the funds be used to pay construction costs. The Company has been advanced $2 million of the $13 million in availability under the Notes which is recorded in the accompanying consolidated balance sheet as a non-current liability. A fee of 12% per annum is being charged on the unused portion of the availability under the Notes. Interest accrues and is payable when certain leverage ratios are attained. Management believes that these ratios will not be attained and that interest will be accrued for all of 2001.

    . The Company is required by the terms of the Notes to conduct a rights offering ("Rights Offering"). Pursuant to the Rights Offering, the Company will offer to each of its stockholders rights to purchase up to $8.5 million of newly issued Series A senior convertible redeemable preferred stock. The Related Parties have agreed to act as a standby purchaser to ensure the sale, at the subscription price, of all of the Series A preferred shares offered pursuant to the Rights Offering. The terms of the preferred stock include 10% dividends, payable in cash or in-kind, semi-annually in arrears, liquidation preference over common stock, and optional redemption by the holder of all shares for a limited time six years following issuance. Further, the preferred stock is convertible into common stock at any time on a one-to-one basis, unless dividends are accrued but unpaid, or as shall be adjusted to avoid undue dilution. Payment of cash dividends is not anticipated in the foreseeable future. The proceeds of the Rights Offering will be used to repay a portion of the Notes.

    . In conjunction with the Notes, the Related Parties have executed a $5.9 million letter of credit on behalf of one of the Company's construction vendors.

    In addition, the Agreement has been amended to permit the Company to issue the Notes, increase availability under the line of credit to $17.5 million, and revise various financial covenants. The Agreement requires compliance with several financial covenants including specified limits for the Company's leverage ratio, debt service ratio, interest coverage ratio, capital expenditures, adjusted leverage ratio, minimum EBITDA, as well as other non-financial covenants.

    The Company believes that the availability under the Notes, the proceeds from the Rights Offering, the availability under the Agreement, and cash flow from operations will be sufficient to fund capital expenditure commitments, working capital needs and scheduled principal payments under the term loan.

    The Company may require alternative sources of long-term financing. However, no assurance can be given that such financing will be available or available on terms satisfactory to the Company. Management expects to remain in compliance with the covenants of the Agreement. The nature of the restaurant industry creates uncertainty in the ability to maintain sales trends exhibited in the last several quarters. Several factors, including many of which are not in the Company's control, can affect current sales trends negatively. It is foreseeable that these negative impacts could affect the Company's compliance with covenants under the Agreement.


EFFECT OF INFLATION

    Management does not believe inflation has had a significant effect on Company operations during the past several years. Although the Company generally has been able to substantially offset increases in its operating costs resulting from inflation by increasing menu prices or making other adjustments, there can be no assurance that it will be able to do so in the future. Although management does not anticipate inflation having a material effect on income from restaurant operations in 2001, future increases in labor, food or other operating costs including utilities, could adversely affect Company operating results.


SEASONALITY AND OTHER INFORMATION

    The Company's business is seasonal in nature with revenues for the second and third quarters greater than in the first and fourth quarters.


FORWARD-LOOKING STATEMENTS

    Certain of the statements contained in this report may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include financial projections, estimates and statements regarding plans, objectives and expectations of the Company and its management. Examples of certain forward-looking statements are the Company's intentions and abilities to dispose of assets, remodel assets, or acquire assets, the intentions and abilities to increase or decrease outstanding borrowings, the intentions and abilities to control or mitigate changes in any operating costs, and the intentions and abilities to maintain current levels of comparable restaurant revenues or operating results. Although the Company believes that the expectations reflected in all such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Some of the known and unknown risks, uncertainties and other factors referred to above include, but are not limited to, the following: changes in customer demand due to economic factors, competitive factors, pricing pressures, availability of employees, changes in demographic trends, the ability to open new restaurants successfully and to successfully integrate any acquired businesses, litigation involving employment, liability and other issues, weather and other acts of God.

                                                      Selected Financial Data
                                        (In thousands, except per share data)


                                                    2000                1999              1998             1997          1996
====================================================================================================================================
Revenues                                          $141,697            $140,937          $145,188         $151,202      $160,551
Impairment Write-downs and                           3,810               4,890                 -           43,374         7,833
 Restructuring Charges
Total Operating Expenses                           152,123             144,477           144,617          191,959       168,767
(Loss) Income Before Income Taxes                  (10,426)             (3,540)              571          (40,757)       (8,216)
Net (Loss) Income                                  (10,426)             (3,540)              571          (31,118)       (5,423)
Net (Loss) Income Per Common Share -                  (.88)               (.30)              .05            (2.91)         (.66)
 Basic and Diluted (1)
Balance Sheet Data (End of Period):
Total Assets:                                      108,395             100,456            88,446           88,245       148,925
Current Portion of Long-Term                         4,210               1,685               724              816         6,772
 Indebtedness
Long-Term Indebtedness                              25,908              22,413             8,470            5,746        50,499
Stockholder's Equity                                45,961              56,289            59,754           59,005        71,308
Number of Restaurants at Year End                       46                  51                58               60            63

----------------
     (1) Effective December 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). The adoption of the standard had no material impact for any of the years presented above. For all years presented, basic and diluted earnings per share are the same.

                CHART HOUSE ENTERPRISES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (In thousands, except for share data)

                                                         December 25,   December 27,
ASSETS                                                       2000           1999
                                                         ------------   ------------
Current Assets:
    Cash and Equivalents                                   $    383       $    424
    Accounts Receivable, net of Allowance for Doubtful
      Accounts of $226 in 2000 and $176 in 1999               3,764          2,969
    Inventories                                               2,401          2,282
    Prepaid Expenses and Other Current Assets                   811            530
    Current Portion of Deferred Tax Asset                        77            288
                                                           --------       --------
Total Current Assets                                          7,436          6,493
                                                           --------       --------
Property and Equipment, at Cost:
    Land                                                          -          3,904
    Buildings                                                     -         15,384
    Equipment                                                35,387         33,115
    Leasehold Interests & Improvements                       71,596         54,821
    Construction in Progress                                  9,518          3,380
                                                           --------       --------
                                                            116,501        110,604
Less:  Accumulated Depreciation and Amortization             39,311         42,621
                                                           --------       --------
Net Property & Equipment                                     77,190         67,983

Leased Property under Capital Leases, Less Accumulated
  Amortization of $2,319 in 2000 and $2,329 in 1999           1,979          2,514

Other Assets, Less Accumulated Amortization of $3,860
  in 2000 and $3,680 in 1999:
    Goodwill                                                  8,282         10,043
    Trade Name                                                6,394          6,742
    Non-current Portion of Deferred Tax Asset                 5,303          5,092
    Other Assets                                              1,811          1,589
                                                           --------       --------
Total Other Assets, net                                      21,790         23,466
                                                           --------       --------
                                                           $108,395       $100,456
                                                           ========       ========

                The accompanying notes are an integral part of
                      these consolidated balance sheets.

                CHART HOUSE ENTERPRISES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                            December 25,   December 27,
LIABILITIES AND STOCKHOLDERS' EQUITY                            2000           1999
                                                            ------------   ------------
Current Liabilities:
    Current Portion of Long-Term Obligations                  $  4,210       $  1,685
    Accounts Payable                                            19,596          9,711
    Accrued Liabilities                                         12,720         10,358
                                                              --------       --------
Total Current Liabilities                                       36,526         21,754

Non-Current Liabilities (Excluding Current Portion):
    Deferred Payments on Acquisition                               250          1,000
    Long-Term Debt                                              20,600         17,700
    Long-Term Debt to Related Parties                            2,000              -
    Long-Term Obligations under Capital Leases                   3,058          3,713
                                                              --------       --------
Total Non-Current Liabilities (Excluding Current Portion)       25,908         22,413

Commitments and Contingencies

Stockholders' Equity:
    Preferred Stock, $1.00 par value, authorized
      10,000,000 shares; 0 outstanding in 2000 and 1999              -              -
    Common Stock, $.01 par value, authorized 30,000,000
      shares; 11,795,529 and 11,775,191 shares
      outstanding in 2000 and 1999, respectively                   118            118
    Additional Paid-In Capital                                  61,276         61,178
    Accumulated Deficit                                        (15,433)        (5,007)
                                                              --------       --------
Total Stockholders' Equity                                      45,961         56,289
                                                              --------       --------
                                                              $108,395       $100,456
                                                              ========       ========

                The accompanying notes are an integral part of
                      these consolidated balance sheets.

                CHART HOUSE ENTERPRISES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                        FISCAL YEARS ENDED
                                                                 12/25/00    12/27/99    12/28/98
                                                                 --------    --------    --------
Revenues                                                         $141,697    $140,937    $145,188
                                                                 --------    --------    --------
Costs and Expenses:
    Cost of Sales                                                  46,347      45,059      47,388
    Restaurant Labor                                               40,499      42,015      42,078
    Other Operating Costs                                          32,640      31,930      34,955
    Selling, General and Administrative Expenses                   13,312      11,472      14,353
    Depreciation and Amortization                                   6,922       7,830       6,601
    Pre-opening Costs                                               5,266           -           -
    Write Down of Assets and Restructuring and Unusual Charges      3,810       4,890           -
    Loss (Gain) on Sales of Assets                                    278        (742)     (1,534)
                                                                 --------    --------    --------
(Loss) Income from Operations                                      (7,377)     (1,517)      1,347

Interest Expense, net                                               3,049       2,023         776
                                                                 --------    --------    --------
(Loss) Income Before Income Taxes                                 (10,426)     (3,540)        571
Provision for Income Taxes                                              -           -           -
                                                                 --------    --------    --------
Net (Loss) Income                                                $(10,426)   $ (3,540)   $    571
                                                                 ========    ========    ========
Net (Loss) Income Per Common Share - Basic and Diluted           $  (0.88)   $  (0.30)   $   0.05
                                                                 ========    ========    ========
Weighted Average Shares Outstanding                                11,788      11,767      11,745
                                                                 ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                CHART HOUSE ENTERPRISES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (In thousands)

                                           COMMON STOCK      ADDITIONAL                    TOTAL
                                         ----------------     PAID-IN      RETAINED    STOCKHOLDERS'
                                         SHARES    AMOUNT     CAPITAL      DEFICIT        EQUITY
                                         ------    ------    ----------    --------    -------------
Balance, December 29, 1997               11,727     $117       $60,926     $ (2,038)      $ 59,005
Exercise of Stock Options                    26        1           155            -            156
Nonemployee Director Compensation            10        -            22            -             22
Net Income                                    -        -             -          571            571
                                         ------     ----       -------     --------       --------
Balance, December 28, 1998               11,763      118        61,103       (1,467)        59,754
Nonemployee Director Compensation            12        -            75            -             75
Net Loss                                      -        -             -       (3,540)        (3,540)
                                         ------     ----       -------     --------       --------
Balance, December 27, 1999               11,775      118        61,178       (5,007)        56,289
Issuance of New Shares                       21        -            98                          98
Net Loss                                      -        -             -      (10,426)       (10,426)
                                         ------     ----       -------     --------       --------
Balance, December 25, 2000               11,796     $118       $61,276     $(15,433)      $ 45,961
                                         ======     ====       =======     ========       ========

 The accompanying notes are an integral part of these consolidated statements.

                 CHART HOUSE ENTERPRISES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                FISCAL YEARS ENDED
                                                                             ------------------------------------------------------
                                                                             12/25/00             12/27/99              12/28/98
===================================================================================================================================
Cash Flows from Operating Activities:
   Net (Loss) Income                                                         $(10,426)            $ (3,540)             $    571
   Adjustments to Reconcile Net (Loss) Income
     to Cash Flows Provided by Operating Activities:
         Depreciation and Amortization                                          6,922                7,830                 6,601
         Amortization of Debt Issuance Costs                                      180                   92                     -
         Common Stock Issued in lieu of Compensation                                -                   75                    22
         Loss (Gain) on Retirement and Write-Down of Assets                     1,257                3,544                (1,534)
         Change in Net Current Liabilities:
           (Increase) Decrease in Accounts Receivable                            (795)                 306                   (26)
            Decrease in Refundable Income Taxes                                     -                    -                   537
           (Increase) Decrease in Inventories                                    (119)                 152                   336
           (Increase) Decrease in Prepaid Expenses and
             Other Assets                                                        (281)                  30                  (131)
            Increase in Accounts Payable                                        3,311                  923                 1,513
            Increase in Deferred Income                                         2,966                    -                     -
           (Decrease) in Accrued Liabilities                                   (2,463)              (6,235)               (4,382)
                                                                             ------------------------------------------------------
         Cash Provided by Operating Activities                                    552                3,177                 3,507
                                                                             ------------------------------------------------------
Cash Flows from Investing Activities:
    Expenditures for Property and Equipment                                   (24,403)             (13,839)              (10,225)
    (Increases) Reductions in Other Assets                                       (268)                   2                   (67)
    Net Proceeds from Disposition of Assets                                    17,835                7,363                 4,058
    Business Acquisition, net of cash                                               -              (10,383)                    -
                                                                             ------------------------------------------------------
         Cash Used in Investing Activities                                     (6,836)             (16,857)               (6,234)
                                                                             ------------------------------------------------------
Cash Flows from Financing Activities:
    Principal Payments on Obligations under                                      (205)                (724)                 (818)
     Capital Leases
    Net Borrowings under Revolving Credit Agreement                             6,900                  750                 3,450
    Proceeds from Issuance of Debt                                              2,000               15,000                     -
    Payments of Debt                                                           (1,500)                   -                     -
    Debt Issuance Costs                                                          (300)                (688)                    -
    Payments under Acquisition Agreement                                         (750)                (500)                    -
    Proceeds from Issuance of Common Stock                                         98                    -                   156
                                                                             ------------------------------------------------------
         Cash Provided by Financing Activities                                  6,243               13,838                 2,788
                                                                             ------------------------------------------------------
(Decrease) Increase in Cash                                                       (41)                 158                    61
Cash, Beginning of Year                                                           424                  266                   205
                                                                             ------------------------------------------------------
Cash, End of Year                                                            $    383             $    424              $    266
                                                                             ======================================================

Supplemental Cash Flow Disclosure:
Cash Paid During the Year For:
Interest                                                                     $  2,539             $  1,695              $    735
Income Taxes                                                                 $    158             $   (395)             $   (205)
Non-Cash Investing and Financing Activities:
     Liabilities Incurred for Construction in Progress                       $  6,574             $    351                     -
     Capitalized Lease Obligations Released                                  $   (115)            $   (197)                    -
     Deferred Payment Obligation Incurred for Business
      Acquisition                                                            $      -             $  1,750                     -

 The accompanying notes are an integral part of these consolidated statements.

                 CHART HOUSE ENTERPRISES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 25, 2000



(1)  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
--------------------

    Chart House Enterprises, Inc. and its subsidiaries, all of which are wholly owned (hereinafter referred to as the "Company"), is engaged in the restaurant business. The subsidiaries of the Company include:

Chart House, Inc.
Pacific Ocean Enterprises, Inc.
Big Wave, Inc.
Chart House Acquisition, Inc.
West 52nd Street, Inc.
Analos Company
Chart House Enterprises of Puerto Rico, Inc.
Chart House Enterprises of Idaho, Inc.
Chart House of Maryland, Inc.
Chart House of Annapolis, Inc.
Cork & Cleaver, Inc.
Solana Beach Baking Company, Inc.
Chart House Acquisition of Maryland, Inc.

    At December 25, 2000, the Company operated 40 Chart House restaurants, one Peohe's restaurant, and five Angelo and Maxie's restaurants. The restaurants are located primarily on the East and West Coasts of the United States. At December 27, 1999, the Company operated 51 restaurants.

    The Company previously operated Solana Beach Baking Company, a wholesale bakery, through October 1998. The Company sold this operation in October 1998. Revenues were $5.2 million in 1998.


Basis of Presentation
---------------------

    The Company reports fiscal years under a 52/53-week format. This reporting method is used by many companies in the restaurant and retail industries and is meant to improve year-to-year comparisons of operating results. Under this method, certain years will contain 53 weeks. The determinable years are based upon the selection of acceptable alternatives including: the last specified day in the quarter, or a specified day closest to the calendar quarter end as the fiscal quarter end. In 1996, the Company reported the Monday closest to the calendar quarter end as its official fiscal quarter. In 1999, the Company changed this alternative to the last Monday of the calendar quarter as its official fiscal quarter end. The first three quarter ending dates in 1999 were the same under either alternative. Fiscal year 1999 would have ended on January 3, 2000 under the previously chosen alternative. Financial information for fiscal year 1999 without the change would have resulted in approximately $3 million in incremental revenues and no significant incremental net income.


Principles of Consolidation
---------------------------

    The accompanying consolidated financial statements include the accounts of all subsidiaries of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
----------------

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Reclassification
----------------

    Certain prior year balances have been reclassified to conform to the current year presentation.


Cash and Equivalents
--------------------

    Cash and equivalents include investments that are readily convertible to cash with an original maturity date of three months or less and are stated at cost, which approximates fair value. The cash amount presented in Cash on the accompanying consolidated balance sheets represents cash held at the restaurant locations. Bank overdrafts of $7,810,000 and $5,705,000 for 2000 and 1999, respectively, are presented net of cash on-hand at banks of $2,101,000 and $695,000 for 2000 and 1999, respectively, in Accounts Payable on the accompanying consolidated balance sheets.


Inventories
-----------

    Inventories are valued at the lower of cost (first-in, first-out) or market, and consist of the following (in thousands):

                                     Dec. 25,  Dec. 27,
                                       2000      1999
                                     --------  --------
Food and Non-Alcoholic Beverages      $  954    $  888
Alcoholic Beverages                    1,376     1,379
Merchandise                               71        15
                                      ------    ------
                                      $2,401    $2,282
                                      ======    ======

Construction in Progress
------------------------

    Administrative costs incurred to construct new assets and get them ready for their intended use are capitalized as a component of cost. These costs primarily include salary and travel expenses for construction managers employed by the Company. Interest costs incurred during the construction period are capitalized and amortized once the site is ready for its intended use. Interest capitalized in 2000 and 1999 was $198,000 and $0, respectively.


Property and Equipment and Leased Property
------------------------------------------

    Depreciation and amortization are recorded for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. Leasehold interests and improvements and leased property are amortized over the shorter of the lease term or the asset life. The average estimated depreciable lives for financial reporting purposes are 30 years for buildings, 22 years for leasehold interests and improvements and leased property, and 3 to 7 years for equipment.

    Maintenance, repairs and minor purchases are expensed as incurred. Major purchases of equipment and facilities, and major replacements and improvements are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gains or losses are reflected in the accompanying consolidated statements of operations as incurred.


Intangible and Other Assets
---------------------------

    Goodwill represents the excess of purchase price over the fair market value of net identifiable assets acquired. Goodwill was $8,282,000 and $10,043,000 at December 25, 2000 and December 27, 1999, respectively; net of accumulated amortization of $3,028,000 and $3,347,000, respectively. Goodwill recorded prior to 1999 is being amortized using the straight-line method over 40 years. Goodwill acquired in 1999 is being amortized using the straight-line method over 20 years. The amount of amortization expense recorded was $424,000, $420,000, and $688,000 in 2000, 1999, and 1998, respectively. Approximately $1,325,000 in carrying value of goodwill was written off in 2000 due to the sale of four restaurant properties In 1999, $379,000 in carrying value of goodwill was written off upon the sale of one restaurant and $826,000 was written down as part of the asset write down for restaurants included in the restructuring charges. See "Write Down of Assets and Restructuring and Unusual Charges".

    The value of trade names is determined using conservative industry estimates for returns on assets. The estimated returns are capitalized using conservative rates common in the industry. The value of a trade name was $6,394,000 and $6,742,000, net of accumulated amortization of $581,000 and $233,000, in 2000 and 1999, respectively is being amortized using the straight-line method over 20 years. The amount of amortization expense recorded was $348,000, $233,000, and $0 in 2000, 1999, and 1998, respectively.

    Other assets include costs of liquor licenses of $571,000 and $358,000 at December 25, 2000 and December 27, 1999, respectively. The carrying values of liquor licenses are recorded at the lower of cost or net realizable value and are not being amortized. A substantial number of licenses are transferable and were issued in California, which has a very restricted market for new licenses. For this reason, management believes the licenses, which have indefinite legal lives, will retain their value.

    There were debt issuance costs of $847,000 and $727,000, net of accumulated amortization of $272,000 and $92,000, included in other assets at December 25, 2000 and December 27, 1999, respectively. The amounts reflect fees paid in conjunction with the Company's long-term debt facilities and are being amortized over the four-year term of the facilities. The amount of amortization expense recorded was $180,000, $92,000, and $0 in 2000, 1999, and 1998, respectively.


Long-Lived Assets
-----------------

    The Company evaluates its assets and properties for impairment, in accordance with Financial Accounting Standard Board Statement No. 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"), when events or circumstances indicate that carrying amounts may not be recoverable. In performing this analysis, the Company generally groups assets by individual location or restaurant property. The amount of impairment, if any, is measured by comparing future estimated cash flows to be generated as a result of operating the particular restaurant, generally over specified lease terms or useful lives, against the carrying value of the related assets. The Company recorded a net impairment charge of $979,000, $4,286,000 and $0 in 2000, 1999 and 1998, respectively as part of the asset write down for restaurants included in the restructuring charges. See "Write Down of Assets and Restructuring and Unusual Charges".

Fair Value of Financial Instruments
-----------------------------------

    The carrying amounts of cash, accounts receivable and payable, and accrued liabilities approximate fair value because of the short-term nature of the items. The carrying amounts of the Company's line of credit, notes and other payables approximate fair value either due to their short-term nature, the variable rates associated with these debt instruments or based on current rates offered to the Company for debt with similar characteristics.


Deferred Income
---------------

    In 2000, landlords contributed $2.3 million to the Company through lease incentives. The unamortized balance is included in Accrued Liabilities on the accompanying consolidated balance sheet. The balance is amortized against rental expense over the term of the lease.


Revenue Recognition
-------------------

    The Company records revenues from normal recurring sales upon the performance of services.


Fees and Royalties
------------------

    The Company previously operated a Chart House restaurant in Weehawken, New Jersey under a management agreement with the owner of the property that provided the Company with a fee of 7% of restaurant sales. In May 1998, the restaurant was completely destroyed by fire. The Company was named as an insured party in a policy held by the owner of the property. The insurance policy covers lost profits, and therefore, this business interruption did not have an impact on 1999 or 1998 operating results. Proceeds received in 1999 and 1998 for business interruption insurance were approximately $592,000 and $388,000, respectively. Management fees related to this operation were $592,000, $586,000 in 1999 and 1998, respectively. There were no business interruption insurance proceeds or management fees received in 2000 due to the termination of the management agreement.

    The Company previously operated a Chart House restaurant in Baltimore, Maryland that was closed by the property owner in 1999 for redevelopment. The Company recorded $211,000 and $215,000 in lost profits received from the property owner for fiscal years 2000 and 1999, respectively. No future lost profits proceeds are anticipated.

    The Company generally recognizes royalty income when the amounts are estimable. The Company recorded approximately $124,000, $387,000, and $0, in 2000, 1999 and 1998, respectively, in royalties from a previously held subsidiary.


Advertising
-----------

    The Company records advertising expense as incurred. Advertising expense was $1,619,000, $1,091,000 and $1,040,000 in fiscal years 2000, 1999, and 1998, respectively.


Pre-opening Costs
-----------------

    Pre-opening costs include hiring and training of employees for new restaurants and are expensed as incurred.


Income Taxes
------------

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance has been provided to reduce deferred tax assets to the amounts expected to be realized. Remaining realizable assets are supported by anticipated turn-around of deferred tax liabilities and future projected taxable income.


Stock Based Compensation
------------------------

    The Company has elected to account for stock based compensation under the intrinsic value method of accounting. This method measures compensation cost as the excess, if any, of the quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock. The Company's policy is to grant stock options to purchase the Company's stock at a price equal to fair market value at the date of grant. The compensation expense is amortized on a straight-line basis over the vesting period of the options. The Company has disclosed required pro forma disclosures of compensation expense determined under the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123").


Net Income (Loss) Per Common Share
----------------------------------

    Basic earnings per share is computed by dividing net income(loss) available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if all common stock equivalents were outstanding. Common stock equivalents are anti-dilutive, by definition, in periods reporting losses and, therefore, excluded from the weighted average number of shares calculation. The number of stock options outstanding, excluded from calculations of income (loss) per share because their impact is anti-dilutive, was 977,681, 962,586, and 921,103 in 2000, 1999, and 1998,
respectively. Diluted earnings per share equals basic earnings per share for all periods presented.


Segment Reporting
-----------------

    Reportable operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in evaluating performance. The Company believes its restaurants meet the criteria supporting aggregation of all restaurants into one operating segment.


Derivative Instruments and Hedging Activities
---------------------------------------------

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 defines derivative instruments and requires that these items be recognized as assets or liabilities in the statement of financial position. This statement is effective for financial statements issued for periods beginning June 15, 1999. However, SFAS No. 137 defers the effective date for one year to June 15, 2000. As of December 25, 2000 the Company does not have any derivative instruments.


(2)  ALLOWANCE FOR DOUBTFUL ACCOUNTS

    The Company's allowance for doubtful accounts receivable was $226,000 and 176,000 in 2000 and 1999, respectively. There were no accounts written off to the allowance in either year and the allowance was increased by $50,000, $140,000, and $0 in 2000, 1999, and 1998, respectively. The expense is classified as Other Operating Costs in the accompanying consolidated statement of operations.


(3)  PROPERTY & EQUIPMENT

    Depreciation expense was $3,270,000, $3,842,000, and $3,319,000 in 2000,
1999, and 1998, respectively. Included in Net Property & Equipment in the accompanying consolidated balance sheet at December 25, 2000 and December 27, 1999 is property held for future development of $9,518,000 and $3,380,000 and assets held for disposal of $0 and $4,769,000 respectively.

    In June 2000, the Company entered into a sale-leaseback agreement whereby land and buildings owned by the Company were sold to a third party for $15 million in proceeds and subsequently leased back to the Company pursuant to an operating master lease. The gain on disposal of $345,000 was deferred and is recorded in Accrued Liabilities in the accompanying consolidated balance sheet. The gain is being amortized against future rent expense over the term of the lease.


(4)  WRITE DOWN OF ASSETS AND RESTRUCTURING AND UNUSUAL CHARGES

    In 1999, the Company committed to an expansion plan of both the Chart House concept and the Angelo and Maxie's concept. This plan included a reorganization of operations and, as a result, eleven restaurants were identified for disposal. All eleven restaurants remained open through December 27, 1999. In the fourth quarter 1999, the Company recorded $4,286,000 in asset impairment write down, including impairment of goodwill, and $604,000 in exit costs and severance payments due 283 employees. The write down of assets to fair value reflected management's estimates of proceeds upon sale less cost to sell. By the end of 2000, ten of the eleven restaurants identified for disposal had closed and three remained held for disposal. Management anticipates closure and disposal of the remaining restaurants in 2001.

    In 2000, the Company recorded a restructuring charge of $3,810,000. The charge reflects additional net fixed asset write-downs totaling $979,000, which reflects reduction in carrying value of assets held for disposal to zero. The write down of assets to fair value reflected management's estimates of proceeds upon sale less cost to sell. A restructuring charge of $2,831,000 reflects incremental exit costs, primarily occupancy costs, for three restaurant properties not yet disposed of.

    The restaurants identified for disposal in the 2000 plan did not contribute significantly to the Company's income (excluding overhead allocations) in 2000, and had contributed $266,000 and $852,000 in 1999 and 1998, respectively.

    The following table illustrates the amounts paid and charged against the liability for severance and other exit costs in 2000.

          Liability at December 27, 1999    $   604,000

          Amounts Paid                       (1,831,000)

          Incremental Charges                 2,831,000
                                            -----------

          Liability at December 25, 2000    $ 1,604,000
                                            ===========

    The liability at December 25, 2000 includes severance due 21 employees and is included in Accrued Liabilities in the accompanying consolidated balance sheets.

    There were no restructuring charges in 1998.


(5)  ACQUISITIONS AND DISPOSITIONS

Business Combinations
---------------------

    In April 1999 the Company purchased a restaurant business located in New York, New York d/b/a Angelo and Maxie's Steakhouse ("Angelo and Maxie's"). The acquisition was accounted for under the purchase method of accounting. The purchase price was $12,633,000. Of this amount approximately $10,383,000 was paid at closing, including costs of acquisition, with the remaining $2,250,000 due in equal installments over the subsequent 36 months. The identifiable net assets acquired included tangible net assets of $1,015,000, the value of the trade name of $6,975,000, and the value of a non-compete agreement of $450,000. The non-compete agreement is being amortized over its three-year term. Goodwill of $4,193,000 representing the excess of purchase price over the fair value of identifiable net assets acquired was recorded as a result of the acquisition. The intangible assets are being amortized on a straight-line basis over lives of 3 to 20 years. The results of operations of Angelo and Maxie's are included in the Company's consolidated results of operations from the date of acquisition, April 22, 1999.



The following unaudited pro forma results of operations present combined year to date historical financial information as if the acquisition occurred at the beginning of each fiscal year. This unaudited pro forma information may not be indicative of the results that actually would have occurred if the acquisition had taken place at the beginning of the periods presented, or of the future results of operations of the Company. All information, except per share amounts, are presented in thousands:

                                                        1999                    1998
                                                $           per share   $           per share
                                                ---------------------   ---------------------
Revenues                                        $143,749                $154,967
(Loss) Income before Extraordinary Items and
         Cumulative Effects of Accounting
         Changes                                $ (3,914)     $(.33)    $65           $.01
Net (Loss) Income                               $ (3,914)     $(.33)    $18           $.00


Dispositions
------------

    In November 1998, the Company sold an investment in capital stock of a non-public company to an unrelated third party. The total sale price was $1,349,000 and was received in cash. The Company recognized a net gain on the sale of $1,080,000, which is included in the accompanying consolidated statement of operations.

    In October 1998, the Company sold all of the assets of the Solana Beach Baking Company to an unrelated third party. The total sale price was $865,000 and was received in cash. The Company recognized a net gain on the sale of $388,000, which is included in the accompanying consolidated statement of operations.


(6)  ACCRUED LIABILITIES

    Accrued liabilities consist of the following (in thousands):

                                December 25,    December 27,
                                    2000            1999
                                ------------    ------------
Deferred Income                   $ 2,966         $     -
Unredeemed Gift Certificates        2,256           2,834
Payroll and Related Expenses        2,235           1,917
Exit Costs                          1,604             604
Insurance                           1,192           1,294
Other                               2,467           3,709
                                  -------         -------
                                  $12,720         $10,358
                                  =======         =======


(7)  INCOME TAXES

    The provision for income taxes consists of the following components (in thousands):

                                 Fiscal Years Ended
                              -------------------------
                               2000     1999     1998
                              -------   -----   -------
Current:
State                         $(1,018)  $(395)  $  (501)
Federal                        (4,598)    (88)   (2,261)
                              -------   -----   -------
 Total Current:                (5,616)   (483)   (2,762)
Deferred:
State                           1,018     395       501
Federal                         4,598      88     2,261
                              -------   -----   -------
 Total Deferred:                5,616     483     2,762
                              -------   -----   -------
Provision for Income Taxes    $  -      $ -     $  -
                              =======   =====   =======

The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                 December 25,   December 27,
                                                     2000           1999
                                                 ------------   ------------
Deferred Tax Assets:

Excess of Book Expense over Tax Expense
 Related to Restructuring Charges                  $  1,701        $ 1,559
Excess of Book Expense over Tax Expense
 Related to Fixed Asset Write-Downs                   5,995          7,303
Excess of Book Expense over Tax Expense
 Related to Capitalized Leases                          522            455
Deferred Tax Credits, including Targeted Jobs
 and FICA Credit Carry Forwards                       4,334          3,732
Net Operating Loss Carry Forwards                    11,526          3,307
Compensation and Other Benefits Not
 Deducted Until Paid                                      -             67
Other Deferred Costs                                    546            445
                                                   --------        -------

   Deferred Tax Assets                               24,624         16,868
                                                   --------        -------

Deferred Tax Liabilities:

Excess of Tax Depreciation Over
 Book Depreciation                                   (8,121)        (5,369)
 Compensation and Benefits                             (236)             -
 State Income Taxes                                     (78)           (21)
                                                   --------        -------
   Deferred Tax Liabilities                          (8,435)        (5,390)
                                                   --------        -------

Net Deferred Tax Assets                              16,189         11,478
Deferred Tax Asset Valuation Allowance              (10,809)        (6,098)
                                                   --------        -------
Net Deferred Tax Assets                            $  5,380        $ 5,380
                                                   ========        =======

    Gross operating loss carryforwards were $29,936,000 and $8,589,000 as of December 25, 2000 and December 27, 1999, respectively. Operating loss carry forwards expire annually beginning in the year 2018. Tax credits expire in various years beginning in the year 2010.

    The provision for income taxes reconciles to the amounts computed by applying the Federal statutory rate to income before tax as follows (in thousands):

                                     Fiscal Years Ended
                                 --------------------------
                                  2000       1999     1998
                                 -------    -------   -----
Statutory Federal Income Tax
(Benefit) Provision              $(3,545)   $(1,204)  $ 194
Keyman's Insurance                     3          -       -
Amortization of Goodwill              74         95      95
State Income Taxes, Net of
 Federal Benefit                    (406)       (77)    113
Deferred Tax Asset Valuation
 Allowance                         4,711      2,153     566
Meals and Entertainment               34         28      27
FICA Tax Credit, net                (871)      (995)   (995)
                                 -------    -------   -----
Provision for Income Taxes       $     -    $     -   $   -
                                 =======    =======   =====


(8)  LONG-TERM DEBT

    Long-term debt of the Company is as follows (in thousands):

                                                                         December 25,    December 27,
                                                                             2000            1999
                                                                         ------------    ------------
Term loan payable to bank under Revolving Credit and Term Loan
 Agreement, interest payable at LIBOR (6.66% at December 25,
 2000 and 5.47% at December 27, 1999) plus 4% in 2000 and 3% in
 1999                                                                      $13,500         $15,000
Outstanding line of credit under Revolving Credit and Term Loan
 Agreement, interest payable at prime (9.5% at December 25,
 2000 and 8.5% at December 27, 1999) plus 2.25% in 2000 and                 11,100           4,200
 1.25% in 1999
Subordinated Note payable to related party, interest payable at
 LIBOR plus 16%                                                              2,000               -
                                                                           -----------------------
Total outstanding debt                                                      26,600          19,200
     Less: amount classified as current                                     (4,000)         (1,500)
                                                                           -----------------------
Total long-term debt                                                       $22,600         $17,700
                                                                           =======================

    In April 1999, the Company paid off the outstanding balance of an existing revolving credit agreement and entered into a Revolving Credit and Term Loan Agreement ("Agreement") with the same bank, along with other lending institutions. This Agreement provided for a revolving line of credit of up to $25 million and a term loan of $15 million, each of which mature on March 31, 2004. The interest rates on the revolving and term facilities were at the Company's option, prime interest rate, plus a maximum of 1.25% or LIBOR, plus a maximum of 3.00%, respectively. The Company was required to pay a facility fee of .50% per annum on the unused portion of the commitment, $20.8 million at December 27, 1999. The Agreement required compliance with several financial covenants including specified limits for the Company's leverage ratio, consolidated net worth, debt service ratio, interest coverage ratio, and capital expenditures as well as other non-financial covenants. All of the Company's assets and the capital stock and assets of each of its subsidiaries were pledged as security to the banks in accordance with the terms of the Agreement.

    The Agreement was amended effective December 24, 2000. The Agreement, as amended, provides for a revolving line of credit of up to $17.5 million and a term loan of $15 million, each of which mature on March 31, 2004. The interest rates on the revolving and term facilities are at the Company's option, prime interest rate, plus a maximum of 2.25% or LIBOR, plus a maximum of 4.00%, provided that a portion of the Term Loan in the aggregate amount of $5 million bears interest at LIBOR plus 14% until a certain financial ratio is attained. During the fourth quarter 2000, the Company maintained the ratio requiring payment at the higher interest rate. The incremental interest accrued is not material. The Company is required to pay a facility fee of .50% per annum on the unused portion of the commitment. At December 25, 2000, the unused portion of the commitment was approximately $4.6 million. The Agreement requires compliance with several financial covenants including specified limits for the Company's leverage ratio, debt service ratio, interest coverage ratio, capital expenditures, adjusted leverage ratio, minimum EBITDA, as well as other non-financial covenants. The Agreement, as amended, affirms that the bank cures or waives any events of default during the fourth quarter 2000 and the Company is in compliance with the terms of the Agreement as of December 25, 2000. All of the Company's assets and the capital stock and assets of each of its subsidiaries are pledged as security to the banks in accordance with the terms of the Agreement.

    In November 2000, a related party loaned the Company $2 million pursuant to an unsecured note. See "Related Party Transactions". Amounts outstanding under the note are subordinated to amounts owing under the Agreement. The proceeds were used to fund working capital requirements as well as scheduled principal payments on the term loan. The terms of this note have been amended and restated and are further discussed in "Subsequent Events".

    The carrying values of long-term debt as of December 25, 2000 and December 27, 1999 approximate fair value. Principal payments due for each of the following five years is as follows (in thousands):

Fiscal Years Ended
------------------
      2001               $ 4,000
      2002                 3,000
      2003                 4,000
      2004                13,600
      2005                 2,000
                         -------
                         $26,600
                         =======

    Interest cost incurred was $3,248,000, $2,023,000, and $790,000 in 2000,
1999, and 1998, respectively. Amounts charged to expense were $3,049,000, $2,023,000, and $790,000 in 2000, 1999, and 1998, respectively.


(9)  LEASES

    The Company is committed under long-term lease agreements primarily involving land and restaurant buildings, which expire on various dates through 2022. Also, a substantial number of leases contain renewal options ranging from five to fifty years. Certain of the leases require the payment of an additional amount by which a percentage of annual sales exceeds annual minimum rentals. The total amount of such contingent rentals for the fiscal years 2000, 1999 and 1998 amounted to $2,100,000, $2,029,000 and $2,147,000, respectively. Certain of the leases contain scheduled rent increases. The Company records the minimum rent expense on a straight-line basis over the term of the lease and defers the amount payable in future years. The deferred rent is recorded in Accrued Liabilities in the accompanying consolidated balance sheets.


Capital Leases
--------------

    At December 25, 2000, minimum lease payments under long-term capital leases were as follows (in thousands):

     Fiscal Years Ended
     ------------------
            2001                                                $  514
            2002                                                   522
            2003                                                   457
            2004                                                   457
            2005                                                   448
            Thereafter                                           3,980
                                                                ------

     Total Minimum Lease Payments                                6,378
     Less: Amount Representing Interest                          3,110
                                                                ------

     Total Obligations under Capital Leases                      3,268
     Less: Current Portion                                         210
                                                                ------

     Long-Term Obligations under Capital Leases,
     with an Average Interest Rate of 9.5%                      $3,058
                                                                ======

    Amortization of leased property under capital leases is included in depreciation and amortization on the accompanying consolidated statements of operations.


Operating Leases
----------------

    The Company is committed under long-term operating leases to make minimum rental payments as follows (in thousands):

          Fiscal Year Ended
          -----------------
                2001                 $ 6,658
                2002                   6,599
                2003                   6,699
                2004                   6,151
                2005                   6,111
                Thereafter            33,229
                                     -------
                                     $65,447
                                     =======

    Minimum rental expense for all operating leases, excluding contingent rent, for the fiscal years 2000, 1999 and 1998 was $6,335,000, $3,442,000 and
$3,468,000 respectively.


(10) EMPLOYEE BENEFIT PLANS

    The Company's 401(k) Plan allows qualified employees to contribute through payroll deductions from 1% to 10% of gross pay. The Company makes basic matching contributions to the plan equal to 25% of the first 5% of the employee's contribution, not to exceed $1,250 per employee per year. In addition, the Company will make a supplemental 25% matching contribution on the first 5% of the employees' contribution, not to exceed $1,250 per employee, per year, on a quarterly basis if targeted financial results are achieved. Company matching contributions and administrative costs associated with the plan were $125,000, $133,000 and $454,000 for the fiscal years 2000, 1999, and 1998, respectively.


(11)  STOCK OPTION PLANS

    In July 1989, the Board of Directors adopted and the stockholders of the Company approved the 1989 Non-Qualified Stock Option Plan (the "1989 Plan"), which authorized the grant of non-qualified stock options to purchase up to 250,000 shares of the Company's common stock. Under the 1989 Plan, options to purchase 250,000 shares were granted in 1989 to certain senior management and other employees at the fair market value of the common stock on the date of grant. The options vested at a rate of 25% per year over four years and expire ten years from the date of grant. In 1991 and 1995, certain of these options were reissued which extended their expiration to 2005 as well as required additional vesting through 1997. In 1998, the Board of Directors approved an adjustment disallowing future grants under the 1989 Plan.

    In February 1992, the Board of Directors adopted, and stockholders approved, the 1992 Stock Option Plan (the "1992 Plan"), which authorized the grant of non-qualified options to purchase up to 310,000 shares of the Company's common stock. The options under the 1992 Plan were awarded at exercise prices equal to the fair market value of the common stock at the date of grant. Through 1998, management and other employees were granted stock options to purchase an aggregate of 377,000 shares of common stock (which included option grants for shares totaling 70,500 related to previously granted and forfeited options). The options vest at a rate of 20% per year over five years and expire ten years from the date of grant. In 1998, the Board of Directors approved an adjustment disallowing future grants under the 1992 Plan.

    In May 1996, the Board of Directors adopted, and stockholders approved, the 1996 Stock Option Plan (the "1996 Plan"), which authorizes the grant of non-qualified stock options to employees to purchase up to 1,000,000 shares of the Company's common stock. Options were granted in 1998 and 1999 to employees at exercise prices ranging from $4.19 to $8.63 per share, the fair market value at the date of grant. The options granted generally vest at a rate of 20% per year over five years and expire ten years from the date of grant. Some options vest five years from the date of grant or earlier if the fair market value of the Company's stock achieves certain levels in accordance with the 1996 Plan. There are 349,775 options available for future grant under the 1996 Plan as of December 25, 2000.

    In 1998, options to purchase a total of 10,000 shares of common stock were granted to directors following the Company's annual meeting of shareholders under the 1996 Nonemployee Director Stock Compensation Plan. The options were granted at the fair market value on the date of grant. The options vest over a two-year period and expire ten years from the date of grant. In 2000, options to purchase 33,020 shares of common stock were granted to directors following the Company's annual meeting of shareholders under the 2000 Nonemployee Director Equity Compensation Plan. The options were granted at the fair market value on the date of grant. The options vest five years from the date of grant or earlier if the fair market value of the Company's stock achieves certain levels in accordance with the terms of the plan. The options expire ten years from the date of grant. See "Stockholders' Equity".

    An option to purchase 160,000 shares of common stock was granted to an officer of the Company in March 1998 at a price of $7.00, the fair market value on the date of grant. This option grant, which is not covered under the Company's option plans, was subsequently approved at the annual stockholders' meeting in May 1998, and expires ten years from date of grant.

    There have been no charges to operations with respect to options granted in the 2000, 1999, and 1998 fiscal years.The following table summarizes stock option transactions for the fiscal years 1998, 1999 and 2000:

                                                                                                 Weighted Average
                        ISO Plan/                                         2000                       Exercise
                          Other     1989 Plan   1992 Plan   1996 Plan   Director  Total Shares   Price Per Share
                        ---------   ---------   ---------   ---------   --------  ------------   ----------------
Outstanding
 December 29, 1997       112,500      37,000      74,600     406,100          -      630,200          $7.46
 Granted                 170,000           -           -     491,000          -      661,000          $6.80
 Exercised                     -      (3,500)    (19,900)     (1,630)         -      (25,030)         $6.21
 Forfeited                     -     (18,050)    (29,200)   (294,990)         -     (342,240)         $7.81
                         -------     -------     -------    --------   --------    ---------
Outstanding,
 December 28, 1998       282,500      15,450      25,500     600,480          -      923,930          $6.83
 Granted                       -           -           -     287,500          -      287,500          $4.71
 Exercised                     -           -           -           -          -            -
 Forfeited                     -     (11,200)    (16,500)   (178,275)         -     (205,975)         $7.62
                         -------     -------     -------    --------   --------    ---------
Outstanding at
 December 27, 1999       282,500       4,250       9,000     709,705          -    1,005,455          $6.12
 Granted                       -           -           -      90,000     33,020      123,020          $5.59
 Exercised                     -           -           -           -          -            -
 Forfeited                (7,500)     (2,500)     (3,000)   (164,910)         -     (177,910)         $6.00
                         -------     -------     -------    --------   --------    ---------
Outstanding at
 December 25, 2000       275,000       1,750       6,000     634,795     33,020      950,565          $6.07
                         =======     =======    ========    ========  =========      =======
Exercisable at
 December 28, 1998       106,250     15,450       20,000      40,510          -      182,210          $7.03
                         =======     =======    ========    ========  =========      =======
Exercisable at
 December 27, 1999       157,500       4,250       9,000     123,425          -      294,175          $6.79
                         =======     =======    ========    ========  =========      =======
Exercisable at
 December 25, 2000       195,000       1,750       6,000     237,827          -      440,577          $6.41
                         =======     =======    ========    ========  =========      =======

    The following table summarizes information concerning outstanding and exercisable stock options as of December 25, 2000:


                   Shares Covered by Options  Weighted Average Exercise Price       Weighted Average
Range of           --------------------------------------------------------------------------------------
Exercise Prices    Outstanding   Exercisable    Outstanding     Exercisable    Remaining Contractual Life
---------------------------------------------------------------------------------------------------------
$4.19-$6.25          454,705       131,897        $ 4.98          $ 4.84                  8.62
$6.50-$8.63          491,860       304,680        $ 7.01          $ 7.00                  6.95
$12.88                 4,000         4,000        $12.88          $12.88                  3.14
                   --------------------------------------------------------------------------------------
Total                950,565       440,577        $ 6.07          $ 6.41                  7.73
                   ======================================================================================

    The Company applies Accounting Principles Board Opinion No. 25, ("Accounting for Stock Issued to Employees"), and related interpretations in accounting for its employee stock option plans and, accordingly, does not recognize compensation expense. Had the Company elected to recognize compensation expense based on the fair value at the grant date for options granted under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net income (loss) and per share amounts would reflect the following pro forma amounts (in thousands):

                                  2000       1999      1998
                                --------    -------    -----
Net (Loss) Income
  As Reported                   $(10,426)   $(3,540)   $ 571
  Pro Forma                     $(10,960)   $(3,924)   $ 209

Net (Loss) Income
 Per Common Share:
  As Reported                   $   (.88)   $  (.30)   $ .05
  Pro Forma                     $   (.93)   $  (.33)   $ .02

Weighted average fair value
    of options granted          $   2.85    $  2.59    $2.93

    The fair value of each option is estimated on the date of grant based on the Black-Scholes option pricing model using the following assumptions:


Expected stock price volatility    52%        49%       47%
Risk-free interest rates          4.9%       6.3%       4.8%
Expected lives                  6.0 years  6.0 years  4.0 years
Dividend yield                    0.0%       0.0%       0.0%

    In accordance with SFAS 123, pro forma amounts reflect only options granted since fiscal year 1996 and not the options granted prior to 1996 from the 1989 Plan and 1992 Plan. Therefore, the full impact of calculating compensation cost for stock options is not reflected in the pro forma results set forth above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to fiscal year 1996 is not considered. In addition, these amounts may not be representative of the impact on net income and earnings per share in future years due to future grants and vesting requirements.


(12)  STOCKHOLDERS' EQUITY

    The Company's preferred stock may be issued in one or more series and the Board of Directors may fix the designation, powers, preferences, rights, qualifications, limitations and restrictions of each class or series so authorized.

    In May 1996, the Board of Directors adopted and stockholders of the Company approved the 1996 Nonemployee Director Stock Compensation Plan. The plan provides the right for each nonemployee director, at his or her election, to receive Company common stock and stock options in lieu of cash compensation and the automatic grant to each participating director of an option to purchase 2,500 shares of common stock as of the date of each annual meeting of shareholders. The options vest ratably over 2 years and expire ten years from the date of grant. There are a total of 50,000 shares reserved for issuance under the plan. A total of 12,630, and 10,122 shares of common stock were issued to directors under this plan in 1999 and 1998, respectively.

    In May 2000, the Board of Directors adopted and stockholders of the Company approved the 2000 Nonemployee Director Equity Compensation Plan. The plan provides the right for each nonemployee director, at his or her election, to receive either Company stock units or stock options in lieu of cash compensation. The options vest five years from the date of grant or earlier if the fair market value of the Company's stock achieves certain levels, in accordance with the plan. Up to 400,000 shares of common stock are authorized for issuance under the plan.


(13)  RELATED PARTY TRANSACTIONS

    Related party transactions with EGI Risk Services, Inc., EGI Corporate Investments, Inc., Lettuce Entertain You Enterprises, Inc., and Rosenberg and Liebentritt, P.C. totaled $484,000, $1,638,000, and $2,103,000 in 2000, 1999, and 1998, respectively. The transactions were entered into in the normal course of business and involve insurance brokerage, and consulting and legal services.

    The Company has entered into a marketing agreement with Transmedia, Inc., a related party. The terms of the agreement provide that the Company receive $1.1 million in cash, and remit to Transmedia, Inc. an agreed upon percentage of revenues derived from Transmedia members dining in the Company's restaurants. The agreement can be terminated by either party once the Company has remitted $2.2 million to Transmedia, Inc. Of this amount, $1.1 million had been advanced in cash to the Company and is recorded in Accounts Payable in the accompanying consolidated balance sheet. The remaining commitment of $1.1 million is for goods and services and is contingent upon revenues derived from Transmedia members dining in the Company's restaurants. Transmedia, Inc. provides web and print promotional services that are designed to create incentives for members to dine at the Company's restaurants, especially during the Company's restaurants' non-peak hours. The Company believes that a sufficient number of Transmedia members will dine in the Company's restaurants during 2001 to require the remittance of the full commitment under the agreement.

    The Company has received proceeds in the form a note from a related party. Additional information is in "Subsequent Events".

    The relationships stem from one or more members of the Company's Board of Directors maintaining influential management positions at or within these organizations.


(14)  COMMITMENTS AND CONTINGENCIES

    The Company periodically is a defendant in cases incidental to its business activities. While any litigation or investigation has an element of uncertainty, the Company believes that the outcome of any of these matters will not have a materially adverse effect on its financial condition or operations.

    The Company maintains letters of credit primarily to cover insurance reserves. At December 25, 2000, outstanding letters of credit amounted to $1,812,500.

    The Company has guaranteed a certain bank debt obligation of third parties with maximum potential liability totaling $4,000,000 as of December 25, 2000. A liability of $967,000 is recorded in Accrued Liabilities in the accompanying consolidated balance sheets as of December 25, 2000 and December 27, 1999. This balance will be released, if unused, when the guarantee terminates in 2004. Third party guarantees at December 27, 1999 were $5,035,000.

    The Company is contingently liable, in certain circumstances, for certain lease obligations of properties subleased to third parties. Certain properties, previously occupied and operated by the Company, have been subleased where the Company is liable for lease payments should the sublessee default. The Company is not aware of any monetary or material default under its sublessee arrangements.

    The Company is committed to pay $400,000 in consideration of the standby purchaser's commitment under the Rights Offering discussed in "Subsequent Events."


(15)  SUBSEQUENT EVENTS

    On February 20, 2001 the Company entered into several agreements with affiliates of Samstock, L.L.C., the Company's largest shareholder, and Samuel Zell, the Company's Chairman of the Board, ("Related Parties"), to secure short term and long term financing. Those agreements are described below:

    . The Company secured subordinated notes ("Notes") totaling $13 million. The Notes accrue interest at the applicable Eurodollar rate plus 16% and are payable upon closing of the Rights Offering, referred to below, or March 31, 2005, whichever is earlier; however, up to $5 million in borrowings may remain outstanding following the Rights Offering. The terms of the Notes require that the funds be used to pay construction costs. At December 25, 2000, the Company had been advanced $2 million of the $13 million in availability under the Notes which is recorded in long-term debt to related parties in the accompanying consolidated balance sheets. A fee of 12% per annum is being charged on the unused portion of the availability under the Notes. Interest is payable at maturity or when certain leverage ratios are attained. Management believes these ratios will not be maintained and that interest will be accrued for all of 2001.

    . The Company is required by the terms of the Notes to conduct a rights offering ("Rights Offering"). Pursuant to the Rights Offering, the Company will offer to each of its stockholders rights, on a pro rata basis, to purchase up to $8.5 million of newly-issued Series A senior convertible redeemable preferred stock. The Related Parties have agreed to act as a standby purchaser to ensure the sale, at the subscription price, of all of the preferred stock offered pursuant to the Rights Offering. The consideration for this commitment is $400,000. The terms of the preferred stock include 10% dividends payable, in cash or in-kind, semi-annually in arrears, liquidation preference over common stock, and optional redemption by the holder of all shares for a limited time six years following issuance. Further, the preferred stock is convertible into common stock at any time on a one-to-one basis, unless dividends are accrued but unpaid, or as shall be adjusted to avoid undue dilution. The proceeds of the Rights Offering will be used to repay a portion of the Notes.

    . In conjunction with the Notes, the Related Parties have executed a $5.9 million letter of credit on behalf of one of the Company's construction vendors.

    Additionally, the Agreement has been amended effective December 24, 2000 to allow the Company to issue the Notes, increase availability under the line of credit to $17.5 million, and revise various financial and non-financial covenants. The Agreement requires compliance with several financial covenants including specified limits for the Company's leverage ratio, debt service ratio, interest coverage ratio, capital expenditures, adjusted leverage ratio, minimum EBITDA, as well as other non-financial covenants.

(16) SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

   The following is a summary of the unaudited quarterly results of operations for 2000 and 1999 (in thousands, except per share data):

2000                                                          Quarter Ended
----------------------------------------------------------------------------------------
                                        March 27    June 26   September 25   December 25
                                        ---------  ---------  -------------  ------------
Revenues                                 $32,880    $35,792        $37,079       $35,946
                                         -------    -------        -------       -------
Costs and Expenses:
 Cost of Sales                            10,740     12,034         12,054        11,519
 Restaurant Labor                          9,513      9,712         11,187        10,087
 Other Operating Costs                     7,175      8,004          8,552         8,909
 Pre-opening Costs                           235      1,593          1,404         2,034
 Selling, General and Administrative
   Expenses                                3,239      2,929          3,364         3,780
 Depreciation and Amortization             1,670      1,612          1,736         1,904
 Write Down of Assets and
   Restructuring and Unusual Charges           -        460          1,900         1,450
 (Gain) Loss on Sales of Assets                -       (141)           177           242
 Interest Expense                            545        667            799         1,038
                                         -------    -------        -------       -------
         Total Costs and Expenses         33,117     36,870         41,173        40,963
                                         -------    -------        -------       -------
Loss Before Income Taxes                    (237)    (1,078)        (4,094)       (5,017)
Provision for Income Taxes                     -          -              -             -
                                         -------    -------        -------       -------
Net Loss                                 $  (237)   $(1,078)       $(4,094)      $(5,017)
                                         =======    =======        =======       =======
Net Loss Per Share                       $  (.02)   $  (.09)       $  (.35)      $  (.43)
                                         =======    =======        =======       =======
Weighted Average Shares Outstanding       11,775     11,786         11,795        11,796
                                         =======    =======        =======       =======

1999                                                                         Quarter Ended
------------------------------------------------------------------------------------------------------------
                                                March 29      June 28          September 27       December 27
Revenues                                         $34,631      $37,329            $36,040             $32,937
                                                 -------      -------            -------             -------
Costs and Expenses:
Cost of Sales                                     11,099       11,810             11,416              10,734
Restaurant Labor                                  10,406       11,056             10,518              10,035
Other Operating Costs                              7,904        8,155              7,825               8,046
 Selling, General and
  Administrative Expenses                          2,986        3,142              2,905               2,439
Depreciation and Amortization                      1,837        2,034              1,996               1,963
Gains on Sales of Assets                               -         (742)                 -                   -
Write-down of Assets and Restructuring                 -            -                  -               4,890
 and Unusual Charges
Interest Expense                                     275          328                803                 617
                                                 -------      -------            -------             -------
       Total Costs and Expenses                   34,507       35,783             35,463              38,724
                                                 -------      -------            -------             -------
Income (Loss) Before Income Taxes                    124        1,546                577              (5,787)
Provision (Benefit) for Income Taxes                   -            -                  -                   -
Net Income (Loss)                                $   124      $ 1,546            $   577             $(5,787)
                                                 ===========================================================
Net Income (Loss) Per Share                      $   .01      $   .13            $   .05             $  (.49)
                                                 ===========================================================
Weighted Average Shares Outstanding               11,763       11,763             11,767              11,775
                                                 ===========================================================

BOARD OF DIRECTORS

BARBARA R. ALLEN
Chief Executive Officer,
Women's United Soccer Association

LINDA WALKER BYNOE
President and Chief Executive Officer,
Telemat Ltd.

WILLIAM M. DIEFENDERFER III
Partner,
Diefenderfer, Hoover, Boyle & Wood

JEFFREY D. KLEIN
Managing Director,
Equity Group Investments, L.L.C.

ROBERT MCCORMACK
Vice Chairman of the Board and Chief Executive Officer,
Real Estate Roundtable

STEPHEN OTTMANN
President and Chief Executive Officer,
Lettuce Entertain You Enterprises, Inc.

THOMAS J. WALTERS
President and Chief Executive Officer,
Chart House Enterprises, Inc.

SAMUEL ZELL - Chairman
Chairman of the Board,
Equity Group Investments, L.L.C.

INDEPENDENT PUBLIC ACCOUNTANTS
Arthur Andersen LLP
Chicago, Illinois

TRANSFER AGENT & REGISTRAR
EquiServe
P.O. Box 8040
Boston, MA 02266-8040
(781) 575-3120
www.equiserve.com

ANNUAL MEETING
The Company's annual meeting of
stockholders will be held Wednesday,
May 16, 2001 at 10:00 a.m. at:

One North Franklin Street
Third Floor
Chicago, Illinois 60606

Report of Independent Public Accountants

To the Board of Directors and Stockholders of Chart House Enterprises, Inc.:

We have audited the accompanying consolidated balance sheets of Chart House Enterprises, Inc. (a Delaware corporation) and subsidiaries as of December 25, 2000 and December 27, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 25, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chart House Enterprises, Inc. and subsidiaries as of December 25, 2000 and December 27, 1999, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 25, 2000 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP
Chicago, Illinois
February 21, 2001

COMPANY OFFICERS

THOMAS J. WALTERS

President and Chief Executive Officer

NYDIA I. CASAS

Vice President--Purchasing

TIM MATOUSEK

Vice President - Operations

LAURA A. MONDROWSKI

Vice President - General Counsel

SUSAN MORLOCK

Vice President--Human Resources

TIMOTHY WHITLOCK

Senior Vice President-- Operations


CORPORATE OFFICES
640 LaSalle Street, Suite 295
Chicago, IL 60610
(312) 266-1100

THE COMPANY

Chart House Enterprises, Inc., based in Chicago, Illinois, operates 40 Chart House restaurants, one Peohe's restaurant, and five Angelo and Maxie's steakhouses which are full-service dinner houses located in 17 states and the District of Columbia.

COMMON STOCK INFORMATION

The Company's Common Stock is listed on the New York Stock Exchange under the trading symbol CHT. On February 28, 2001, there were approximately 600 holders of record of the Company's Common Stock. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The following table sets forth the quarterly high and low sales prices for a share of the Company's Common Stock for the two most recent fiscal years.


                     2000      HIGH              LOW
------------------------------------------------------
First Quarter                  6 3/16           4 1/16
Second Quarter                 6 1/16           5 1/8
Third Quarter                  5 15/16          5 1/4
Fourth Quarter                 5 7/8            4 3/16


                     1999      HIGH              LOW
------------------------------------------------------
First Quarter                  6 1/4            4
Second Quarter                 6 11/16          4
Third Quarter                  7 7/16           5 5/16
Fourth Quarter                 6                4 1/8



SEC FORM 10-K REPORT

A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K is available without charge to stockholders and may be obtained by writing to:

Chart House Enterprises, Inc.
640 LaSalle Street, Suite 295
Chicago, Illinois 60610

STOCKHOLDER MAILING LIST

The Company maintains a direct mailing list to ensure that stockholders whose shares are held in the name of a brokerage firm, bank or other person may receive corporate reports on a timely basis. If you would like your name added to this list, please send us your request in writing.

CHART HOUSE ENTERPRISES, INC.                                         Exhibit 21
SUBSIDIARIES AS OF DECEMBER 25, 2000

Name                               State of Incorporation    Trade Name
----                               ----------------------    ----------
Chart House, Inc.                  Delaware                  Chart House, Peohe's

Big Wave, Inc. Delaware
(formerly known as Islands         Delaware
Restaurants, Inc.)

Chart House Acquisition, Inc.      Delaware                  Angelo and Maxie's

West 52nd/ Street, Inc.            Delaware                  Angelo and Maxie's

Chart House of Annapolis, Inc.     Delaware                  Chart House

Chart House of Maryland, Inc.      Delaware                  Chart House

Chart House Enterprises of
Puerto Rico, Inc.                  Louisiana

Analos Company                     Delaware

Cork n Cleaver                     Delaware

Pacific Ocean Enterprises, Inc.    Delaware

Chart House Enterprises of
Idaho, Inc.                        Delaware                  Chart House

Chart House Acquisition of
Nevada, Inc.                       Delaware

Chart House Acquisition of
Maryland, Inc.                     Delaware                  Angelo and Maxie's